UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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iHeartMedia, Inc.

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iHEARTMEDIA, INC.

200 E. Basse Road, Suite 100

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2017

As a stockholder of iHeartMedia, Inc. (“iHeartMedia” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the annual meeting of stockholders of iHeartMedia to be held in the Texas A Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 26, 2017, at 10:00 a.m. local time, for the following purposes:

1.	to elect the 14 nominees for directors named in this proxy statement;
2.	to approve an advisory resolution on executive compensation;
3.	to conduct an advisory vote on the frequency of future advisory votes on executive compensation;
4.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of iHeartMedia for the year ending December 31, 2017; and
5.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 6, 2017 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact the Secretary of iHeartMedia at the corporate headquarters of iHeartMedia if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 10:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.

Executive Vice President, General Counsel and Secretary

San Antonio, Texas

April 19, 2017

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2017

The Proxy and Annual Report Materials are available at:

www.envisionreports.com/ihrt

2017 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING AND ADVANCE NOTICE PROCEDURES	78
OTHER MATTERS	78
GENERAL	78
APPENDIX A—FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA	A-1

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PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of iHeartMedia, Inc. (referred to herein as “iHeartMedia,” “Company,” “we,” “our” or “us”) to be held on Friday, May 26, 2017, beginning at 10:00 a.m. local time, in the Texas A Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. This proxy statement is first being sent to stockholders on or about April 21, 2017. The Company will bear the costs of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Board of Directors of iHeartMedia (the “Board”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection with iHeartMedia’s annual meeting of stockholders (the “annual meeting”), which will take place on May 26, 2017. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from iHeartMedia’s 2016 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data (Appendix A). A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

•	the election of the 14 nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	an advisory vote on the frequency of future advisory votes on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as iHeartMedia’s independent registered public accounting firm for the year ending December 31, 2017.

Q:	Which of my shares may I vote?

A:

Each share of Class A common stock and each share of Class B common stock owned by you as of the close of business on April 6, 2017 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of your Class A common stock is entitled to one vote at the annual meeting. Each holder of shares of Class B common stock is entitled to 107.14 votes per share, which is the number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock and Class D common stock are not entitled to any votes upon any proposals presented to stockholders of iHeartMedia. As of the Record Date, there were 31,182,218 shares of iHeartMedia’s Class A common stock outstanding and entitled to vote (of which 31,070,927 were entitled to vote and 111,291 shares were held by CC Finco, a subsidiary of iHeartMedia), 555,556 shares of iHeartMedia’s Class B common stock outstanding and entitled to vote, 58,967,502 shares of iHeartMedia’s Class C common stock and 0 shares of Class D common stock outstanding. All of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of iHeartMedia hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with iHeartMedia’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of iHeartMedia. As the stockholder of record, you have the right to grant your voting proxy directly to iHeartMedia or to vote in person at the annual meeting. iHeartMedia has enclosed a proxy card for you to use. Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:	For purposes of electing the two directors that the holders of iHeartMedia’s Class A common stock are entitled to elect, the presence, in person or by proxy, of the holders of outstanding shares of iHeartMedia’s Class A common stock representing a majority of the votes entitled to be cast by holders of Class A common stock is necessary to constitute a quorum at the annual meeting. For all other matters, including for purposes of electing the 12 other directors, the presence, in person or by proxy, of the holders of outstanding shares of iHeartMedia’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors. Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, iHeartMedia recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:	If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors. If you abstain from voting on the advisory vote on the frequency of future advisory votes on executive compensation, it will have no effect on the outcome of the vote on that proposal.

If you abstain from voting on (1) the approval of an advisory resolution on executive compensation, and (2) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, it will have the same effect as a vote “against” these proposals. Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are iHeartMedia’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	each of the 14 nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	holding an advisory vote on executive compensation once every three years; and
•	the ratification of the selection of Ernst & Young LLP as iHeartMedia’s independent registered public accounting firm for the year ending December 31, 2017.

Q:	What vote is required to elect the directors and approve each proposal?

A:	Holders of Class A common stock, voting as a separate class, are entitled to elect two members of our Board. For the election of the 12 other members of our Board and all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock will vote together as a single class. The directors will be elected by a plurality of the votes properly cast. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. The advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as iHeartMedia’s independent registered public accounting firm for the year ending December 31, 2017 will be approved by the affirmative vote of a majority of the votes properly cast.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of iHeartMedia a proxy card dated later than your last submitted proxy card, notifying the Secretary of iHeartMedia in writing or voting in person at the annual meeting. If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy.

Q:	Where can I find the voting results of the annual meeting?

A:	iHeartMedia will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by June 1, 2017.

Q:	May I access iHeartMedia’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/ihrt.

THE BOARD OF DIRECTORS

Our Board, which currently consists of 14 members, is responsible for overseeing the direction of iHeartMedia and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of iHeartMedia’s business through discussions with the Chief Executive Officer, the President, Chief Operating Officer and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Holders of iHeartMedia’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board (the “public directors”). For the election of the other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class. However, since several entities controlled by Bain Capital Private Equity, L.P. and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of iHeartMedia, the holders of iHeartMedia’s Class A common stock do not have sufficient voting power to elect the remaining 12 members of our Board. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc., iHeartMedia, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. and Highfields Capital Management LP (collectively, with Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P., “Highfields”) on May 13, 2008, of the two members of the Board to be elected by holders of iHeartMedia’s Class A common stock, the parties to the Voting Agreement initially agreed that:

•	one of the directors, who was selected by Highfields Capital Management LP (“Highfields Capital Management”), would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of iHeartMedia’s Board; and
•	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting. Until the date that Highfields owns less than five percent of the Class A common stock of iHeartMedia, iHeartMedia will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management. iHeartMedia also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, iHeartMedia will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and, if such public director shall cease to serve as a director of iHeartMedia or otherwise is unable to fulfill his or her duties on any such committee, iHeartMedia shall cause the director to be succeeded by another public director. In July 2016, Mr. Abrams resigned from the Audit Committee, and the Board appointed Mr. Brace to the Audit Committee to succeed Mr. Abrams. Although Mr. Brace is not a public director as defined in the Voting Agreement, Mr. Jacobson agreed on behalf of Highfields that Mr. Brace may succeed Mr. Abrams on the Audit Committee notwithstanding the terms of the Voting Agreement because Mr. Brace is independent for purposes of Audit Committee service as defined by the rules and regulations of the SEC and iHeartMedia’s independence standards.

BOARD MEETINGS

During 2016, the Board held nineteen meetings. All of iHeartMedia’s directors, other than Irving L. Azoff, Julia B. Donnelly (who ceased serving as a member of our Board on April 7, 2016) and Ian K. Loring (who ceased serving as a member of our Board on July 20, 2016), attended at least 75% of the aggregate of all meetings of the Board held during the periods in which they served during 2016. All of iHeartMedia’s directors also attended at least 75% of the aggregate of all meetings of the Board committees on which they served during 2016, other than Mr. Jacobson with respect to the Compensation Committee.

STOCKHOLDER MEETING ATTENDANCE

iHeartMedia encourages, but does not require, directors to attend the annual meeting of stockholders. None of the directors attended the annual meeting of stockholders in 2016.

INDEPENDENCE OF DIRECTORS

The Board has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by iHeartMedia or engage in certain types of business dealings with iHeartMedia. As required, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that Frederic F. Brace, Charles H. Cremens and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ. In making these determinations, the Board reviewed information provided by the directors and by iHeartMedia with regard to the directors’ business and personal activities as they relate to iHeartMedia and its affiliates. In the ordinary course of business during 2016, we entered into various transactions with certain entities affiliated with members of our Board. Our Board considered the following transactions and relationships in making their independence determinations with respect to Messrs. Brace, Cremens and Jacobson:

•	A corporation for which Mr. Cremens serves as a director paid us approximately $1.1 million during 2016 for radio advertising services. A corporation for which Mr. Cremens serves as a director paid us and our affiliates less than $202,000 during 2016 for radio and outdoor advertising services.
•	During 2016, our affiliates donated radio and outdoor public service announcements to a charity for which an immediate family member of Mr. Jacobson serves as a director (less than $24,000 in aggregate value).
•	Funds affiliated with Mr. Jacobson also own certain term loans and other debt securities of our indirect wholly owned subsidiary, iHeartCommunications, Inc. (“iHeartCommunications”), as described in “Certain Relationships and Related Party Transactions—Commercial Transactions.”

The transactions described above are arms-length, ordinary course of business commercial, charitable or financing transactions and we generally expect transactions of a similar nature to occur during 2017. Our Board has concluded that such transactions or relationships do not impair the independence of the director.

COMMITTEES OF THE BOARD

The three primary standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter, which guides its operations. The written charters are available on iHeartMedia’s Internet website at www.iheartmedia.com. The table below sets forth the current members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David C. Abrams		X
Irving L. Azoff
John N. Belitsos			X
Frederic F. Brace	*X
Richard J. Bressler
James C. Carlisle	X	X	X
John P. Connaughton		*X
Charles H. Cremens
Matthew J. Freeman
Laura A. Grattan
Blair E. Hendrix	X	X
Jonathon S. Jacobson		X	X
Robert W. Pittman
Scott M. Sperling			*X

* = Chairman

X = Committee member

The Board also has an Operating Committee, which currently is composed of James C. Carlisle, John P. Connaughton, Blair E. Hendrix and Scott M. Sperling. The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the Board from time to time.

The Audit Committee

The Audit Committee assists the Board in its general oversight of iHeartMedia’s financial reporting, internal control and audit functions. Audit Committee member Frederic F. Brace has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC. The Audit Committee met four times during 2016. Mr. Brace is independent for purposes of Audit Committee service, as defined by the standards of the rules and regulations of the SEC and iHeartMedia’s independence standards.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	select the independent registered public accounting firm;
•	approve or pre-approve all auditing and non-audit services by the independent registered public accounting firm;
•	review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;
•	review with management, the internal auditors and the independent registered public accounting firm iHeartMedia’s system of internal control, financial and critical accounting practices and its policies relating to risk assessment and risk management, including legal and ethical compliance programs;
•	review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and
•	review material pending legal proceedings involving the Company and other contingent liabilities.

The full text of the Audit Committee’s charter can be found on our website at www.iheartmedia.com.

The Compensation Committee

The Compensation Committee determines compensation arrangements for executive officers, administers iHeartMedia’s performance-based cash compensation plans and makes recommendations to the Board concerning the compensation, if any, of directors of iHeartMedia and its subsidiaries (except with respect to matters related to the compensation of the directors and certain officers of iHeartMedia’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”)). The Compensation Committee met six times during 2016. Compensation Committee member Jonathon S. Jacobson is independent as defined by iHeartMedia’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of iHeartMedia, legal and financial counsel and other consultants necessary to assist it as it may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain a compensation consultant to be used to survey the compensation practices in iHeartMedia’s industry and to provide advice so that iHeartMedia can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full Compensation Committee; provided, however, that as long as one of the public directors elected by the holders of the Class A common stock as a separate class is on the Board, at least one of such public directors will serve on any subcommittee at all times.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•	review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation;
•	approve all awards to executive officers under iHeartMedia’s incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
•	perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of the Board or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;
•	recommend to the Board all awards under iHeartMedia’s equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
•	assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
•	obtain through discussions with management an understanding of iHeartMedia’s risk management practices and policies in order to appropriately evaluate whether iHeartMedia’s compensation policies or practices create incentives that affect risk taking;
•	review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

•	produce a Compensation Committee report on executive compensation for inclusion in the proxy statement; and
•	make recommendations to the Board regarding compensation, if any, of the Board.

The full text of the Compensation Committee’s charter can be found on our website at www.iheartmedia.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	identify individuals qualified to become Board members;
•	receive nominations for qualified individuals and review recommendations put forward by the Chief Executive Officer or recommended by stockholders;
•	establish any qualifications, desired background, expertise and other selection criteria for members of the Board and any committee; and
•	recommend to the Board the director nominees for the next annual meeting of stockholders.

The Nominating and Corporate Governance Committee did not meet in 2016 and took action by unanimous written consent. Committee member Jonathon S. Jacobson is independent as defined by iHeartMedia’s independence standards. The full text of the Nominating and Corporate Governance Committee’s charter can be found on our website at www.iheartmedia.com.

Our directors play a critical role in guiding iHeartMedia’s strategic direction and overseeing the management of iHeartMedia. iHeartMedia does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to recommend the nomination of directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee iHeartMedia’s businesses. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

Director Julia B. Donnelly resigned as a member of our Board on April 7, 2016. Pursuant to our bylaws, on April 7, 2016, our Board appointed Laura A. Grattan as a member of our Board to fill the vacancy created by Ms. Donnelly’s resignation. On May 12, 2016, our Board increased the size of the Board by two directors and filled the resulting vacancies by the appointment of Frederic F. Brace and Charles H. Cremens as directors. Ms. Grattan and Messrs. Brace and Cremens were elected to our Board at the 2016 annual meeting of stockholders.

Director Ian K. Loring resigned as a member of our Board on July 20, 2016. Pursuant to our bylaws, on July 20, 2016, our Board appointed John N. Belitsos as a member of our Board to fill the vacancy created by Mr. Loring’s resignation. Mr. Belitsos was recommended for election as a director by our Board members affiliated with Bain Capital.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, iHeartMedia, Inc., 200 E. Basse Road, Suite 100, San Antonio, Texas 78209. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2018 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

Robert W. Pittman was appointed as our Chief Executive Officer and a member of our Board on October 2, 2011, and was appointed as Chairman of the Board on May 17, 2013. Other than the period of time between March 31, 2011 and May 17, 2013, we historically have combined the roles of Chairman of the Board and Chief Executive Officer. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of iHeartMedia to make that determination based on the position and direction of iHeartMedia, the membership of the Board and the individuals who occupy those roles. Our Nominating and Corporate Governance Committee and our Board evaluated the leadership structure for our company, including our past leadership structures and Mr. Pittman’s service as our Chief Executive Officer. After considering those factors, our Nominating and Corporate Governance Committee recommended and our Board approved the appointment of Mr. Pittman to serve as our Chairman of the Board beginning on May 17, 2013.

We believe that having the Chief Executive Officer also serve as our Chairman of the Board provides us with a clear leadership structure. As our Chairman and Chief Executive Officer, Mr. Pittman provides our Board with insight into our operations and helps facilitate the flow of information between management and the Board. In addition, Board members John P. Connaughton and Scott M. Sperling continue to serve as Co-Presiding Directors of our Board, providing an additional layer of non-employee director oversight. For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

The Board encourages management to promote a corporate culture that incorporates risk management into iHeartMedia’s corporate strategy and day-to-day operations. Our risk management philosophy strives to:

•	timely identify the material risks that iHeartMedia faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with iHeartMedia’s risk profile; and
•	integrate risk management into iHeartMedia’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of iHeartMedia’s risk management processes. In addition, in his role as our Chairman and Chief Executive Officer, Mr. Pittman is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experience with the daily management of our business.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties desiring to communicate with the Board or individual directors should do so by sending regular mail to:

Board of Directors

c/o Secretary

iHeartMedia, Inc.

200 E. Basse Road, Suite 100

San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our Internet website at www.iheartmedia.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.iheartmedia.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of iHeartMedia’s common stock as of April 6, 2017 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to iHeartMedia to beneficially own more than 5% of any class of iHeartMedia’s outstanding shares of common stock. At the close of business on April 6, 2017, there were 31,182,218 shares of iHeartMedia’s Class A common stock (of which 31,070,927 were entitled to vote and 111,291 shares were held by CC Finco, a subsidiary of iHeartMedia), 555,556 shares of iHeartMedia’s Class B common stock, 58,967,502 shares of iHeartMedia’s Class C common stock and 0 shares of iHeartMedia’s Class D common stock outstanding. In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on April 6, 2017, there were 47,460,790 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by funds affiliated with the Sponsors. These shares represent in the aggregate approximately 65.6% (whether measured by voting power or economic interest) of the equity of iHeartMedia.

Subject to certain limitations set forth in the Fourth Amended and Restated Certificate of Incorporation of iHeartMedia, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock is entitled to 107.14 votes per share, which is the number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock and Class D common stock are not entitled to any votes upon any proposals presented to stockholders of iHeartMedia. Each share of common stock is currently entitled to share on a pro rata basis in any distributions by iHeartMedia, except that the Class D common stock may be excluded from share distributions in certain circumstances.

Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock		Number of Shares of Class C Common Stock		Percentage of Outstanding Common Stock on an As-Converted Bases(b)
Holders of More than 5%:
Bain Capital Investors, LLC and related investment funds	—	555,556	(c)	58,967,502	(d)	65.6%
Thomas H. Lee Partners, L.P. and related investment entities	—	555,556	(e)	58,967,502	(f)	65.6%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—		—		11.0%
Abrams Capital Management, L.P. and affiliates(h)	6,811,407	—		—		7.5%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(h)	6,811,407	—		—		7.5%
Irving L. Azoff	—	—		—		—
John N. Belitsos(i)	—	—		—		—
Frederic F. Brace	—	—		—		—
Richard J. Bressler(j)	900,234	—		—		1.0%
James C. Carlisle(k)	—	—		—		—
John P. Connaughton(i)	—	—		—		—
Charles H. Cremens	—	—		—		—
C. William Eccleshare(l)	—	—		—		—
Matthew J. Freeman(i)	—	—		—		—
Laura A. Grattan(k)	—	—		—		—
Blair E. Hendrix(i)	—	—		—		—
Jonathon S. Jacobson(g)	9,950,510	—		—		11.0%
Robert W. Pittman(m)	1,990,198	—		—		2.2%
Scott M. Sperling(n)	—	—		—		—
Robert H. Walls, Jr.(o)	141,684	—		—		*
Scott R. Wells(p)	—	—		—		—
All directors and executive officers as a group (19 individuals)(q)	20,028,695	—		—		21.9%

*	Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o iHeartMedia, Inc., 200 E. Basse Road, Suite 100, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

(c)

Represents the 555,556 shares of Class B common stock of iHeartMedia owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain

Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)	Represents the 58,967,502 shares of Class C common stock of iHeartMedia owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”), which holds 50% of the limited partnership interests in CC V. Bain CC Investors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)	Represents the 555,556 shares of iHeartMedia’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) holds 50% of the limited liability company interests in CC IV. THL Holdco, LLC (“THL Holdco”) is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of THL Fund VI. Voting and investment determinations with respect to the securities held by THL Fund VI are made by the private equity management committee of THL Holdco (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such each member of the THL Committee may be deemed to share beneficial ownership of the securities held or controlled by THL Fund VI. Each of THL Holdco and each member of the THL Committee disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(f)	Represents the 58,967,502 shares of iHeartMedia’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. collectively hold 50% of the limited partnership interests in CC V. THL Advisors is the general partner of THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. Voting and investment determinations with respect to the securities held by THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. are made by the THL Committee, and as such each member of the THL Committee may be deemed to share beneficial ownership of the securities held or controlled by such entities. Each of THL Holdco and each member of the THL Committee disclaims beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(g)

As reported on a Schedule 13G/A filed with respect to iHeartMedia’s Class A common stock on February 14, 2014, Highfields Capital Management is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Mr. Jacobson is the managing member of Highfields GP and the senior managing member of Highfields Associates. Each of Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares owned by Highfields I, Highfields II and Highfields III. Each of the above disclaims beneficial ownership of any securities owned beneficially by any other person or persons. Mr. Jacobson has indicated that a portion or all of the securities described in the Schedule 13G/A may be held in margin accounts from time to time. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management LP, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o International Fund Services, a State Street Company, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands. As of April 6, 2017, the shares of iHeartMedia’s Class A common stock reported on the Schedule 13G/A represented 31.9% of the outstanding shares of iHeartMedia’s Class A common stock.

(h)	As reported on a Schedule 13D filed with respect to iHeartMedia’s Class A common stock on November 29, 2011. The iHeartMedia shares reported in the Schedule 13D for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital, LLC (“Abrams Capital”) serves as general partner. Shares reported in the Schedule 13D for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The iHeartMedia shares reported in the Schedule 13D for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 21st Floor, Boston, Massachusetts 02116. As of April 6, 2017, the shares of iHeartMedia’s Class A common stock reported on the Schedule 13D represented 21.8% of the outstanding shares of iHeartMedia’s Class A common stock.

As reported on a Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 13, 2013, ACP II and affiliates beneficially owned 3,354,390 shares of CCOH’s Class A common stock, which represented, as of April 6, 2017, 7.1% of CCOH’s outstanding Class A common stock and less than 1.0% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock. Shares of CCOH’s Class A common stock reported in the Schedule 13G/A for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 21st Floor, Boston, Massachusetts 02116.

(i)	John N. Belitsos, John P. Connaughton, Matthew J. Freeman and Blair E. Hendrix are managing directors or principals of BCI and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of iHeartMedia’s Class B common stock held by CC IV and all of the shares of iHeartMedia’s Class C common stock held by CC V. Each of Messrs. Belitsos, Connaughton, Freeman and Hendrix expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Belitsos, Connaughton, Freeman and Hendrix is c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(j)	Includes 140,324 shares of Class A common stock of iHeartMedia and 760,000 shares of unvested restricted Class A common stock of iHeartMedia held by Mr. Bressler. Mr. Bressler’s holdings represented 2.9% of iHeartMedia’s outstanding Class A common stock as of April 6, 2017.

As of April 6, 2017, Mr. Bressler also held 157,276 shares of unvested restricted Class A common stock of CCOH and 70,568 shares of Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(k)	James C. Carlisle and Laura A. Grattan are managing directors of THL. Each of them disclaims beneficial ownership of the securities listed in footnotes (e) and (f) except to the extent of his or her pecuniary interest therein. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(l)	As of April 6, 2017, Mr. Eccleshare held 287,209 shares of CCOH’s Class A common stock and vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 446,350 shares of CCOH’s Class A common stock. As of April 6, 2017, Mr. Eccleshare’s holdings collectively represented 1.5% of CCOH’s outstanding Class A common stock and less than 1.0% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(m)	As of April 6, 2017, Mr. Pittman held 153,983 shares of iHeartMedia’s Class A common stock, 500,000 unvested restricted shares of iHeartMedia’s Class A common stock and vested stock options to purchase 630,000 shares of iHeartMedia’s Class A common stock, and Pittman CC LLC, a limited liability company controlled by Mr. Pittman, beneficially owned 706,215 shares of iHeartMedia’s Class A common stock. As of April 6, 2017, these holdings collectively represented 6.3% of iHeartMedia’s outstanding Class A common stock.

As of April 6, 2017, Mr. Pittman also held 164,837 shares of unvested restricted Class A common stock of CCOH and 192,099 shares of Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(n)	Scott M. Sperling is a member of THL Holdco and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of iHeartMedia’s Class B common stock held by CC IV and all of the shares of iHeartMedia’s Class C common stock held by CC V. Mr. Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of Mr. Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(o)	As of April 6, 2017, Mr. Walls held 105,684 shares of iHeartMedia’s Class A common stock and 36,000 unvested restricted shares of iHeartMedia’s Class A common stock. As of April 6, 2017, these holdings collectively represented less than 1% of iHeartMedia’s outstanding Class A common stock.

As of April 6, 2017, Mr. Walls also held 250,668 shares of Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(p)

As of April 6, 2017, Mr. Wells held 5,000 shares of Class A common stock of CCOH, 128,066 shares of unvested restricted Class A common stock of CCOH and vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 100,504 shares of CCOH’s Class A common stock. As of April 6, 2017, these holdings represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(q)	Includes: (1) 6,811,407 shares of iHeartMedia’s Class A common stock beneficially owned by Abrams CM LP and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) 9,950,510 shares of iHeartMedia’s Class A common stock beneficially owned by Highfields Capital Management and managed investment funds (Mr. Jacobson is one of our directors and the managing member of Highfields GP and the senior managing member of Highfields Associates); (3) vested stock options representing 630,000 shares of iHeartMedia’s Class A common stock held by our directors and executive officers as a group; (4) 1,489,500 restricted shares of Class A common stock of iHeartMedia held by such persons; (5) 441,063 shares of iHeartMedia’s Class A common stock held by such persons; and (6) 706,215 shares of iHeartMedia’s Class A common stock held by Pittman CC LLC. As of April 6, 2017, the holdings of our directors and executive officers collectively represented 63.0% of iHeartMedia’s outstanding Class A common stock.

As of April 6, 2017, all of iHeartMedia’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 805,544 shares of CCOH’s Class A common stock held by such persons; (2) vested stock options and stock options that will vest within 60 days after April 6, 2017 collectively representing 546,854 shares of CCOH’s Class A common stock; (3) 450,179 shares of unvested restricted Class A common stock of CCOH held by such persons; and (4) 3,354,390 shares of CCOH’s Class A common stock beneficially owned by Abrams CM LP and affiliates. As of April 6, 2017, these holdings collectively represented 10.7% of CCOH’s outstanding Class A common stock and 1.4% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class  A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the 14 persons listed as nominees below for election as directors at the annual meeting of stockholders. Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death or disqualification. The directors are to be elected by a plurality of the votes cast at the annual meeting by the holders of the shares of iHeartMedia common stock represented and entitled to be voted at the annual meeting. Holders of iHeartMedia’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. For the election of the 12 other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class. However, since the Sponsors hold a majority of the outstanding capital stock and voting power of iHeartMedia, the holders of iHeartMedia Class A common stock do not have sufficient voting power to elect the remaining 12 members of our Board. Pursuant to the Voting Agreement, of the members of the Board to be elected by holders of iHeartMedia’s Class A common stock (referred to as the public directors), the parties to the Voting Agreement initially agreed that:

•	one of the directors, who was selected by Highfields Capital Management, would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of iHeartMedia’s Board; and
•	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting. Until the date that Highfields owns less than five percent of the Class A common stock of iHeartMedia, iHeartMedia will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management, and one candidate (who initially was

Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management. iHeartMedia also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, iHeartMedia will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and if such public director shall cease to serve as a director of iHeartMedia or otherwise is unable to fulfill his or her duties on any such committee, iHeartMedia shall cause the director to be succeeded by another public director. In July 2016, Mr. Abrams resigned from the Audit Committee, and the Board appointed Mr. Brace to the Audit Committee to succeed Mr. Abrams. Although Mr. Brace is not a public director as defined in the Voting Agreement, Mr. Jacobson agreed on behalf of Highfields that Mr. Brace may succeed Mr. Abrams on the Audit Committee notwithstanding the terms of the Voting Agreement because Mr. Brace is independent for purposes of Audit Committee service as defined by the rules and regulations of the SEC and iHeartMedia’s independence standards.

Each of the nominees listed below currently is a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of April 6, 2017, is furnished with respect to each of the nominees for election at our annual meeting.

David C. Abrams, age 56, is the managing member of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages approximately $7 billion in assets across a wide spectrum of investments. Mr. Abrams has been one of our directors since July 30, 2008. Mr. Abrams also serves on the boards of directors or the board of managers, as applicable, of iHeartCommunications and iHeartMedia Capital I, LLC and several private companies. Mr. Abrams previously served on the board of directors of Crown Castle International, Inc. Mr. Abrams received a B.A. from the University of Pennsylvania. He serves as an overseer of the College of Arts and Sciences at the University of Pennsylvania. Mr. Abrams was selected to serve as a member of our Board because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff, age 69, has been one of our directors since September 27, 2010. Mr. Azoff also serves on the board of directors or the board of managers, as applicable, of iHeartCommunications and iHeartMedia Capital I, LLC. Until his retirement on December 31, 2012, Mr. Azoff served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and as Chairman of the Board of Live Nation since February 2011. Until his retirement on December 31, 2012, Mr. Azoff also served as Chairman and CEO of Front Line Management Group Inc. since January 2005. Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008. Mr. Azoff is the Chairman and founder of Azoff Music Management and the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Van Halen and Steely Dan. Mr. Azoff also is Chairman and CEO of Azoff MSG (Madison Square Garden) Entertainment, LLC. Mr. Azoff was selected to serve as a member of our Board because of his extensive experience in the entertainment industry.

John N. Belitsos, age 37, is a Principal at Bain Capital. Prior to joining Bain Capital in 2005, Mr. Belitsos worked at Goldman Sachs where he focused primarily on mergers and acquisitions for companies in the technology, media, and telecommunications industries. Mr. Belitsos also serves on the board of directors of Gymboree and D&M Holdings, Inc. (Denon & Marantz). Mr. Belitsos holds an A.B. in Economics from Harvard College and an M.B.A. from Harvard Business School. Mr. Belitsos was selected as a member of our Board because of his knowledge of the media and technology industries gained as an investor at Bain Capital.

Frederic F. Brace, age 59, has been a director of the Company since May 12, 2016. His experience includes: Midstates Petroleum Company, Inc. (exploration and production company) (in 2016, Midstates Petroleum Company, Inc. filed for protection under Chapter 11 of the Bankruptcy Code): President and Chief Executive Officer (since 2015); Beaucastel LLC (consulting): Chairman and Chief Executive Officer (since 2012); Niko Resources, Ltd. (exploration and production company): President (2014) and Senior Advisor (2013); The Great Atlantic & Pacific Tea Company (retail grocery chain) (in 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in 2012): Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer (2010-2012) and Chief Financial Officer (2011-2012); UAL Corporation (NYSE: UAL) (now United Continental Holdings, Inc.): Executive Vice President and Chief Financial Officer and various senior management positions (1988-2008). Mr. Brace is currently a director of: Midstates Petroleum Company, Inc., Anixter International (NYSE: AXE), GenOn, Niko Resources and Sequa Corp.; and is a former director of: CoreVest Financial (2011-2016), Edison Mission Energy (2012-2014), The Great Atlantic & Pacific Tea Company and The Standard Register Company (2014-2015). Mr. Brace received his BS in Industrial Engineering from the University of Michigan and his MBA with a specialization in finance from the University of Chicago Graduate School of Business. Mr. Brace was selected as a member of our Board because his executive management experience and independence bring valuable skills and insight to the Board. Further, Mr. Brace has extensive experience serving on public and private company boards throughout his career.

Richard J. Bressler, age 59, was appointed as our President and Chief Financial Officer, as President and Chief Financial Officer of iHeartCommunications and iHeartMedia Capital I, LLC and as Chief Financial Officer of CCOH on July 29, 2013 and as our Chief Operating Officer on February 18, 2015. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler has been one of our directors since May 2007. Mr. Bressler also currently is a director of iHeartCommunications and Gartner, Inc. and a member of the board of managers of iHeartMedia Capital I, LLC. Mr. Bressler previously served as a member of the boards of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler was selected to serve as a member of our Board for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

James C. Carlisle, age 41, is a Managing Director at THL. Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group. Mr. Carlisle has been one of our directors since March 20, 2013. Mr. Carlisle also currently is a board observer at Univision Communications, Inc., a director of iHeartCommunications, and a member of the board of managers of iHeartMedia Capital I, LLC. Mr. Carlisle previously served as a director of CCOH and Agencyport Software Corporation. Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School. He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation. Mr. Carlisle was selected to serve as a member of our Board based on his experience evaluating strategies, operations and risks gained through his work at Goldman, Sachs & Co. and THL, as well as his experience serving as a director for other media companies.

John P. Connaughton, age 51, has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton has been one of our directors since May 2007. Mr. Connaughton also currently serves as a director of iHeartCommunications, Quintiles IMS Holdings, Grupo NotreDame Intermedica, Beacon Health Options, Inc. and The Boston Celtics and is a member of the board of managers of iHeartMedia Capital I, LLC. Mr. Connaughton previously served as a member of the boards of directors of Warner Music Group Corp., HCA Holdings, Inc. (Hospital Corporation of America), SunGard Data Systems, Inc., AMC Entertainment Inc., Stericycle Inc., CRC Health Corporation, Warner Chilcott plc, CMP Susquehanna Holdings Corp., Bio Products Laboratory and Air Medical Holdings, Inc. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard Business School. Mr. Connaughton was selected to serve as a member of our Board because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Charles H. Cremens, age 63, has been a director of the Company since May 12, 2016. Mr. Cremens is currently a director of Energy Future Intermediate Holding Company (power transmission and distribution) (since 2014), U.S. Steel Canada (steel producer) (since 2014) and Specialty Brands (restaurant operator) (since 2007). Mr. Cremens is also currently a director of Bluestem Brands (formerly known as Capmark Financial Group) and serves as the chairman of the Audit Committee and a member of the Finance Committee. He was formerly a director of Southcross Holdings (2016), Aspect Software (2015-2016), Patriot Coal (2013-2015), Tactical Holdings (2012), Conexant Systems, Inc. (2012), Kerzner International (2010-2012), Intrawest Holdings (2009-2012) and General Growth Properties (2008-2009). He was President and Chief Executive Officer of Spirit Finance Corp. (2009-2011) during its restructuring. Mr. Cremens received his Bachelor’s degree from Williams College. Mr. Cremens was selected as a member of our Board because his executive management experience and independence bring valuable skills and insight to the Board. Further, Mr. Cremens has extensive experience serving on public and private company boards throughout his career.

Matthew J. Freeman, age 47, has been one of our directors since December 14, 2012 and also serves on the board of directors or board of managers, as applicable, of iHeartCommunications and iHeartMedia Capital I, LLC. He is an Operating Partner at Bain Capital. From 2010 until he joined Bain Capital in 2012, Mr. Freeman served in multiple capacities for The Interpublic Group of Companies, Inc. (a global advertising and marketing services company), including as CEO of its Mediabrands Ventures unit and as Vice Chairman and Global Chief Innovation Officer of its McCann Erickson unit. Prior thereto, Mr. Freeman was the CEO of an online media company, Betawave, from 2009 to 2010 and served as CEO of the Tribal DDB Worldwide unit of Omnicom Group Inc. (a global advertising, marketing and corporate communications company) from 1998 to 2009. Mr. Freeman, who graduated from Dartmouth College and the School of Visual Arts, currently serves as Chairman of Advertising Week and has served on the boards of the Advertising Club of New York and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Museum of Modern Art (MoMA). Mr. Freeman also has been inducted into the American Advertising Federation Hall of Achievement. Mr. Freeman was selected to serve as a member of our Board because of his experience in the media and advertising industries.

Laura A. Grattan, age 35, is a Managing Director at THL. Ms. Grattan joined THL in 2005. Prior to THL, Ms. Grattan worked in the Private Equity Group at Goldman, Sachs & Co. She has been one of our directors since April 7, 2016 and she was also appointed as a member of the board of managers of iHeartMedia Capital I, LLC and the board of directors of iHeartCommunications. Ms. Grattan also currently serves on the board of director of West Corporation, a global provider of communication and network infrastructure services. Ms. Grattan holds an A.B., summa cum laude, in Economics from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Grattan was selected to serve as a member of our Board based on her experience addressing financial, strategic and operating issues in various positions with Goldman, Sachs & Co. and her service on various boards of directors.

Blair E. Hendrix, age 52, is a Managing Director of Bain Capital and the Head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career,

Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been one of our directors since August 2008. Mr. Hendrix also currently serves as a director of iHeartCommunications, CCOH and TWCC Holdings Corp. (The Weather Channel) and as a member of the board of managers of iHeartMedia Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson, age 55, is the founder, Chief Investment Officer and Chief Executive Officer of Highfields Capital Management LP, a Boston-based investment management firm which invests over $12 billion globally on behalf of endowments, foundations, pension funds and other institutional investors. Prior to founding Highfields in 1998, Mr. Jacobson spent eight years as a senior portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. Before that, he held positions at Lehman Brothers in New York and at Merrill Lynch Capital Markets in New York and Sydney, Australia. Mr. Jacobson has been one of our directors since July 30, 2008 and also serves as a director of iHeartCommunications and as a member of the board of managers of iHeartMedia Capital I, LLC. He is also a past member of the Asset Managers’ Committee of the President’s Working Group on Financial Markets, formed in 2007 to foster a dialogue with the Federal Reserve Board and Department of the Treasury on issues of significance to the investment industry. Mr. Jacobson received an M.B.A. from Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from Wharton School, University of Pennsylvania in 1983. Mr. Jacobson was selected to serve as a member of our Board because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds.

Robert W. Pittman, age 63, was appointed as our Chairman and as Chairman of iHeartCommunications on May 17, 2013, as Chief Executive Officer and a director of ours and iHeartCommunications and as Executive Chairman and a director of CCOH on October 2, 2011. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC on April 26, 2013, and as Chairman and Chief Executive Officer of CCOH on March 2, 2015. Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and iHeartCommunications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Lupus Research Alliance, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Scott M. Sperling, age 59, is Co-President of THL. Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling has been one of our directors since May 2007. Mr. Sperling also currently serves as a director of iHeartCommunications and Thermo Fisher Scientific Inc. and a member of the board of managers of iHeartMedia Capital I, LLC. He previously served as a director of Vertis, Inc., Warner Music Group Corp. and several private companies. Mr. Sperling also is active in numerous community activities, including serving as a director of the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts and a member of Harvard Business School’s Board of Dean’s Advisors and Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling received an M.B.A. from Harvard Business School and a B.S. from Purdue University. Mr. Sperling was selected as a member of our Board because of his operational and strategic knowledge gained through his experience at THL and various directorships.

The Board recommends that you vote “For” the director nominees named above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described below in the Compensation Discussion and Analysis section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain, and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at our annual meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2017 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on iHeartMedia, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board recommends that you vote “For” approval of the advisory resolution on executive compensation above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are asking our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected above in Proposal 2 should occur every year, every two years or every three years. Stockholders also may abstain from voting.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that an advisory vote on executive compensation that occurs every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results. We also believe that an advisory vote once every three years is an appropriate frequency to provide sufficient time for us to thoughtfully consider the views of our stockholders and implement any appropriate changes to our executive compensation program. An advisory vote once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including any changes made in response to the outcome of the prior advisory vote on executive compensation.

The vote is advisory, which means that the vote is not binding on iHeartMedia, our Board or our Compensation Committee. The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. However, because this vote is advisory and not binding in any way, the Board may decide that it is in the best interest of the stockholders and iHeartMedia to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The proxy card provides stockholders with the opportunity to choose from among four options (holding the vote every one, two or three years, or abstaining from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

The Board recommends that you vote “For” the option of once every three years as the preferred frequency for advisory votes on executive compensation. Properly submitted proxies will be so voted unless stockholders specify otherwise.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
John P. Connaughton, Chairman
David C. Abrams
James C. Carlisle
Blair E. Hendrix
Jonathon S. Jacobson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance

Element	Form	Purpose
Bonus	Cash	Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation	Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and prerequisites	Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)	Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2014, we held a stockholder advisory vote on the compensation of our named executive officers. Approximately 98% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2014 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program. We currently hold our say-on-pay vote once every three years. Accordingly, we will hold a say-on-pay advisory vote at the annual meeting. In accordance with SEC rules, we will also hold a vote on the frequency of say-on-pay votes at the annual meeting.

COMPENSATION PRACTICES

Our named executive officers for fiscal year 2016 are as follows:

•	Robert W. Pittman, our Chairman and Chief Executive Officer (Principal Executive Officer);
•	Richard J. Bressler, our President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer);
•	C. William Eccleshare, our Chairman and Chief Executive Officer of CCOH’s International division (“CCI”);
•	Scott R. Wells, our Chief Executive Officer of CCOH’s Americas division (“CCOA”); and
•	Robert H. Walls, Jr., our Executive Vice President, General Counsel and Secretary.

iHeartMedia’s Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers on an annual basis. However,

because Mr. Eccleshare’s and Mr. Wells’ responsibilities relate to our Outdoor divisions, iHeartMedia’s Compensation Committee only reviews their compensation, with final determination and approval of their compensation made by the Compensation Committee of the board of directors of our subsidiary, CCOH. For purposes of this Compensation Discussion and Analysis, we sometimes refer to iHeartMedia’s Compensation Committee and CCOH’s Compensation Committee collectively as the “Compensation Committee.” All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the applicable Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements;
•	the Chief Executive Officer’s recommendations (other than for himself);
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of iHeartMedia and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the applicable Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration. Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement. In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the applicable Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. Our named executive officers are eligible for annual raises commensurate with Company policy.

Mr. Pittman became our Chief Executive Officer on October 2, 2011, after serving as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 15, 2010. Under his October 2, 2011 employment agreement, Mr. Pittman was provided an initial base salary of $1,000,000. As described under “Executive Compensation—Employment Agreements with the Named Executive Officers,” on January 13, 2014, iHeartMedia and Mr. Pittman amended and restated his employment agreement, extending the initial term of his service until January 13, 2019. In connection with the amended and restated employment agreement, on January 13, 2014, Mr. Pittman’s base salary increased to $1,200,000. iHeartMedia’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Pittman under his amended and restated employment agreement, represented a competitive compensation package for Mr. Pittman.

Mr. Bressler became our President and Chief Financial Officer on July 29, 2013 and our Chief Operating Officer on February 18, 2015. Under his July 29, 2013 employment agreement, Mr. Bressler was provided with an initial base salary of $1,200,000. iHeartMedia’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Bressler under his employment agreement, represented a competitive compensation package for Mr. Bressler.

Mr. Eccleshare’s base salary increased to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer—Outdoor and Chief Executive Officer of our subsidiary, CCOH, on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2016.

In March 2015, we hired Mr. Wells as Chief Executive Officer—Clear Channel Outdoor Americas. Under his employment agreement, Mr. Wells was provided an initial base salary of $750,000. His base salary remained at that level for 2016.

At the beginning of 2010, we hired Mr. Walls. Under his employment agreement, Mr. Walls was provided an initial base salary of $550,000, consistent with our view of market rates for his position at the time. In November 2011 the Compensation Committee approved an increase in the annual base salary of Mr. Walls from $550,000 to $750,000, effective as of October 1, 2011, in recognition of his continued contribution and value to the organization. Mr. Walls’ base salary remained at that level for 2016.

For a more detailed description of the employment agreements for our named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration. Messrs. Pittman, Bressler and Walls and other key executives of iHeartMedia participate in the iHeartMedia 2015 Executive Incentive Plan (the “iHeartMedia Executive Incentive Plan”). Mr. Eccleshare, Mr. Wells and other key executives of CCOH participate in the CCOH 2015 Executive Incentive Plan (the “CCOH Executive Incentive Plan”). iHeartMedia’s stockholders approved the iHeartMedia Executive Incentive Plan and CCOH’s stockholders approved the CCOH Executive Incentive Plan in May 2015.

The iHeartMedia Executive Incentive Plan is administered by iHeartMedia’s Compensation Committee and the CCOH Executive Incentive Plan is administered by CCOH’s Compensation Committee (collectively, both plans are referred to in this Compensation Discussion and Analysis as the “Annual Incentive Plans”). The Annual Incentive Plans are intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plans, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The Annual Incentive Plans are designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The performance goals for each named executive officer (other than Mr. Eccleshare and Mr. Wells) are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of iHeartMedia in consultation with iHeartMedia’s Board, the President, Chief Operating Officer and Chief Financial Officer of iHeartMedia and other senior executive officers of iHeartMedia within any parameters specified within each executive’s employment agreement. The Chief Executive Officer of iHeartMedia makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own) to iHeartMedia’s Compensation Committee for its review, consideration and approval. iHeartMedia’s Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer of iHeartMedia. CCOH’s Compensation Committee determines the compensation levels and performance goals of Mr. Eccleshare and Mr. Wells, which are reviewed by iHeartMedia’s Compensation Committee.

The 2016 annual incentive bonuses were based on the following performance goals (as further described below): (1) the performance goals for Messrs. Pittman, Bressler and Walls were based on achievement of a targeted OIBDAN level on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to their respective positions and responsibilities; (2) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for CCI and certain qualitative performance objectives, which contributed to CCI’s performance; and (3) Mr. Wells’ performance goals were based on the achievement of a targeted OIBDAN level for CCOA, excluding Latin America, and Latin America and certain qualitative performance objectives, which contributed to CCOA’s performance. For 2016, Messrs. Pittman, Eccleshare, Bressler and Walls also were provided with additional bonus opportunities based on achievement of certain qualitative performance objectives directly relevant to their respective positions and responsibilities.

The annual incentive bonuses for 2016 and the payments made to Messrs. Bressler and Eccleshare in 2017 under the additional bonus opportunities are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The applicable Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses and the additional bonus opportunities for the named executive officers:

•	at the outset of the fiscal year:

•	set performance goals for the year for iHeartMedia, CCOH and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

•	after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of iHeartMedia, CCOH and the operating divisions, as well as any individual performance goals.

For 2016, iHeartMedia’s OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, iHeartMedia and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels. Taking into account revenues, OIBDAN, operating efficiencies and other operational strategic and financing achievements during 2016, iHeartMedia’s Compensation Committee awarded additional bonuses to Messrs. Pittman, Bressler and Walls and CCOH’s Compensation Committee awarded additional bonuses to Messrs. Eccleshare and Wells. The additional bonus awards in respect of 2016 performance were paid in cash at the same time as the annual incentive bonus awards, and are included in the Bonus column of the Summary Compensation Table. In addition, iHeartMedia’s Compensation Committee awarded additional bonus opportunities for Messrs. Pittman and Bressler for 2017 and retention bonus awards for Messrs. Pittman, Bressler and Walls for 2017 and CCOH’s Compensation Committee awarded an additional bonus opportunity for Mr. Eccleshare for 2017. The entire additional bonus and retention bonus amounts that may be earned by Messrs. Pittman and Bressler and a significant portion of the earned additional bonus for Mr. Eccleshare will be paid after 2017 subject to continued employment, which the Compensation Committee of each of iHeartMedia and CCOH believed would enhance the retention value of these awards.

Analysis. In determining whether the 2016 financial performance goals were met, the Compensation Committee considered the financial results of iHeartMedia, CCOH and the operating divisions from January 1, 2016 to December 31, 2016. For 2016, the performance-based goals applicable to the named executive officers are set forth below.

Robert W. Pittman

Mr. Pittman’s target bonus for 2016 was $1,800,000 with 70% based on the achievement of a Company-wide OIBDAN of $1.969 billion and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $3,600,000. For purposes of calculating Mr. Pittman’s bonus, OIBDAN was calculated in the same manner as iHeartMedia’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis and to exclude restructuring expenses, rent expense related to iHM tower sale-leaseback expenses and amortization of cloud-based software implementation charges. iHeartMedia’s reportable OIBDAN is defined as consolidated operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as the following line items presented in its Statement of Comprehensive Loss: Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Pittman’s individual qualitative performance objectives for 2016 consisted of: (1) increasing iHeartMedia’s and CCOH’s revenues in their respective sectors; (2) improving monetization by developing and rolling out new buying platforms; (3) profitably scaling and monetizing our brands and franchises to further strengthen consumer relationships; (4) improving operating efficiency and aggressively managing expenses; (5) developing personnel; (6) effectively managing working capital; (7) developing an image and strategy for the Company to enhance its reputation; and (8) increasing employee engagement, leadership capability and performance capability of the Company. Our achieved OIBDAN for 2016 was approximately $1.917 billion, which was below the OIBDAN target but above the OIBDAN minimum. Based on Mr. Pittman’s level of achievement of his qualitative performance objectives described above, Mr. Pittman received an annual incentive bonus of $1,634,184. In addition, based on the subjective review of Mr. Pittman’s performance by iHeartMedia’s Compensation Committee, Mr. Pittman received an additional $165,816 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $1,800,000.

Richard J. Bressler

Mr. Bressler’s target bonus for 2016 was set at $1,800,000, with 70% based on the achievement of a Company-wide OIBDAN of $1.969 billion and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $3,600,000. For purposes of calculating Mr. Bressler’s bonus, OIBDAN was calculated in the manner described above for Mr. Pittman. Mr. Bressler’s individual qualitative performance objectives for 2016 consisted of: (1) increasing iHeartMedia’s and CCOH’s share of revenues in their respective sectors; (2) improving monetization by developing and rolling out new buying platforms; (3) profitably scaling and monetizing our brands and franchises to further strengthen consumer relationships; (4) improving operating efficiency and aggressively managing expenses; (5) developing personnel; (6) effectively managing working capital; (7) developing an image and strategy for the Company to enhance its reputation; and (8) increasing employee engagement, leadership capability and performance capability of the Company. Our achieved OIBDAN for 2016 was approximately $1.917 billion, which was below the OIBDAN target but above the OIBDAN minimum. Based on Mr. Bressler’s level of achievement of his qualitative performance objectives described above, Mr. Bressler received an annual incentive bonus of $1,634,184. In addition, based on the subjective review of Mr. Bressler’s performance by iHeartMedia’s Compensation Committee, Mr. Bressler received an additional $165,816 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $1,800,000.

C. William Eccleshare

Mr. Eccleshare’s target bonus for 2016 was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCI of $279.0 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated in the same manner as CCI’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses, rent expense related to iHM tower sale-leaseback expenses and amortization of cloud-based software implementation charges and to allocate the applicable corporate expenses to CCI. CCI’s reportable OIBDAN is defined as CCI’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Eccleshare’s individual qualitative performance objectives for 2016 consisted of: (1) developing a transparent and robust process for compliance throughout CCI; (2) reviewing CCI’s organization and succession plan and ensuring the core leadership team was fit for future business requirements; (3) developing a programmatic solution for CCI and having a fully operational live test in at least one major market by year end; (4) continuing the drive for greater customer focus and building on senior agency relationships to deliver above-market growth; and (5) supporting the new Chairman of Clear Media Limited in his transition and managing the joint venture relationship. The 2016 CCI OIBDAN was approximately $255.1 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $700,190. In addition, based on the subjective review of Mr. Eccleshare’s performance by CCOH’s Compensation Committee, Mr. Eccleshare received an additional $100,000 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $800,190.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by CCOH’s Compensation Committee with respect to 2016 performance, Mr. Eccleshare also earned an additional $270,000 supplemental bonus based on achieving the following additional performance objectives established by CCOH’s Compensation Committee for Mr. Eccleshare with respect to the Outdoor business: (1) driving a 3-year plan for CCI which develops a clear narrative for CCI in a fast-changing out-of-home environment; and (2) driving the optimization of the digital expansion strategy. Of the $270,000 supplemental bonus earned with respect to 2016 performance, $90,000 was paid at the end of February 2017, and the remaining $180,000 will be paid in equal installments of $90,000 each at the same time as the annual incentive bonus payments in 2018 and 2019 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2017, Mr. Eccleshare was paid the third of three $85,000 installments earned pursuant to his additional bonus with respect to 2014 performance. He was also paid the second of three $80,000 installments pursuant to his additional bonus with respect to 2015 performance. The final $80,000 installment of the 2015 additional bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2018 if Mr. Eccleshare remains employed on the payment date.

In March 2016, in accordance with his amended employment agreement, Mr. Eccleshare received a cash payment of $1.1 million as a bonus in lieu of the severance payment Mr. Eccleshare would have been entitled to pursuant to a prior employment agreement, which payment was conditioned on his continued employment through March 2016. See “—Employment Agreements with the Named Executive Officers.”

Scott Wells

Mr. Wells’ target bonus for 2016 was set at $750,000, with 65% based on the achievement of OIBDAN at CCOA, excluding Latin America, of $434.8 million, 5% based on the achievement of Latin America OIBDAN of $24.4 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $1,500,000. For purposes of calculating Mr. Wells’ bonus, OIBDAN was calculated in the same manner as CCOA’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses, rent expense related to iHM tower sale-leaseback expenses and amortization of cloud-based software implementation charges and to allocate the applicable corporate expenses to CCOA. CCOA’s reportable OIBDAN is defined as CCOA’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Wells’ individual qualitative performance objectives for 2016 consisted of: (1) proactively managing liquidity levers while still strategically driving footprint growth; (2) driving customer valued innovation to increase use of Clear Channel Outdoor by major national advertisers; (3) providing local markets with the tools they need to thrive in the changing marketplace; (4) continuing and accelerating reinvigoration of the CCOA culture; (5) resolving the L.A. Digital Billboard litigation; and (6) identifying and transitioning the new General Counsel. The 2016 CCOA OIBDAN, excluding Latin America, was approximately $427.6 million which was below the OIBDAN target but above the OIBDAN minimum. The Latin America OIBDAN was approximately $27.8 million which was above the OIBDAN target. Based on the achieved OIBDAN levels, together with Mr. Wells’ level of achievement of his qualitative performance objectives described above, Mr. Wells received an annual incentive bonus of $734,385. In addition, based on the subjective review of Mr. Wells’ performance by CCOH’s Compensation Committee, Mr. Wells received an additional $50,000 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $784,385.

Robert H. Walls, Jr.

Mr. Walls’ target bonus for 2016 was set at $900,000, with 50% based on the achievement of a Company-wide OIBDAN of $1.969 billion and 50% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $1,800,000. For purposes of calculating Mr. Walls’ bonus, OIBDAN was calculated in the manner described above for Mr. Pittman. Mr. Walls’ individual qualitative performance objectives for 2016 consisted of: (1) continuing to develop legal strategies to support the Corporate, iHeartMedia and CCOH divisions; (2) providing legal, corporate governance and business advice to iHeartMedia and CCOH boards and committees; (3) identifying and transitioning new personnel; and (4) increasing the leadership capability and performance of the legal and government affairs groups. Our achieved OIBDAN for 2016 was approximately $1.917 billion, which was below the OIBDAN target and above the OIBDAN minimum. Based on Mr. Walls’ level of achievement of his qualitative performance objectives described above, Mr. Walls received an annual incentive bonus of $818,280. In February 2017, the Compensation Committee approved a special bonus of $750,000 in respect of 2016 performance, which is reflected as compensation in the Summary Compensation Table for 2016. In February 2017, the Compensation Committee also approved a special retention bonus of $250,000 for Mr. Walls, which is in addition to the retention bonus award described below under “—2017 Retention Bonus Awards.” The special retention bonus is subject to Mr. Walls’ remaining employed with iHeartMedia through June 30, 2017. If paid, the special retention bonus will be reflected as compensation in the Summary Compensation Table for 2017.

2017 Retention Bonus Awards

On January 10, 2017, the Board approved a form of retention bonus agreement and individual retention bonus amounts for certain senior managers. Three of the named executive officers who received retention bonuses under the plan as follows: Mr. Pittman—$1,750,000; Mr. Bressler—$1,750,000; and Mr. Walls—

$500,000. The retention bonuses were paid on or about January 13, 2017 (the “Effective Date”). Except as set forth below, recipients are required to repay 100% of the after-tax value of their retention bonus if the recipient’s employment terminates before the second anniversary of the Effective Date. In the event of termination of a recipient’s employment by iHeartMedia without cause, by the recipient for “good reason,” or due to death or disability (each, a “Qualifying Termination”) before the first anniversary of the Effective Date, if the recipient executes and does not revoke a customary release of claims, the recipient will be required to repay 50% of the after-tax value of his retention bonus. In the event of Qualifying Termination on or after the first anniversary of the Effective Date, or if the recipient remains employed until the second anniversary of the Effective Date, the recipient will retain the entire retention bonus. The after-tax value of the retention bonus will be determined by the Company as the applicable portion of the retention bonus, net of any taxes the recipient is required to pay in respect thereof, and taking into account any tax benefit that may be available to the recipient in respect of such repayment. In consideration of the retention bonus, each recipient released certain claims against iHeartMedia and acknowledged certain confidentiality and non-disparagement agreements. The retention bonuses will be reflected as compensation in the Summary Compensation Table for 2017.

2017 Key Employee Incentive Plan

On January 10, 2017, the Board also approved the 2017 Key Employee Incentive Plan (the “Key Employee Incentive Plan”), pursuant to which Mr. Pittman and Mr. Bressler will be eligible to earn an aggregate bonus of $7,000,000 and $3,000,000, respectively (each, a “Target Bonus”). The Key Employee Incentive Plan will commence as of January 1, 2017 and will continue until December 31, 2017. Each participant in the Key Employee Incentive Plan will have the opportunity to earn (i) a quarterly performance bonus of 25% of the applicable Target Bonus for each quarter in 2017, depending upon the extent to which a quarterly performance goal based on the relevant metric (the “Quarterly Performance Goal”) has been achieved for such quarter, and (ii) in the second, third and fourth quarters of 2017, if the target Quarterly Performance Goal for that quarter is exceeded, a “catch up” payment, depending upon the extent to which a cumulative performance goal based on the relevant metric has been achieved for the portion of the year through the end of such quarter. The applicable metrics will be established by the Compensation Committee after consultation with Mr. Pittman. The “catch up” payments allow participants to earn any portion of the quarterly bonus that was not fully earned in a prior quarter, but not more. In order to earn any quarterly performance bonus, a participant must remain employed by iHeartMedia through the end of the applicable quarter. If paid, the performance bonuses under the Key Employee Incentive Plan will be reflected as compensation in the Summary Compensation Table for 2017.

Long-Term Incentive Compensation

Administration. Our named executive officers participate in the 2015 Executive Long Term Incentive Plan or iHeartMedia’s previous 2008 Executive Incentive Plan (collectively, the 2015 Executive Long Term Incentive Plan and the 2008 Executive Incentive Plan are referred to as the “iHeartMedia LTIP”) and/or CCOH’s 2012 Stock Incentive Plan or CCOH’s previous 2005 Stock Incentive Plan (collectively, the CCOH 2005 Stock Incentive Plan and the CCOH 2012 Stock Incentive Plan are referred to as the “CCOH Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The iHeartMedia LTIP is administered by iHeartMedia’s Board of Directors. The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the iHeartMedia LTIP and the CCOH Stock Incentive Plan. As of December 31, 2016, there were 274 employees holding outstanding stock incentive awards under the iHeartMedia LTIP and 287 employees holding outstanding stock incentive awards under the CCOH Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation historically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. The Board believes equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units. Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of iHeartMedia or CCOH stock, as applicable, on the date of grant. We typically define fair market value as the closing price on the date of grant; however, in certain cases, the iHeartMedia Board has determined an alternative fair market value in excess of the closing price of iHeartMedia stock on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the iHeartMedia Board of Directors or the CCOH Compensation Committee, as applicable, in their discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the applicable Board or Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the iHeartMedia Board of Directors or the CCOH Compensation Committee, as applicable.

Analysis. On January 8, 2016 and February 5, 2016, in lieu of dividends that were paid to stockholders, CCOH’s Compensation Committee granted Mr. Eccleshare awards of 38,138 and 55,315 restricted stock units, respectively, which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards. Also, on September 21, 2016, CCOH’s Compensation Committee granted Mr. Eccleshare an award of 25,000 restricted stock units which vest based on time.

Effective as of February 24, 2017, in lieu of dividends that were paid to stockholders, CCOH’s Compensation Committee granted Mr. Eccleshare (i) an award of 20,719 restricted stock units which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards; and (ii) 2,702 shares of CCOH Class A common stock. These awards are not included in the Summary Compensation Table for 2016 because they were recognized as 2017 compensation and will be included in the 2017 Summary Compensation Table.

On June 3, 2016, CCOH’s Compensation Committee granted Mr. Wells an award of 25,654 options and 82,236 restricted shares, both of which vest based on time.

On January 8, 2016 and February 5, 2016, in lieu of dividends that were paid to stockholders, CCOH’s Compensation Committee granted Mr. Walls awards of 15,255 and 55,315 restricted stock units, respectively, which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards.

As mentioned above, iHeartMedia’s Board of Directors and CCOH’s Compensation Committee typically consider internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, they do so broadly and do not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2016 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the applicable Board of Directors or Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Board of Directors or Compensation Committee.

Equity Awards for Directors. Due to the ownership structure of iHeartMedia and the representation on the Board of designees of the Sponsors and two other large stockholders, iHeartMedia historically has not provided equity awards to any members of the Board for their service as directors.

Timing of Equity Awards. We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the applicable Board or Compensation Committee prior to granting equity awards, the Board or Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. Mr. Eccleshare, who is a citizen of the United Kingdom, also is provided with private medical insurance and we contribute a portion of his salary to a private pension scheme in which he participates in the United Kingdom (or provide the cash benefits to him as salary in lieu of such contribution). We also provide certain other perquisites to the named executive officers.

Aircraft Benefits. From time to time, our officers use Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, during the term of his employment, iHeartMedia agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. iHeartMedia currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.”

Club Dues, Automotive Benefits and Other Services. iHeartMedia also has agreed to make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on Company business. Mr. Eccleshare receives an automobile allowance in the United Kingdom and we have agreed to make a car service available for his business use in the United States. In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide private medical insurance benefits to Mr. Eccleshare.

Relocation, Housing, Tax and Legal Review Benefits. Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees. As part of this process, the iHeartMedia and CCOH Compensation Committees considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations. After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the iHeartMedia and CCOH Compensation Committees adopted new Company-wide tiered relocation policies reflecting these types of relocation benefits. The new relocation policies apply only in the case of a Company-requested relocation and provide different levels of benefits based on the employee’s level within the organization. In connection with his promotion to serve as the Chief Executive Officer of CCOH, Mr. Eccleshare relocated from our offices in London to our offices in New York City and then relocated back to London upon his transition to Chairman and Chief Executive Officer of CCI in March 2015. Through the negotiation of his employment agreement, CCOH agreed to provide Mr. Eccleshare with certain additional benefits in consideration of his international relocation. See “Executive Compensation—Employment Agreements with the Named Executive Officers” for a description of these additional benefits.

iHeartMedia’s Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Compensation Committee. As described above, iHeartMedia’s Compensation Committee primarily is responsible for conducting reviews of iHeartMedia’s executive compensation policies and strategies, overseeing and evaluating iHeartMedia’s overall compensation structure and programs, setting executive compensation and setting performance goals and evaluating the performance of executive officers against those goals, with the full Board approving equity awards. With respect to executive officers who are employed exclusively by our Outdoor divisions, iHeartMedia’s Compensation Committee reviews compensation; however, CCOH’s Compensation Committee has the responsibility for conducting reviews of CCOH’s executive compensation policies and strategies, overseeing and evaluating CCOH’s overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of iHeartMedia’s Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers. iHeartMedia’s Chief Executive Officer provides reviews and recommendations regarding iHeartMedia’s executive compensation programs, policies and governance for iHeartMedia’s Compensation Committee’s consideration. Our Chief Executive Officer’s responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with iHeartMedia’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for the named executive officers other than himself.

Use of Compensation Consultants. During 2016, management engaged Mercer (US) Inc. to provide, using its existing sources of data, (1) general industry perspective of the mix of pay for senior executives, (2) market competitive compensation data for the Chief Executive Officer, Chief Financial Officer and other named executive officer positions at companies similar to iHeartMedia, and (3) a review of the compensation program for the independent members of CCOH’s Board of Directors in light of current trends and practices. Mercer (US) Inc. is affiliated with Marsh & McLennan Companies (together with its affiliated companies, “MMC”). During 2016, MMC was retained by management to provide services unrelated to executive or director compensation, including: an equity plan overhang analysis, consulting regarding international long-term incentive practices, leasing services, as well as insurance and brokerage services. MMC’s fees during 2016 with respect to its services related to executive or director compensation were $95,176, and the aggregate fees for the other services provided by MMC during 2016 were approximately $1.3 million.

iHeartMedia requested and received responses from MMC addressing its independence, including the following factors: (1) other services provided to iHeartMedia and its subsidiaries by MMC; (2) fees paid iHeartMedia and its subsidiaries as a percentage of MMC’s total revenue; (3) policies or procedures maintained by MMC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any iHeartMedia or CCOH stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and MMC or the individual consultants involved in the engagements. The Compensation Committee reviewed these considerations and concluded that MMC’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for Federal income tax purposes in any one year with respect to certain senior executives, who we refer to herein as “Covered Employees.” In 2014, iHeartMedia became a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. Therefore, iHeartMedia’s Compensation Committee considers the anticipated tax treatment to iHeartMedia and to Covered Employees of various payments and benefits and considers various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

iHeartMedia accounts for stock-based payments, including awards under the iHeartMedia LTIP and the CCOH Stock Incentive Plan, in accordance with the requirements of FASB ASC 718 (formerly Statement of Financial Accounting Standards No.  123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with iHeartMedia Management Services, Inc. (“iHMMS”), an indirect subsidiary of iHeartMedia. Under the terms of the agreement, iHMMS provides, among other things, certain executive officer services to CCOH. These executive officer services are allocated to CCOH based on CCOH’s OIBDAN as a percentage of iHeartCommunications’ total OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, CCOH OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense), net; equity in earnings (loss) of nonconsolidated affiliates; interest expense; interest income on due from iHeartCommunications; other operating income, net; depreciation and amortization; and impairment charges.

For 2016, CCOH was allocated 37.71% of certain personnel costs for Mr. Bressler for the portion of the year during which he served as Chief Financial Officer. iHeartMedia and CCOH considered these allocations to be a reflection of the utilization of services provided based on 2016 OIBDAN. Please refer to footnote (g) to the Summary Compensation Table in this proxy statement for the allocations for 2016, 2015 and 2014. For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2016, 2015 and 2014 for the principal executive officer (“PEO”) and the principal financial officers (“PFO”) serving during 2016, each of the three next most highly compensated executive officers of iHeartMedia for services rendered in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman Chairman and Chief Executive Officer (PEO)(e)	2016 2015 2014	1,200,000 1,200,000 1,193,939		165,816 174,932 286,709		— 857,082 3,401,086	— — —	1,634,184 1,525,068 1,213,291		1,654,672 698,919 1,249,138		4,654,672 4,456,001 7,344,163

Richard J. Bressler President, Chief Operating Officer and Chief Financial Officer (PFO)(f)	2016 2015 2014	1,200,000 1,200,000 1,200,000	(g) (g) (g)	165,816 174,932 283,376	(g) (g)	— 321,397 —	— — —	1,634,184 1,525,068 1,216,624	(g) (g)	453,809 44,633 147,424	(g) (g)	3,453,809 3,266,030 2,847,424

C. William Eccleshare Chief Executive Officer CCI(h)	2016 2015 2014	927,601 1,043,630 1,123,012		1,200,000 — —		554,296 — —	— — —	955,190 961,686 955,937		255,721 372,670 563,927		3,892,808 2,377,986 2,642,876

Scott R. Wells. Chief Executive Officer—CCOA(i)	2016 2015	750,000 621,875		50,000 —		532,067 485,340	72,857 1,664,649	784,385 483,067		5,000 5,000		2,194,309 3,259,931

Robert H. Walls, Jr. Executive Vice President, General Counsel and Secretary(j)	2016 2015 2014	750,000 750,000 750,000		750,000 — —		288,131 — —	— — —	818,280 668,175 557,626		5,000 5,000 6,500		2,611,411 1,423,175 1,314,126

(a)	The amounts reflect:

•	For Messrs. Pittman and Bressler, cash payments for 2016, 2015 and 2014 as additional bonus awards from iHeartMedia in respect of 2016 performance;

•	For Mr. Walls, a cash payment in 2016 as an additional bonus award from iHeartMedia in respect of 2016 performance;

•	For Mr. Eccleshare, (1) a cash payment of $100,000 as an additional bonus award in respect of 2016 performance from CCOH; and (2) a cash payment of $1.1 million related to a severance payment Mr. Eccleshare would have been entitled to pursuant to his prior employment agreement; and

•	For Mr. Wells, a cash payment for 2016 as an additional bonus award in respect of 2016 performance from CCOH.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)

iHeartMedia Stock Awards. On January 13, 2014, Mr. Pittman received a restricted stock award with respect to 350,000 shares of iHeartMedia’s Class A common stock, 100,000 shares of which contain time-vesting provisions and 250,000 shares of which contain performance-based vesting conditions. The amount shown in the Stock Awards column for Mr. Pittman for 2014 included $700,000 as the full grant date fair value of the time vesting portion of his January 13, 2014 restricted stock award based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based portion of his January 13, 2014 restricted stock award, the grant date fair value of the performance-based portion of his restricted stock award would have been $1,750,000. However, on the date of grant, the actual fair market value of the performance-based portion of the restricted stock award was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable, and accordingly, no amount is reflected for the performance-based portion of the restricted stock award in the Stock Awards column.

CCOH Stock Awards. The amounts shown in the Stock Awards column for Mr. Pittman for 2015 and 2014 ($857,082 and $2,701,086, respectively), for Mr. Bressler for 2015 ($321,397), and for Mr. Wells for 2016 and 2015 ($532,067 and $485,340, respectively) represent the full grant date fair value of time-vesting restricted stock awarded to them by CCOH (on February 24, 2015 and January 13, 2014, respectively, for Mr. Pittman; on February 24, 2015, for Mr. Bressler; and on June 3, 2016 and June 15, 2015, respectively, for Mr. Wells), computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock awards, the grant date fair value is based on the closing price of CCOH’s Class A common stock on the date of grant. See “Grants of Plan Based Awards” for additional details.

The amounts shown in the Stock Awards column for Messrs. Eccleshare and Walls for 2016 represent the full grant date fair value of time-vesting restricted stock units awarded to them by CCOH (on January 8, 2016 and February 5, 2016 in the aggregate), computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations

CCOH Option Awards. The amount shown in the Option Awards column for 2016 and 2015 for Mr. Wells reflects the full grant date fair value of time-vesting stock options awarded to Mr. Wells by CCOH in 2016 and 2015 (on June 3, 2016 and March 3, 2015 and June 15, 2015, in the aggregate), computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. See “Grants of Plan Based Awards” for additional details.

For further discussion of the assumptions made in valuation, see also Note 8-Stockholders’ Deficit beginning on page A-98 of Appendix A.

(c)	The amounts reflect:

•	For Messrs. Pittman, Bressler and Walls, cash payments from iHeartMedia as annual incentive bonus awards for 2014, were made under its 2008 Annual Incentive Plan pursuant to pre-established performance goals. For Messrs. Pittman, Bressler and Walls, any 2016 and 2015 annual incentive bonus awards reported herein were granted under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

•	For Mr. Bressler, a cash payment in 2017 of $400,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014.

•

For Mr. Eccleshare, (1) cash payments from CCOH as annual incentive bonus awards for 2014 under its Amended and Restated 2006 Annual Incentive Plan and awards for 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals; (2) for 2016, a cash payment in 2017 of (a) the final one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014, (b) the second one-third ($80,000) of the $240,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2015, and (c) one-third ($90,000) of the $270,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2016; (3) for 2015, a cash payment in 2016 of (a) the final one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013, (b) a second one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014, and (c) one-third ($80,000) of the $240,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2015; and (4) for 2014, a cash payment in 2015 of (a) the final one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012, (b) a second one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013, and (c) one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014. The remaining $80,000 of the additional bonus opportunity with respect to 2015 will be paid in 2018 and the remaining $180,000 of the additional bonus opportunity with respect to 2016 will be paid in equal installments in 2018 and 2019, in each case if Mr. Eccleshare remains employed at the payment dates.

•	For Mr. Wells, cash payments from CCOH as annual incentive bonus awards for 2016 and 2015 under the CCOH 2015 Executive Incentive Plan pursuant to pre-established performance goals.

•	With respect to 2016, Messrs. Pittman and Bressler each earned an additional $500,000 from iHeartMedia, in each case based on pre-established performance goals with respect to 2016. These amounts were not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2016 because they are to be paid at the same time as annual bonuses in 2019 if they remain employed through the payment date.

(d)	As described below, for 2016 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;
•	club membership dues for Mr. Eccleshare paid by us;
•	the value of personal use of company aircraft by Mr. Pittman;
•	security services for Mr. Pittman;
•	personal tax services for Mr. Eccleshare paid by us;
•	tax gross-ups on tax services for Mr. Eccleshare;
•	legal expenses in connection with employment and other related matters for Mr. Eccleshare;
•	the cost of private medical insurance for the benefit of Mr. Eccleshare;
•	an automobile allowance for the benefit of Mr. Eccleshare in the United Kingdom;
•	amounts reimbursed for car service expenses incurred by Mr. Pittman; and
•	accrued dividends paid on CCOH restricted shares that vested during 2016 for Messrs. Pittman and Bressler.

	Pittman	Bressler	Eccleshare	Wells	Walls
Plan contributions (or payment in lieu thereof)	$5,000	$5,000	$135,856	$5,000	$5,000
Club dues	—	—	562	—	—
Aircraft usage	1,162,755	—	—	—	—
Security services	1,500	—	—	—	—
Tax services	—	—	44,096	—	—
Tax services tax gross-up	—	—	22,170	—	—
Legal fees	—	—	2,726	—	—
Private medical insurance	—	—	26,020	—	—
Automobile allowance/transportation	—	—	24,291	—	—
Car service	75,557	—	—	—	—
Accrued dividends	409,860	448,809	—	—	—

Total	$1,654,672	$453,809	$255,721	$5,000	$5,000

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

As a result of iHeartMedia’s high public profile and due in part to threats against iHeartMedia, its operations and management, iHeartMedia engaged an outside security consultant to assess security risks to iHeartMedia’s physical plant and operations, as well as Mr. Pittman. Based upon the findings and recommendation of this security consultant, iHeartMedia’s management and Board of Directors implemented, and iHeartMedia’s management and Board intend to continue the implementation of, numerous security measures for iHeartMedia’s operations and Mr. Pittman.

Pursuant to his employment agreement, for security purposes and at the direction of the Board, during the term of his employment, iHeartMedia agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. iHeartMedia currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Pursuant to the security assessment and at the direction of the Board, Mr. Pittman’s spouse and dependents also travel by private aircraft for all personal and business travel. From time to time, our other officers also use the Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.

The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

Mr. Pittman is reimbursed for car services used for commuting and other personal purposes.

(e)	Mr. Pittman became our Chief Executive Officer on October 2, 2011. The summary compensation information presented above for Mr. Pittman reflects his service in that capacity during the periods presented.

(f)	Mr. Bressler became our President and Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity during 2014, 2015 and 2016. Mr. Bressler also became our Chief Operating Officer on February 18, 2015.

(g)	As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” iHMMS provides, among other things, certain executive officer services to CCOH. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for Mr. Bressler. However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of iHeartCommunications’ total OIBDAN, CCOH was allocated 37.71% of certain amounts for Mr. Bressler for 2016, 38.72% for 2015 and 39.67% for 2014.

	Salary Allocated to CCOH
	2016	2015	2014
Richard J. Bressler	$452,520	$464,640	$476,040

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2016	2015	2014
Richard J. Bressler	$829,620	$658,240	$595,050

	All Other Compensation Allocated to CCOH
	2016	2015	2014
Richard J. Bressler	$450,695	$17,282	$58,483

(h)	On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of CCOH, overseeing both CCOA and CCI and served in that position until March 2, 2015, when he transitioned to become Chairman and Chief Executive Officer of CCI. The summary compensation information presented above for Mr. Eccleshare reflects his compensation from CCOH for service in those capacities during the relevant periods of 2016, 2015 and 2014. Mr. Eccleshare is a citizen of the United Kingdom and his compensation from CCOH reported in the Summary Compensation Table that was originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of £1=$1.3495, £=$1.5281 and £1=$1.6464 for the years ended December 31, 2016, 2015 and 2014, respectively.

In addition to his compensation paid by CCOH, the amounts in the Salary column for Mr. Eccleshare include $21,896 paid in 2016, $18,060 paid in 2015 and $18,046 paid in 2014 by our majority-owned subsidiary, Clear Media Limited, for his service as a director of Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1288 for the year ended December 31, 2016, HK$1=$0.1290 for the year ended December 31, 2015 and HK$1=$0.1289 for the year ended December 31, 2014.

(i)	Mr. Wells became the Chief Executive Officer of CCOA on March 3, 2015. The summary compensation information presented above for Mr. Wells reflects his service in that capacity during the periods presented.

(j)	Mr. Walls became our Executive Vice President, General Counsel and Secretary on January 1, 2010. The summary compensation information presented above for Mr. Walls reflects his service in that capacity during the periods presented.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

Robert W. Pittman

On October 2, 2011, iHeartMedia entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of iHeartMedia and served as Executive Chairman of the Board of Directors of CCOH. On March 2, 2015, Mr. Pittman became the Chairman and Chief Executive Officer of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with iHeartMedia and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, iHeartMedia entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary increased from $1,000,000 per year under his previous employment agreement to $1,200,000 per year. His base salary may be increased at the discretion of iHeartMedia’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Pittman. Under Mr. Pittman’s previous employment agreement, his aggregate target annual bonus that could be earned upon achievement of all of his performance objectives was not less than $1,650,000. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. For 2016, Mr. Pittman received an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2016 performance of $165,816. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, iHeartMedia will charter a comparable aircraft for Mr. Pittman’s business and personal use. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business. During 2014, iHeartMedia reimbursed Mr. Pittman for legal fees incurred by Mr. Pittman in connection with the negotiation of the amended and restated employment agreement.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of iHeartMedia’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, iHeartMedia and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, iHeartMedia granted Mr. Pittman 350,000 restricted shares of iHeartMedia’s Class A common stock. Mr. Pittman’s iHeartMedia restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of CCOH’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vests in two equal parts on each of December 31, 2016 and December 31, 2017, subject to Mr. Pittman’s continued service through each vesting date.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the

Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of iHeartMedia, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, iHeartMedia entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary at a rate no less than $1,200,000 per year, subject to increase at the discretion of iHeartMedia’s Board or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity of up to $500,000, based on the achievement of one or more annual performance goals determined by iHeartMedia’s chief executive officer and approved by iHeartMedia’s Board or a committee thereof. Any additional bonus amounts will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. For 2016, Mr. Bressler received an annual bonus of $1,800,000, which included an additional bonus in respect of 2016 performance of $165,816. Mr. Bressler also earned an additional bonus of $500,000 which will be paid when performance bonuses are generally paid in 2019 if he remains employed on the payment date. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

During the term of his employment, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the

Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Pursuant to Mr. Bressler’s employment agreement, on July 29, 2013, iHeartMedia granted Mr. Bressler 910,000 restricted shares of iHeartMedia’s Class A common stock. In addition, as provided in the employment agreement, on July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of the Class A common stock of CCOH. See “—Outstanding Equity Awards at Fiscal Year-End” below.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of the Company Group. He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

C. William Eccleshare

January 24, 2012 Employment Agreement. On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both our Americas and International outdoor divisions. In connection with his promotion, CCOH and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As Chief Executive Officer of CCOH, Mr. Eccleshare relocated from CCOH’s offices in London to CCOH’s offices in New York City in 2012. In his position as Chief Executive Officer of CCOH and in his current position as Chairman and Chief Executive Officer of CCI, Mr. Eccleshare receives an annual base salary from CCOH of $1,000,000; provided, however, that until Mr. Eccleshare relocated to the United States, his base salary was to be paid in British pounds (using an exchange rate of £1=$1.49). His salary will be reviewed at least annually for possible increase by the CCOH Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus from CCOH with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by CCOH’s Compensation Committee for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive an additional annual bonus from CCOH of up to $300,000, based on the achievement of one or more annual performance goals determined by CCOH’s Board of Directors or a subcommittee thereof. Any bonus earned under the additional bonus opportunity will be paid by CCOH in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2016, Mr. Eccleshare received an annual bonus of $800,190, including an additional bonus in respect of 2016 performance of $100,000. Mr. Eccleshare also (1) received an additional bonus payment of $85,000 provided pursuant to his additional bonus opportunity earned with respect to 2014 performance, (2) received an additional bonus payment of $80,000 provided pursuant to his additional bonus opportunity earned with respect to 2015 performance and (3) earned an additional bonus of $270,000 with respect to his additional bonus opportunity with respect to 2016 performance, $90,000 of which was paid in February 2017 and $180,000 of which will be paid in equal installments in 2018 and 2019 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

CCOH continues to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment.

CCOH also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by CCOH or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, CCOH will reimburse this excess tax on a fully-grossed up basis for applicable taxes. CCOH also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to similarly-situated senior executives of CCOH; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. Further, CCOH agreed to make a car service available to Mr. Eccleshare for his business use. Mr. Eccleshare is also to be reimbursed for travel and entertainment related expenses, consistent with past practices pursuant to CCOH policy.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 CCOH restricted stock units on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with CCOH and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with other senior executives of CCOH. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Centaur plc. Upon his service with Centaur plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with CCOH or its affiliates, subject to CCOH’s prior written consent that will not be unreasonably withheld.

March 2, 2015 Amendment to January 24, 2012 Employment Agreement. Effective March 2, 2015, Mr. Eccleshare and CCOH entered into an amendment (the “First Eccleshare Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”). Pursuant to the terms of the First Eccleshare Amendment, (1) Mr. Eccleshare’s title was amended to be Chairman and Chief Executive Officer of CCI, (2) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for a period of one (1) year after the effective date of the First Eccleshare Amendment, after which Mr. Eccleshare can exercise the right to trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for thirty (30) days as provided for and in accordance with the terms of his Prior Employment Agreement, (3) CCOH agreed to continue to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable, both during the remainder of his employment with CCOH and for a period of twelve (12) months thereafter, and (4) CCOH agreed to reimburse Mr. Eccleshare for certain relocation costs associated with the relocation of Mr. Eccleshare and his family from New York City to London in connection with a termination due to death, “disability,” by CCOH without “cause” or by Mr. Eccleshare for Good Reason (as such terms are defined in the Prior Employment Agreement), whether such costs are incurred during his employment with CCOH or during the 12-month period thereafter (previously, Mr. Eccleshare would only be entitled to such reimbursement if the relevant costs were incurred during the 12-month period following termination of his employment with CCOH).

December 17, 2015 Amendment to January 24, 2012 Employment Agreement. Effective December 17, 2015, Mr. Eccleshare and CCOH entered into an amendment (the “Second Eccleshare Amendment”) to Mr. Eccleshare’s Prior Employment Agreement. Pursuant to the terms of the Second Eccleshare Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2017 and thereafter provided for automatic one-year extensions, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the agreement, (2) in the event there is a disposition of the European assets of CCI, Mr. Eccleshare will be considered for a cash payment in an amount to be determined by CCOH in its sole discretion, (3) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason if, after a restructuring or reorganization of CCOH or a sale or spinoff of all or a portion of CCOH’s operations, he continues as Chief Executive Officer of CCI (or any of its successors), (4) commencing in 2016, Mr. Eccleshare is eligible for an additional long-term incentive opportunity from CCOH, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Mr. Eccleshare’s manager and the board of directors or the compensation committee of CCOH, and (5) in consideration of Mr. Eccleshare entering into the First Eccleshare Amendment and the Second Eccleshare Amendment and as a result of the change in his position and duties related to the First Eccleshare Amendment and provided Mr. Eccleshare’s employment has not ended prior to March 1, 2016, Mr. Eccleshare shall receive, subject to certain conditions, (a) the severance payment he would have been entitled to pursuant to the Prior Employment Agreement, except it shall be paid in two annual installments of $1.1 million on March 1, 2016 and $1.1 million on March 1, 2017 and (b) vesting of one-half of any then unvested restricted stock units on March 1, 2016 and vesting of the other half of such restricted stock units on March 1, 2017.

Scott R. Wells

Effective March 3, 2015, CCOH entered into an employment agreement (the “Wells Employment Agreement”) with Mr. Wells. The Wells Employment Agreement has an initial term (the “Initial Term”) that ends on March 2, 2019 and thereafter provides for automatic four-year extensions, unless either CCOH or Mr. Wells gives prior notice electing not to extend the agreement. Subject to the termination provisions described below, Mr. Wells will receive a base salary from CCOH at a rate no less than $750,000 per year, which shall be increased at CCOH’s discretion. Mr. Wells will also have the opportunity to earn an annual performance bonus (the “Performance Bonus”) from CCOH for the achievement of financial and performance criteria established by CCOH and approved in the annual budget. The target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). For 2016, Mr. Wells received an annual bonus of $784,385, including an additional bonus in respect of 2016 performance of $50,000. In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from CCOH with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of CCOH, as applicable. The Wells Employment Agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of CCOH may participate. CCOH will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the Wells Employment Agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The Wells Employment Agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

If Mr. Wells’ employment with CCOH is terminated by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal, CCOH shall pay to Mr. Wells: (i) Mr. Wells’ accrued and unpaid base salary; (ii) any earned but unpaid prior year bonus, if any, through the date of termination; (iii) any unreimbursed business expenses; and (iv) any payments to which he may be entitled under any applicable employee benefit plan according to the terms of such plans and policies (collectively, the “Accrued Obligations”). In addition, if Mr. Wells has signed and returned (and has not revoked) a general release of claims in a form satisfactory to CCOH by the thirtieth (30th) day following the date of his termination, CCOH will: (i) pay to Mr. Wells, in periodic payments over a period of 18 months following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, Mr. Wells’ base salary; (ii) pay Mr. Wells in a lump sum an amount equal to the COBRA premium payments Mr. Wells would be required to pay for continuation of healthcare coverage during the 12-month period following the date of Mr. Wells’ termination (less the amount that Mr. Wells would have had to pay for such coverage as an active employee); (iii) pay to Mr. Wells a prorated bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year; (iv) pay to Mr. Wells a separation bonus in an amount equal to the Target Bonus to which Mr. Wells would be entitled for the year in which Mr. Wells’ employment terminates; and (v) any unvested Time Vesting Options (as defined below) scheduled to vest within the twelve (12) month period following the date of termination will vest in full on the date of termination and any unvested Performance Vesting Options (as defined below) will remain eligible to vest for the three (3) month period following the date of termination.

If Mr. Wells’ employment with CCOH is terminated due to Mr. Wells’ death or disability or Mr. Wells elects not to renew his employment, CCOH will pay to Mr. Wells or to his designee or estate the Accrued Obligations.

As provided in the Wells Employment Agreement, the compensation committee of the board of directors of CCOH approved an award by CCOH, effective as of March 3, 2015, of options to purchase shares of CCOH’s Class A common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options will vest in equal amounts on the first, second, third and fourth anniversaries of the effective date, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal). The Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal).

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with iHMMS. Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Walls’ annual base salary initially was set at $550,000, with eligibility for additional annual raises commensurate with company policy. Mr. Walls’ current annual base salary is $750,000. No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus. For 2016, Mr. Walls’ target bonus was set at $900,000, with 50% based on the achievement of a Company-wide OIBDAN of $1.969 billion and 50% based on the achievement of the other qualitative performance objectives. For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of iHMMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees. For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls. For 2016, Mr. Walls received an annual bonus of $818,280. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of iHeartMedia’s Class A common stock, which Mr. Walls exchanged for shares of restricted stock in 2012.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of iHMMS and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with iHMMS and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. iHMMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

2015 Long-Term Incentive Plan. iHeartMedia grants equity incentive awards to named executive officers and other eligible participants under the iHeartMedia LTIP. The iHeartMedia LTIP is intended to advance the interests of iHeartMedia and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, iHeartMedia or its affiliates who are in a position to make a significant contribution to the success of iHeartMedia and its affiliates.

The iHeartMedia LTIP allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of iHeartMedia and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, iHeartMedia or any of its affiliates in the case of other awards.

The iHeartMedia LTIP is administered by the Board. The Board determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the iHeartMedia LTIP. The Board also makes other determinations and interpretations necessary to carry out the purposes of the iHeartMedia LTIP. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the iHeartMedia LTIP are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the iHeartMedia LTIP. In addition, all participants in the iHeartMedia LTIP would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the iHeartMedia LTIP in connection with a public offering of iHeartMedia’s shares on terms and conditions requested by iHeartMedia or its underwriters.

CCOH Stock Incentive Plans. CCOH grants equity incentive awards to named executive officers in our outdoor businesses and other eligible participants under the 2012 Stock Incentive Plan and, prior to obtaining stockholder approval of the 2012 Stock Incentive Plan on May 18, 2012, the 2005 Stock Incentive Plan (collectively, the “CCOH Stock Incentive Plan”). The CCOH Stock Incentive Plan is intended to facilitate the ability of CCOH to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The CCOH Stock Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to CCOH or its subsidiaries.

The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee, except that the entire CCOH Board has sole authority for granting and administering awards to CCOH’s non-employee directors. The CCOH Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the CCOH Stock Incentive Plan. The CCOH Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the CCOH Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plans

As discussed above, iHeartMedia historically has provided awards to Messrs. Pittman, Bressler and Walls under the iHeartMedia Executive Incentive Plan and CCOH has provided awards to Mr. Eccleshare and Mr. Wells under the CCOH Executive Incentive Plan. In addition, Messrs. Pittman, Bressler and Eccleshare received additional bonus opportunities with respect to performance in 2016. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the iHeartMedia Executive Incentive Plan, the CCOH Executive Incentive Plan and the grant of awards to the named executive officers thereunder, as well as the additional bonus opportunities available to Messrs. Pittman, Bressler and Eccleshare.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2016.

Grants of Plan-Based Awards During 2016

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Robert W. Pittman	N/A(b)	—	1,800,000	3,600,000	—	—	—	—	—	—	—
	N/A(b)	—	500,000	500,000	—	—	—	—	—	—	—

Richard J. Bressler	N/A(b)	—	1,800,000	3,600,000	—	—	—	—	—	—	—
	N/A(b)	—	500,000	500,000	—	—	—	—	—	—	—

C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—	—	—	—
	1/19/16(c)	—	—	—	—	—	—	38,138	—	—	190,690
	2/26/16(d)	—	—	—	—	—	—	55,315	—	—	211,856
	9/21/16(e)	—	—	—	—	—	—	25,000	—	—	151,750

Scott R. Wells.	N/A(b)	—	750,000	1,500,000	—	—	—	—	—	—	—
	6/3/16(f)	—	—	—				82,236	25,654	—	604,924

Robert H. Walls, Jr.	N/A(b)	—	900,000	1,800,000	—	—	—	—	—	—	—
	1/19/16(g)	—	—	—	—	—	—	15,255	—	—	76,275
	2/26/16(h)	—	—	—	—	—	—	55,315	—	—	211,856

(a)	The amounts in the table reflect the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 8-Stockholders’ Deficit beginning on page A-98 of Appendix A.

(b)	Each of Messrs. Pittman, Bressler and Walls was granted a cash incentive award by iHeartMedia under the iHeartMedia Executive Incentive Plan based on the achievement of pre-established performance goals. Each of Messrs. Eccleshare and Wells was granted a cash incentive award by CCOH under the CCOH Executive Incentive Plan based on the achievement of pre-established performance goals. In addition, each of Messrs. Pittman, Bressler and Eccleshare was eligible to participate in an additional bonus opportunity with respect to iHeartMedia’s 2016 performance in the case of Messrs. Pittman and Bressler and CCOH’s 2016 performance in the case of Mr. Eccleshare. For 2016, Messrs. Pittman and Bressler each had the opportunity to earn up to $500,000 from iHeartMedia under their additional bonus opportunities and earned the full $500,000 based on 2016 performance, which will be paid at the same time as annual incentive bonus payments are paid in 2019 if they remain employed at that time. Mr. Eccleshare had the opportunity to earn up to $300,000 from CCOH under his additional bonus opportunity and earned $270,000 based on 2016 performance, of which $90,000 was paid at the end of February 2017 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $180,000 of which will be paid in equal installments of $90,000 each at the same time as the annual incentive bonus payments are paid generally in 2018 and 2019 if Mr. Eccleshare remains employed at that time. For further discussion of the 2016 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)	On January 19, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 38,138 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock units vested with respect to 22,883 of the shares on January 24, 2016, 7,627 of the shares on March 1, 2016 and the remaining 7,628 shares will vest on March 1, 2017.

(d)	On February 26, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 55,315 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock units vested with respect to 27,657 of the shares on March 1, 2016 and the remaining 27,658 shares will vest on March 1, 2017.

(e)	On September 21, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 25,000 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock units will vest with respect to 50% of the shares on September 21, 2019 and the other 50% shares on September 21, 2020.

(f)	On June 3, 2016, Mr. Wells was granted stock options to purchase shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On June 3, 2016, Mr. Wells was granted restricted stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock vests with respect to 50% of the shares on each of June 3, 2019 and June 3, 2020.

(g)	On January 19, 2016, Mr. Walls received a restricted stock unit award with respect to 15,255 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock units vested 100% on March 26, 2016.

(h)	On February 26, 2016, Mr. Walls received a restricted stock unit award with respect to 55,315 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan. The restricted stock units vested 100% on March 26, 2016.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2016.

In connection with the payment of a special cash dividend of $0.6026 per share on January 7, 2016 to CCOH’s stockholders of record as of January 4, 2016, CCOH adjusted the exercise price of options outstanding under the CCOH Stock Incentive Plan as of January 19, 2016 downward by $0.6026. In connection with the payment of a special cash dividend of $1.4937 per share on February 4, 2016 to CCOH’s stockholders of record as of February 1, 2016, Clear Channel Outdoor adjusted the exercise price of options outstanding under the CCOH Stock Incentive Plan as of February 26, 2016 downward by $1.4937. All other terms and conditions governing each such option remained unchanged. The table below reflects the terms of each option outstanding at December 31, 2016 and, accordingly, reflects such adjustments. In addition, CCOH issued additional restricted stock units to holders of restricted stock units in lieu of the special dividends that were paid to stockholders. The additional restricted stock units vest based on time according to the original vesting schedules of the underlying restricted stock unit awards. Mr. Eccleshare’s additional restricted stock units are included in the table below.

	Outstanding Equity Awards at December 31, 2016

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a) ($)
Name	(#) Exercisable		(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert W. Pittman	630,000	(b)	—		36.00	10/02/21	—		—	—		—
	—		—		—	—	50,000	(c)	55,500	100,000	(c)	111,000
	—		—		—	—	100,000	(d)	111,000	250,000	(d)	277,500
	—		—		—	—	135,870	(e)	686,144	—		—
	—		—		—	—	57,082	(f)	288,264	—		—

Richard J. Bressler	—		—		—	—	100,000	(g)	111,000	660,000	(g)	732,600
	—		—		—	—	135,870	(h)	686,144	—		—
	—		—		—	—	21,406	(i)	108,100	—

C. William Eccleshare	164,907	(j)	—		1.95	09/10/19	—		—	—		—
	22,500	(k)	—		1.38	02/24/20	—		—	—		—
	63,583	(l)	—		2.21	09/10/20	—		—	—		—
	15,360	(m)	—		5.56	12/13/20	—		—	—		—
	90,000	(n)	—		6.87	02/21/21	—		—	—		—
	90,000	(o)	—		5.80	03/26/22	—		—	—		—
	—		—		—	—	63,291	(p)	319,620	—		—
	—		—		—	—	7,628	(q)	38,521	—		—
	—		—		—	—	27,658	(r)	139,673	—		—
	—		—		—	—	25,000	(s)	126,250	—		—

Scott R. Wells	42,324	(t)	296,276	(t)	7.63	03/03/25	—		—	—		—
	9,441	(u)	28,323	(u)	8.49	06/15/25	—		—	—		—
	—		25,654	(v)	6.47	06/03/26	—		—	—		—
	—		—		—	—	45,830	(w)	231,442	—		—
	—		—		—	—	82,236	(x)	415,292	—		—

Robert H. Walls, Jr	—		—		—	—	6,000	(y)	6,660	30,000	(z)	33,300

(a)	For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2016 of $1.11. For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 31, 2016 of $5.05.

(b)	Mr. Pittman’s grant of options to purchase 166,000 shares of iHeartMedia’s Class A common stock vested on each of October 2, 2012 and October 2, 2013. However, in connection with his amended and restated employment agreement, iHeartMedia and Mr. Pittman amended this stock option on January 13, 2014 to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, as of December 31, 2016, all 630,000 of the options were vested.

(c)	Mr. Pittman’s unvested restricted stock award representing 150,000 shares of iHeartMedia’s Class A common stock vests as follows: 50,000 shares are time-vesting on October 15, 2017; and 100,000 shares will vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns.

(d)	Mr. Pittman’s unvested restricted stock award representing 350,000 shares of iHeartMedia’s Class A common stock vests as follows: (1) 100,000 shares of the award are time-vesting, with 50% vesting on December 31, 2017 and 50% vesting on December 31, 2018; and (2) 250,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns.

(e)	Mr. Pittman’s restricted stock award representing 271,739 shares of CCOH’s Class A common stock vested 135,869 shares on December 31, 2016. The remaining 135,870 shares will vest on December 31, 2017.

(f)	Mr. Pittman’s restricted stock award representing 85,197 shares of CCOH’s Class A common stock vested 28,115 shares on February 12, 2016 and 28,115 shares on February 12, 2017. The remaining shares will vest 28,967 shares on February 12, 2018.

(g)	Mr. Bressler’s unvested restricted stock award representing 760,000 shares of iHeartMedia’s Class A common stock vests as follows: (1) 100,000 shares of the award are time-vesting, with 50,000 shares vesting annually beginning July 29, 2017; (2) 360,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns; and (3) 300,000 shares of the award will vest on a pro rata basis (using straight line linear interpolation) only if the Sponsors receive between 200% and 278% return on their investment in iHeartMedia in the form of cash returns.

(h)	Mr. Bressler’s restricted stock award representing 271,739 shares of CCOH’s Class A common stock vested 135,869 shares on July 29, 2016. The remaining 135,870 shares will vest on July 29, 2017.

(i)	Mr. Bressler’s restricted stock award representing 31,948 shares of CCOH’s Class A common stock vested 10,542 shares on February 12, 2016 and 10,543 shares on February 12, 2017. The remaining shares will vest 10,863 shares on February 12, 2018.

(j)	Mr. Eccleshare’s grant of options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(k)	Mr. Eccleshare’s grant of options to purchase 62,094 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) options with respect to 15,524 shares vested on February 24, 2014.

(l)	Mr. Eccleshare’s grant of options to purchase 63,583 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 shares vested on September 10, 2013; and (4) options with respect to 15,897 shares vested on September 10, 2014.

(m)	Mr. Eccleshare’s grant of options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.

(n)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on February 21, 2012.

(o)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on March 26, 2013.

(p)	Mr. Eccleshare’s restricted stock unit award representing 126,582 shares of CCOH’s Class A common stock vested 50% on March 1, 2016 and 50% on March 1, 2017.

(q)	Mr. Eccleshare’s restricted stock unit award representing 38,138 shares of CCOH’s Class A common stock vested 22,883 shares on January 24, 2016, 7,627 shares on March 1, 2016 and 7,628 shares on March 1, 2017.

(r)	Mr. Eccleshare’s restricted stock unit award representing 55,315 shares of CCOH’s Class A common stock; 27,657 shares vested on March 1, 2016 and 27,658 shares vested on March 1, 2017.

(s)	Mr. Eccleshare’s unvested restricted stock unit award representing 25,000 shares of CCOH’s Class A common stock vests 50% on September 21, 2019 and 50% on September 21, 2020.

(t)	Mr. Wells’ grant of options to purchase 338,600 shares of CCOH’s Class A common stock vest as follows: (1) 169,300 of the shares of the award are time-vesting, with 25% vesting annually beginning March 3, 2016; and (2) 169,300 shares of the award will vest upon achievement of OIBDAN targets to be specified by the Board.

(u)	Mr. Wells’ grant of options to purchase 37,764 shares of CCOH’s Class A common stock vest in four equal installments beginning June 15, 2016.

(v)	Mr. Wells’ grant of options to purchase 25,654 shares of CCOH’s Class A common stock vest in four equal installments beginning June 3, 2017.

(w)	Mr. Wells’ unvested restricted stock award representing 45,830 shares of CCOH’s Class A common stock vests 50% on June 15, 2018 and 50% on June 15, 2019.

(x)	Mr. Wells’ unvested restricted stock award representing 82,236 shares of CCOH’s Class A common stock vests 50% on June 3, 2019 and 50% on June 3, 2020.

(y)	Mr. Walls’ unvested restricted stock award representing 6,000 shares of iHeartMedia’s Class A common stock will vest on October 15, 2017.

(z)	Mr. Walls’ unvested restricted stock award representing 30,000 shares of iHeartMedia’s Class A common stock will vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2016.

Option Exercises and Stock Vested During 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Robert W. Pittman	—	—	213,984	855,947
Richard J. Bressler	—	—	196,411	1,052,148
C. William Eccleshare	—	—	311,332	1,427,888
Scott R. Wells	—	—	—	—
Robert H. Walls, Jr	—	—	203,152	885,726

(a)	Represents the gross number of shares acquired on vesting of iHeartMedia restricted stock by Messrs. Pittman, Bressler and Walls and the gross number of shares acquired on vesting of CCOH restricted stock units by Messrs. Pittman, Bressler, Eccleshare and Walls, without taking into account any shares withheld to satisfy applicable tax obligations. For Mr. Eccleshare, includes vesting of one-half of all unvested restricted stock units held by Mr. Eccleshare on March 1, 2016 pursuant to the Second Eccleshare Amendment.
(b)	Represents the value of the vested restricted stock or restricted stock units, as applicable, calculated by multiplying (1) the number of vested shares of restricted stock or the number of vested restricted stock units, as applicable, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

PENSION BENEFITS

iHeartMedia, iHeartCommunications and CCOH do not sponsor any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

iHeartMedia historically has offered a nonqualified deferred compensation plan for a select group of management or highly compensated employees, pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Any matching credits on amounts deferred would be made in iHeartMedia’s sole discretion and iHeartMedia retains ownership of all assets until distributed. Participants in the plan could allocate their deferrals and any iHeartMedia matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and company matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin. Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more. If a participant terminates employment and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination. Distributions due to financial hardship (as determined by iHeartMedia’s Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible. None of the named executive officers currently participates in the plan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2015 trigger event for each scenario.

Robert W. Pittman

Termination by iHeartMedia for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman.  Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 15 days to cure.

If iHeartMedia terminates Mr. Pittman’s employment for Cause, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability.  If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards.  Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested iHeartMedia stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of iHeartMedia where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in iHeartMedia immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause within 12 months after a change of control, his time-vesting iHeartMedia restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and iHeartMedia amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014.  In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by iHeartMedia and CCOH on January 13, 2014.

The iHeartMedia restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by iHeartMedia without Cause, because iHeartMedia does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of iHeartMedia continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of iHeartMedia’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with iHeartMedia and its subsidiaries is terminated by iHeartMedia for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by iHeartMedia, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in iHeartMedia’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting iHeartMedia for CCOH). In the event of Mr. Pittman’s termination of employment or service from iHeartMedia for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement.  Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, iHeartMedia will pay him a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the iHeartMedia restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by iHeartMedia for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to iHeartMedia or any unaffiliated companies.

Richard J. Bressler

Termination by iHeartMedia for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler.  Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of CCOH will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide iHeartMedia with 30 days notice, after which iHeartMedia has 30 days to cure.

If iHeartMedia terminates Mr. Bressler’s employment for Cause, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus and additional bonus opportunity with respect to a previous year (“Earned Prior Year Annual and Additional Bonus”).

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his additional bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability.  If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions.  Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be

“excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards.  In connection with Mr. Bressler’s employment agreement, he was granted awards of restricted stock by iHeartMedia and CCOH on July 29, 2013.

The iHeartMedia award of 910,000 restricted shares of iHeartMedia’s Class A common stock is divided into three tranches consisting of: (1) 250,000 shares (the “Bressler Tranche 1 Shares”); (2) 360,000 shares (the “Bressler Tranche 2 Shares”); and 300,000 shares (the “Bressler Tranche 3 Shares”). The Bressler Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event of a Good Leaver Termination; and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within the 90-day period prior to a Change in Control or following a Change in Control. The Bressler Tranche 2 Shares and Bressler Tranche 3 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC, be converted to a dollar vesting schedule such that the Bressler Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of iHeartMedia’s Class A common stock reaches $36, and the Bressler Tranche 3 Shares will vest, if at all, on a pro rated basis (using straight line linear interpolation) upon the achievement, if any, of a Fair Market Value of iHeartMedia Class A common stock of between $72 and $100.08; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

On July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of Class A common stock of CCOH. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of CCOH restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with iHeartMedia, CCOH and its subsidiaries is terminated by iHeartMedia or CCOH for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by CCOH and its subsidiaries by reason of termination by CCOH with or without Cause or at the written request of iHeartMedia but continues to be employed by iHeartMedia, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in the iHeartMedia LTIP) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting iHeartMedia for CCOH).

C. William Eccleshare

Termination by CCOH for Cause or by Mr. Eccleshare without Good Reason.  Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by CCOH for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of CCOH’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (provided that Mr. Eccleshare shall not have Good Reason to terminate employment if, after a restructuring or reorganization of CCOH or a sale or spinoff of all or a portion of CCOH’s operations, Mr. Eccleshare continues as Chief Executive Officer of Clear Channel International (or any of its successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of CCOH; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by CCOH of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide CCOH with 30 days’ written notice, after which CCOH has 30 days to cure, and Mr. Eccleshare must terminate employment within ten (10) days following the expiration of CCOH’s cure period, if he still intends to terminate.

If Mr. Eccleshare’s employment is terminated by CCOH for Cause or by Mr. Eccleshare without Good Reason, CCOH will pay to Mr. Eccleshare his Accrued Amounts. In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus and, if CCOH terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, CCOH will pay any base salary for any remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his CCOH stock options will be cancelled and any unvested CCOH restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested CCOH stock options will be cancelled, he will have three months to exercise any vested

CCOH stock options and any unvested CCOH restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCOH without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by CCOH or Upon Change in Control.  If CCOH terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if CCOH does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, CCOH will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred during employment or within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee, subject to submission of expenses in accordance with the CCOH’s reimbursement policy (the “Relocation Fee”); (3) pay to Mr. Eccleshare the Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a Prorated Annual Bonus; and (5) provide for him and his dependents continued participation in CCOH’s group health plan that covers Mr. Eccleshare at CCOH’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse CCOH for any forfeited pro-rata portion of the Severance Payment, Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by CCOH without Cause or by Mr. Eccleshare for Good Reason, his unvested CCOH restricted stock units awarded on July 26, 2012 will vest, his unvested CCOH stock options will be cancelled and his vested CCOH stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested CCOH stock options and CCOH restricted stock units will vest upon a change in control, with or without termination. Further in this event, Mr. Eccleshare shall receive any unpaid portion of the payment to which he is entitled as a result of the Second Eccleshare Amendment, and any unvested restricted stock units shall automatically vest on his last day of employment.

Termination due to Disability.  If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, CCOH may terminate his employment. If Mr. Eccleshare’s employment is terminated, CCOH will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Eccleshare’s employment is terminated by his death, CCOH will pay to his designee or estate: (1) the Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; (4) the Relocation Fee; and (5) the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested CCOH stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested CCOH restricted stock units will vest.

Scott R. Wells

Termination by CCOH for Cause or by Mr. Wells without Good Reason.  Mr. Wells’ employment agreement provides for the following payments and benefits upon termination by CCOH for “Cause” or by Mr. Wells without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Wells’: (1) willful misconduct; (2) willful refusal or repeated failure to perform his duties (other than due to disability); (3) willful refusal or repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other criminal conduct that has or would result in material injury to CCOH; (5) a material breach of his employment agreement; or (6) a material violation of CCOH’s written employment and management policies that has or would result in material injury to CCOH. In the case of (2), (3), (5), or (6), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Wells has previously been provided notice, those acts will not constitute Cause unless Mr. Wells is provided with 15 days to cure after written notice.

The term “Good Reason” includes: (1) a material reduction in Mr. Wells’ base compensation; (2) a required relocation of Mr. Wells’ residence to a location more than 35 miles from its current location; (3) a material reduction in duties, authority or responsibilities; (4) a requirement that Mr. Wells report to any person of lesser authority than the Chairman and Chief Executive Officer of CCOH or the Chief Financial Officer of CCOH; or (5) a material breach by CCOH of the terms of the employment agreement. To terminate for Good Reason, Mr. Wells must provide CCOH with 30 days’ written notice, after which CCOH has 30 days to cure.

If Mr. Wells is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus.

Termination by CCOH without Cause, by Mr. Wells for Good Reason or Upon Non-Renewal of the Agreement by CCOH.  If Mr. Wells is terminated by CCOH without Cause, Mr. Wells resigns for Good Reason or the agreement is not renewed by CCOH: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) in periodic payments in accordance with ordinary payroll practices and deductions, his base salary on the date of termination for 18 months (the “Wells Severance Payments”); (b) a Prorated Annual Bonus; (c) a separation bonus in an amount equal to 100% of his then-applicable target annual bonus in respect of the year of termination (the “Separation Bonus”), with such Separation Bonus to be paid in a lump sum; (d) a lump sum equal to the product of (i) 12 and (ii) the COBRA premiums Mr. Wells would be required to pay if he elected to continue the health benefits coverage he had prior to the termination date (less the amount Mr. Wells would have to pay for such coverage as an active employee); and (e) any unvested time vesting options scheduled to vest within the twelve month period following the date of termination, which options shall be considered fully vested on the date of termination and any unvested performance vesting options shall remain eligible to vest for the three month period following the date of termination. If Mr. Wells violates the terms of severance agreement and general release of claims, the Wells Severance Payments shall cease.

Termination due to Disability.  If Mr. Wells is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCOH may terminate his employment. If Mr. Wells’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Termination due to Death.  If Mr. Wells’ employment is terminated by his death, CCOH will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Robert H. Walls, Jr.

Termination by iHMMS for Cause or by Mr. Walls without Good Cause.  Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by iHMMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to iHMMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; or (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to iHMMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with 10 days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) iHMMS’ material breach of the agreement after written notice from Mr. Walls specifying the alleged failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide iHMMS with 30 days notice, after which iHMMS has 30 days to cure. If iHMMS has not cured and Mr. Walls elects to terminate his employment, he must do so within ten days after the end of the cure period.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts. If Mr. Walls resigns without Good Cause, he will receive his base salary for the 60-day notice period and any Accrued Amounts and Earned Prior Year Annual Bonus. If he is terminated with Cause or if he resigns without Good Cause, his unvested iHeartMedia restricted stock and his unvested CCOH restricted stock units will be forfeited. If Mr. Walls’ employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), his unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by iHMMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control.  If Mr. Walls is terminated by iHMMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and Earned Prior Year Annual Bonus; and (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a Prorated Annual Bonus. However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a prorata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

Termination due to Disability.  If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, iHMMS may terminate his employment. If Mr. Walls’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts; (2) a lump sum cash payment equal to any Earned Prior Year Annual Bonus; and (3) provided he signs and returns a release of claims in the time period required, a Prorated Annual Bonus. In addition, Mr. Walls’ unvested CCOH restricted stock units will continue to vest as if he were employed if his employment is terminated due to disability. His unvested iHeartMedia restricted stock will be forfeited.

Termination due to Death.  If Mr. Walls’s employment is terminated by his death, iHMMS will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. In addition, his unvested CCOH restricted stock units will vest if his employment is terminated due to death. His unvested iHeartMedia restricted stock will be forfeited.

Limitation on Benefits.  To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

Post-Employment Table

With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers, as if the triggering event occurred on December 31, 2016. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control” without Termination(b)	“Change in Control” with Termination
Robert W. Pittman	Cash payment	—	$8,300,000	(c)	2,300,000	(d)	2,300,000	(d)	—		—	$8,300,000	(c)
	Value of benefits(e)	—	25,036		25,036		25,036		—		—	25,036
	Vesting of equity awards(f)	—	574,116		55,500		55,500		—		69,375	1,681,072	(g)
	Gross-up payment	—	—		—		—		—		—	—	(h)

	TOTAL	—	$8,899,152		$2,380,536		$2,380,536		—		$69,375	$10,006,108

Richard J. Bressler(i)	Cash payment	—	$6,800,000	(j)	$2,300,000	(k)	$2,300,000	(k)	—		—	$6,800,000	(j)
	Value of benefits(e)	—	25,036		25,036		25,036		—		—	25,036
	Vesting of equity awards(f)	—	612,024		55,500		55,500		—		—	1,377,029	(l)
	Gross-up payment	—	—		—		—		—		—	—	(h)

	TOTAL	—	$7,437,060		$2,380,536		$2,380,536		—		$—	$8,202,065

C. William Eccleshare	Cash payment	—	$3,245,190	(m)	$1,045,190	(n)	$1,045,190	(n)	$491,575	(o)	—	—
	Vesting of equity awards(f)	—	624,064		—		624,064		—		624,064	—

	TOTAL	—	$3,869,254		$1,045,190		$1,669,254		$491,575		$624,064	—

Scott R. Wells.	Cash payment	—	$2,659,385	(p)	—		—		—		—	—
	Value of benefits(e)	—	11,371		—		—		—		—	—

	TOTAL	—	$2,670,756		—		—		—		—	—

Robert H. Walls, Jr.	Cash payment	—	$3,293,280	(q)	818,280	(r)	818,280	(r)	123,288	(s)	—	—
	Vesting of equity awards(f)	—	—		—		—		—		—	6,660	(t)

	TOTAL	—	$3,293,280		818,280		818,280		123,288		—	$6,660

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2016.

(b)	Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Represents (1) two times the sum of Mr. Pittman’s base salary at termination and annual bonus target for the year ended December 31, 2016; (2) an annual bonus for the year ended December 31, 2016; and (3) his earned but unpaid prior year additional bonus.

(d)	Represents (1) an annual bonus for the year ended December 31, 2016 pursuant to Pittman’s employment agreement; and (2) his earned but unpaid prior year additional bonus.

(e)	The values associated with the continued provision of health benefits are based on the 2016 premiums for insurance multiplied by the amount of time Messrs. Pittman, Bressler and Wells are entitled to those benefits pursuant to their respective employment agreements.

(f)

Amounts reflect the value of unvested iHeartMedia equity awards held by the respective named executive officers on December 31, 2016 that would be subject to accelerated vesting. This value is based upon the closing price of iHeartMedia’s Class A common stock on December 31, 2016 of $1.11, but it excludes stock options with an exercise price exceeding the closing price of iHeartMedia’s Class A common stock on December 31, 2016. Also, in the case of Messrs. Pittman, Bressler and Eccleshare, the amounts reflect the value of unvested CCOH equity awards on December 31, 2016, based upon the closing price of CCOH’s Class A common stock on December 31, 2016 of $5.05 and excluding any stock options with an exercise price exceeding the closing price of CCOH’s Class A common stock on December 31, 2016. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(g)	If Mr. Pittman’s employment had been terminated on December 31, 2016, in connection with the change of control transactions described in the table below, his restricted stock with the values set forth below at December 31, 2016, would have vested:

Event	Value of Restricted Stock at 12/31/16
Pittman 2014 Tranche 1 of iHeartMedia restricted stock vests 100% if a Good Leaver Termination occurs within 90 days before a change in control or after a change in control	$111,000

Pittman 2014 Tranche 2 of iHeartMedia restricted stock vest 25% if a Good Leaver Termination occurs within 18 months after a Standalone Change in Control	$69,375

Pittman 2012 Tranche 1 of iHeartMedia restricted stock vest 100% if Termination occurs within 12 months after a change of control	$55,500

CCOH restricted stock vests 100% along with accumulated dividends if a termination occurs within 90 days before or 12 months after a change in control	$1,445,197

Mr. Pittman was also granted stock options for iHeartMedia in 2011. However, as of the change in control date, the options were underwater. Therefore no value for the options was included in this table. See “—Robert W. Pittman” for further information regarding the vesting of Mr. Pittman’s equity awards.

(h)	In certain circumstances described under “—Robert W. Pittman” and “—Richard J. Bressler” above, Messrs. Pittman and Bressler would be eligible to receive an excise tax gross-up payment under the terms of their employment agreement. For purposes of calculating the gross-up amount shown in the table, the Company has assumed the termination and change in control scenario that would generate the largest gross-up payment for Messrs. Pittman and Bressler if they were terminated on December 31, 2016, which would be a Good Leaver Termination that occurs within 90 days after a change in control that also constitutes a Standalone Change in Control under their agreements.

(i)	Amounts reflected in the table represent the entire portion of post-employment payments for Mr. Bressler. Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Bressler, other than payments with respect to the vesting of any iHeartMedia equity awards, would be allocated to CCOH. For 2016, this allocation is based on CCOH’s 2015 OIBDAN as a percentage of iHeartCommunications’ 2015 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

(j)	Represents (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2016, (2) an annual bonus for the year ended December 31, 2016 and (3) an additional bonus for the year ended December 31, 2016 pursuant to Mr. Bressler’s employment agreement.

(k)	Represents (1) an annual bonus for the year ended December 31, 2016 and (2) an additional bonus for the year ended December 31, 2016 pursuant to Mr. Bressler’s employment agreement.

(l)	If Mr. Bressler’s employment had been terminated on December 31, 2016, in connection with the change in control transactions described in the table below, his restricted stock with the values set forth below at December 31, 2016 would have vested:

Event	Value of Restricted Stock at 12/31/16
Bressler Tranche 1 of iHeartMedia restricted stock vests 100% if a Good Leaver Termination occurs within 90 days before a change in control or after a change in control	$111,000

CCOH restricted stock vests 100% along with any accumulated dividends if a termination occurs within 90 days before or 12 months after a change in control	$1,266,029

See “—Richard J. Bressler” for further information regarding the vesting of Mr. Bressler’s equity awards.

(m)	Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2016, (2) an annual bonus for the year ended December 31, 2016, (3) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2013 performance, and (4) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement.

(n)	Represents (1) an annual bonus for the year ended December 31, 2016, (2) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2014 performance, and (3) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement.

(o)	Represents (1) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2014 performance, (2) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement, and (3) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(p)	Represents the amount payable to Mr. Wells pursuant to his employment agreement, which includes (1) 1.5 times his base salary at termination, (2) his annual bonus target for the year ended December 31, 2016, and (3) a prorated annual bonus for the year ended December 31, 2016. If Mr. Wells were terminated without cause, any time-vesting CCOH options that would vest within one year following the termination date would vest. Also, any performance-vesting options would remain eligible to vest for 3 months following the termination date.

(q)	Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes (1) 1.5 times the sum of his base salary at termination and annual bonus target for the year ended December 31, 2016 and (2) a prorated annual bonus for the year ended December 31, 2016.

(r)	Represents the annual bonus for the year ended December 31, 2016 for Mr. Walls.

(s)	Represents the base salary under the required 60-day notice period under Mr. Walls’ employment agreement.

(t)	If Mr. Walls were terminated within 12 months after a change in control, his time-vesting iHeartMedia restricted stock would vest. The value of his time-vesting iHeartMedia restricted stock at December 31, 2016 was $6,660.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with iHeartMedia’s Compensation Committee, management conducted an assessment of whether iHeartMedia’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, iHeartMedia’s Compensation Committee has focused on aligning iHeartMedia’s compensation policies with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks to iHeartMedia.

Management reported its findings to iHeartMedia’s Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on iHeartMedia.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2016 are set forth in the table below. The non-employee directors of iHeartMedia are reimbursed for their expenses associated with their service as directors of iHeartMedia, but currently do not receive compensation for their service as directors of iHeartMedia (other than Messrs. Brace and Cremens). Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia. They do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above. Laura A. Grattan replaced Julia B. Donnelly as a member of our Board on April 7, 2016 and John N. Belitsos replaced Ian K. Loring as a member of our Board on July 20, 2016.

Messrs. Brace and Cremens were appointed to our Board as independent directors in May 2016. The Board’s compensation structure for Messrs. Brace and Cremens consists of the following components: (1) an annual cash retainer of $200,000, payable quarter in arrears; (2) a per diem fee of $5,000 for days on which they devote substantially all of their time working on matters relating to iHeartMedia; and (3) an additional annual cash retainer of $30,000 for Mr. Brace as Chairman of the Audit Committee. Messrs. Brace and Cremens are also reimbursed for their expenses associated with their service as directors of iHeartMedia.

Director Compensation Table

	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
David C. Abrams	—	—	—
Irving L. Azoff	—	—	—
John N. Belitsos	—	—	—
Frederic F. Brace	174,276	—	174,276
Richard J. Bressler	—	—	—
James C. Carlisle	—	—	—
John P. Connaughton	—	—	—
Charles H. Cremens	162,473	—	162,473
Julia B. Donnelly	—	—	—
Laura A. Grattan	—	—	—
Blair E. Hendrix	—	—	—
Matthew J. Freeman	—	—	—
Jonathon S. Jacobson	—	—	—
Ian K. Loring	—	—	—
Robert W. Pittman	—	—	—
Scott M. Sperling	—	—	—

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires iHeartMedia’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of iHeartMedia to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish iHeartMedia with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: Mr. Cremens was late in filing a Form 3 within ten days following the day on which he was appointed as a director; Mr. Brace was late in filing a Form 3 within ten days following the day on which he was appointed as a director. Neither Mr. Cremens nor Mr. Brace owned any shares reportable on Form 3.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2016, Messrs. Abrams, Carlisle, Connaughton, Hendrix and Jacobson served as the members of our Compensation Committee. There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2016 and as of the date of this proxy statement. During 2016, no member of the Compensation Committee simultaneously served as an executive officer of iHeartMedia. For relationships between members of the Compensation Committee and iHeartMedia requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, see “Certain Relationships and Related Party Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE MERGER AND THE MANAGEMENT AGREEMENT

In connection with our incorporation by the Sponsors for the purpose of acquiring iHeartCommunications pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”), we became party to a management agreement with the Sponsors and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to us and our wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the year ended December 31, 2016, we incurred an aggregate of $15.3 million in management fees and reimbursable expenses.

STOCKHOLDERS AGREEMENTS

We are party to a stockholders agreement with CC IV, CC V, Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to our Board; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of iHeartMedia; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by iHeartMedia or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. We, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties that set forth terms and conditions under which certain of their shares of our common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

AFFILIATE TRANSACTION AGREEMENT

We, the Sponsors and iHeartCommunications are party to an agreement under which iHeartMedia agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between iHeartMedia or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of iHeartMedia or a majority of the then-outstanding shares of our Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) of the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of iHeartMedia whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). That agreement expires upon the earlier of (1) an underwritten public offering and sale of our common stock which results in aggregate proceeds in excess of $250 million to us and after which our common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of iHeartMedia.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between iHeartMedia or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and iHeartMedia or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by iHeartMedia or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of iHeartMedia are made whole for the portion of such fees paid by iHeartMedia that would otherwise be proportionate to their share holdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of iHeartMedia that is offered generally to other stockholders of iHeartMedia (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of iHeartMedia will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of iHeartMedia with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of iHeartMedia), in which the direct and indirect stockholders of iHeartMedia immediately prior to such consolidation, merger, reorganization or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of iHeartMedia or other surviving entity immediately after such consolidation, merger, reorganization or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of iHeartMedia or other surviving entity immediately after such consolidation, merger, reorganization or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of iHeartMedia’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease or other disposition of all or substantially all of the assets of iHeartMedia.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented or otherwise modified without the prior written approval of either (1) a majority of the independent directors of iHeartMedia elected by the holders of Class A common stock of iHeartMedia or (2) a majority of the then-outstanding public shares.

CORPORATE SERVICES AGREEMENT

iHMMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, as long as iHeartCommunications continues to own greater than 50% of the total voting power of CCOH’s common stock, iHMMS will provide CCOH with such services and other assistance, which CCOH must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;

•	certain executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow iHMMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, iHMMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of iHeartCommunications will be made available to CCOH, and CCOH will be obligated to utilize those executive officers, to serve as CCOH’s executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date iHeartCommunications owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH. iHMMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of iHeartCommunications. The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity-based compensation. See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (g) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2016, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $36  million.

COMMERCIAL TRANSACTIONS

As described elsewhere in this proxy statement, entities controlled by the Sponsors hold all of the shares of our Class B common stock and Class C common stock, representing a majority (whether measured by voting power or economic interest) of our equity. Seven of our current directors (John N. Belitsos, James C. Carlisle, John P. Connaughton, Matthew J. Freeman, Laura A. Grattan, Blair E. Hendrix and Scott M. Sperling) are affiliated with the Sponsors. Prior to becoming our President and Chief Financial Officer on July 29, 2013, Richard J. Bressler was a managing director at THL. In addition, director David C. Abrams is the managing member of the investment firm Abrams Capital, which beneficially owned 21.8% of our outstanding Class A common stock as of April 6, 2017, and director Jonathon S. Jacobson is the founder and Chief Investment Officer of the investment firm Highfields Capital Management, which beneficially owned 31.9% of our outstanding Class A common stock as of April 6, 2017. See “Security Ownership of Certain Beneficial Owners and Management.”

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and provide premiere opportunities for advertisers. We operate in more than 35 countries across five continents. The Sponsors are private equity firms and Mr. Abrams and Mr. Jacobson are affiliated with investment firms, each of which has investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by the Sponsors and the investment firms affiliated with Mr. Abrams and Mr. Jacobson, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2016, we provided ordinary course of business advertising and other services and/or received ordinary course of business services related to our media and entertainment and outdoor businesses exceeding $120,000 in value with respect to 15 companies in which one or both of the Sponsors directly or indirectly owned a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $12.3 million by these entities and we paid $2.7 million to these entities with respect to these 2016 transactions, including to an entity in which THL directly or indirectly owns a greater than 10% equity interest that provided us with commercial credit card processing services and payroll tax services pursuant to an arms-length agreement at competitive market rates. During 2016, we paid approximately $128,000 pursuant to this agreement.

On July 15, 2016, Broader Media, LLC, an indirect wholly-owned subsidiary of the Company (“Broader Media”), repurchased from unaffiliated third parties approximately $285.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 (the “2018 Notes”) for an aggregate purchase price of approximately $165.3 million (the “Third Party Transaction”). On the same day, Broader Media repurchased an additional $98.0 million aggregate principal amount of the 2018 Notes from investment firms affiliated with David C. Abrams, a member of our Board of Directors for an aggregate purchase price of approximately $56.9 million (the “Abrams Transaction”). The Abrams Transaction was made at the same price and on terms substantially similar to those of the Third Party Transaction. In accordance with our related party transaction policy, the Abrams Transaction was approved by a majority of the disinterested directors on our Board.

During 2016, we engaged Pop2Life to provide certain promotional and entertainment services and we paid Pop2Life approximately $4.8 million. Azoff MSG Entertainment, LLC, of which our director Mr. Azoff is also Chairman and CEO, owns a 50% equity interest in Pop2Life. The use of services provided by Pop2Life has been approved by our Audit Committee.

From time to time the Sponsors or their affiliates or the investment firms affiliated with Mr. Abrams and Mr. Jacobson may acquire loans or debt securities (collectively, the “iHeartCommunications Debt Securities”) issued by iHeartCommunications either directly from iHeartCommunications, in open market transactions or through loan syndications. As of December 31, 2016, the Sponsors collectively owned approximately $1.2 billion of term loans under iHeartCommunications’ senior secured credit facilities and the investment firms affiliated with Mr. Abrams and Mr. Jacobson owned approximately $17.8 million of term loans under iHeartCommunications’ senior secured credit facilities, and Bain Capital owned approximately $213.0 million of other iHeartCommunications debt securities and the investment firms affiliated with Mr. Abrams and Mr. Jacobson owned approximately $184.9 million of other iHeartCommunications debt securities. As of March 27, 2017, the Sponsors collectively owned approximately $1.2 billion of term loans under iHeartCommunications’ senior secured credit facilities and the investment firms affiliated with Mr. Abrams and Mr. Jacobson owned approximately $17.8 million of term loans under iHeartCommunications’ senior secured credit facilities, and Bain Capital owned approximately $213.0 million of other iHeartCommunications debt securities and the investment firms affiliated with Mr. Abrams and Mr. Jacobson owned approximately $186.4 million of other iHeartCommunications debt securities. During 2016, iHeartCommunications also paid an aggregate of approximately $115.3 million in interest and an aggregate of approximately $0 in principal on the iHeartCommunications Debt Securities owned by the Sponsors and an aggregate of approximately $25.7 million in interest and an aggregate of approximately $0 in principal on the iHeartCommunications Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson. The largest principal amount of the iHeartCommunications Debt Securities owned by the Sponsors collectively and owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively was approximately $1.6 billion and $299.2 million, respectively, during 2016. As of December 31, 2016, the iHeartCommunications term loans owned by the Sponsors and the investment firm affiliated with Mr. Jacobson bear interest at various rates between LIBOR + 3.65% and LIBOR + 7.50%. The other iHeartCommunications Debt Securities owned by the Sponsors bear interest at 9.0% and the other iHeartCommunications Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson bear interest at 14.0% and 9.0%, respectively.

In September 2016, iHeartCommunications completed a consent solicitation (the “September 2016 Consent Solicitation”) with respect to its outstanding Senior Notes due 2021 (the “2021 Notes”), and in December 2016, iHeartCommunications completed another consent solicitation (the “December 2016 Consent Solicitation”) with respect to the 2021 Notes. Funds affiliated with Mr. Abrams were holders of the 2021 Notes and received consent payments of approximately $916,113 in the September 2016 Consent Solicitation and

approximately $180,800 in the December 2016 Consent Solicitation. In addition, funds affiliated with Mr. Abrams will be entitled to an additional consent payment of $271,201 if we complete an exchange offer in which iHeartCommunications relies on the changes effected by the indenture amendment that was approved in the December 2016 Consent Solicitation.

During 2012, iHeartCommunications offered eligible lenders under its senior secured credit facility the opportunity to exchange certain outstanding term loans for newly issued iHeartCommunications 9.0% Priority Guarantee Notes due 2019 (the “Priority Guarantee Notes”). As part of that transaction, the Sponsors and investment firms affiliated with Mr. Abrams and Mr. Jacobson exchanged term loans held by them for the same principal amount of iHeartCommunications’ Priority Guarantee Notes. Similarly, during 2013, iHeartCommunications offered to eligible holders of its outstanding 10.75% Senior Cash Pay Notes due 2016 and 11.00%/11.75% Senior Toggle Notes due 2016 (collectively, the “Outstanding Senior Notes”) the opportunity to exchange Outstanding Senior Notes for newly issued iHeartCommunications Senior Notes due 2021 (the “New Senior Notes”). Investment firms affiliated with Mr. Abrams exchanged Outstanding Senior Notes for New Senior Notes as part of that transaction. Because these entities are affiliates of iHeartCommunications’, they were not eligible to participate in the “A/B exchange offers” with respect to the Priority Guarantee Notes and the New Senior Notes that were required by the registration rights agreements relating to such notes. Under the terms of the registration rights agreements relating to the Priority Guarantee Notes and the New Senior Notes, these affiliates holding the unregistered Priority Guarantee Notes had the right to require iHeartCommunications to file a shelf registration statement for the resale of their Priority Guarantee Notes by giving notice by August 2013 and investment firms affiliated with Mr. Abrams had the right to require iHeartCommunications to file a shelf registration statement for the resale of their New Senior Notes by giving notice by March 2014. In exchange for the agreement of these affiliates still holding unregistered Priority Guarantee Notes or unregistered New Senior Notes not to trigger the requirement to file a shelf registration statement by the applicable deadlines and waive their existing rights, in August 2013 iHeartCommunications agreed to extend the time period that these affiliates may trigger their rights to require us to file a shelf registration statement for the Priority Guarantee Notes and in March 2014 iHeartCommunications agreed to extend the time period that the investment firms affiliated with Mr. Abrams may trigger their rights to require us to file a shelf registration statement for the New Senior Notes. To date, none of these affiliates has triggered these rights.

As part of the employment agreement for Robert W. Pittman, who became our Chief Executive Officer and a member of our Board on October 2, 2011, we agreed to provide him with an aircraft for his personal and business use during the term of his employment. For a description of Mr. Pittman’s employment agreement, see “Executive Compensation—Employment Agreements with the Named Executive Officers.” Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time upfront lease payment of $3.0 million during 2011.

On December 13, 2013 we terminated the lease agreement with Yet Again Inc. Pursuant to the terms of the original lease, Yet Again Inc. refunded to us $1,953,427 of the one-time upfront lease payment, based upon the period remaining in the term. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time payment of $1,953,427, which our subsidiary paid in 2013. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). In addition, we paid Mr. Pittman $32,581 during 2016 as reimbursement for Mr. Pittman’s business use of a helicopter. In 2015, pursuant to an agreement made in 2014, we subleased 10,000 square feet of unused space within one of our office leases in New York City (midtown Manhattan) to North American Membership Group, Inc., (“NAMG”) a portfolio company of Pilot Group II LP, an entity in which Mr. Pittman is an investor and in which he controls the general partner (“Pilot Group”). Fixed rent during 2015 was approximately $400,000 plus a proportionate share of building expenses. We also subleased 5,000 square feet within that same lease to Pilot Group Manager LLC, the management company for the Pilot Group and an entity in which Mr. Pittman is a member, for fixed rent during 2015 of approximately $158,000 plus a proportionate share of building expenses. While both subleases contained annual renewal clauses, neither Pilot Group Manager LLC, nor NAMG, opted to exercise their renewal options for 2016, electing instead to downsize their respective subspaces within our leasehold. Effective January 1, 2016, NAMG subleased 3,000 square feet within that same leasehold for a fixed rent of $94,530 annually plus a proportionate share of building expenses, from us and the Pilot Group subleased 1,800 square feet for a fixed rent of $56,718 annually plus a proportionate share of building expenses. During 2016, neither NAMG nor Pilot Group Manager LLC renewed their respective subleases for 2017 and the subleases were both terminated as of December 31, 2016. In addition, on November 15, 2010, we issued and sold 706,215 shares of our Class A common stock to Pittman CC LLC, a Delaware limited liability company controlled by Mr. Pittman, for $5,000,000 in cash, pursuant to a Stock Purchase Agreement dated November 15, 2010 by and among Pittman CC LLC, CC IV and CC V. Fifty percent of the shares were vested upon issuance and the remaining shares will vest upon certain liquidity transactions initiated by the Sponsors.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of iHeartMedia’s voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $20 million or the aggregate amount paid by us is less than $500,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required. We generally expect transactions of a similar nature to occur during 2017.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of iHeartMedia’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, except to the extent iHeartMedia specifically incorporates this Report by reference therein.

The Audit Committee is composed of three directors, and it operates under a written charter adopted by the Board of Directors. iHeartMedia does not have any securities listed on a national securities exchange. Accordingly, its Audit Committee charter reflects standards set forth in SEC regulations. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on iHeartMedia’s website at www.iheartmedia.com. A copy may also be obtained upon request from the Secretary of iHeartMedia.

As set forth in more detail in the charter, the Audit Committee assists the Board of Directors in its general oversight of iHeartMedia’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of iHeartMedia’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as iHeartMedia’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of iHeartMedia’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace iHeartMedia’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of iHeartMedia’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees iHeartMedia’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of iHeartMedia’s financial statements, the Audit Committee met with both management and iHeartMedia’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

With respect to iHeartMedia’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that iHeartMedia’s audited financial statements be included in iHeartMedia’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Frederic F. Brace, Chairman

James C. Carlisle

Blair E. Hendrix

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by iHeartMedia with respect to the years ended December 31, 2016 and 2015:

	Years Ended December 31,
(In thousands)	2016	2015
Audit fees(a)	$8,848	$6,136
Audit-Related Fees(b)	99	161
Tax Fees(c)	1,260	712
All Other Fees(d)	255	277

Total Fees for Services	$10,462	$7,286

(a)	Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews, and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)	Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)	Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $1,259,500 in Tax Fees with respect to 2016 and the $712,280 in Tax Fees with respect to 2015, $44,300 and $43,684, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

iHeartMedia’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to iHeartMedia is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for iHeartMedia by its independent auditor. The Chairman of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of iHeartMedia for the year ending December 31, 2017.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2017. Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2018 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of iHeartMedia no later than December 20, 2017, and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, iHeartMedia, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2018, or if you want to nominate one or more directors at the annual meeting of stockholders in 2018, you must comply with the advance notice provisions of iHeartMedia’s bylaws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2017 annual meeting, our Secretary must receive the notice no earlier than January 26, 2018 and no later than February 25, 2018. You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither iHeartMedia’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by iHeartMedia. Following the original mailing of the proxy soliciting material, regular employees of iHeartMedia or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. iHeartMedia expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. iHeartMedia and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to: Investor Relations, iHeartMedia, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209 or by calling (210) 822-2828. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of iHeartMedia’s Annual Report on Form 10-K filed with the SEC on February 23, 2017 is available free of charge at iHeartMedia’s website at www.iheartmedia.com. A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, iHeartMedia, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for iHeartMedia, Inc., our Radio Index, our Outdoor Index and the NASDAQ Stock Market Index for the period from December 31, 2011 through December 31, 2016.

Indexed Yearly Stock Price Close

(Price Adjusted for Stock Splits and Dividends)

Source: FactSet Research Systems, Inc.; Bloomberg

*	Includes Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.
**	Includes Lamar Advertising Co, Inc. and Outfront Media, Inc.

	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016
iHeartMedia, Inc.	$1,000	$774	$1,487	$1,674	$205	$253
Radio Index*	$1,000	$747	$2,319	$1,203	$368	$523
Outdoor Index**	$1,000	$1,409	$1,900	$1,476	$1,574	$1,717
NASDAQ Stock Market Index	$1,000	$1,159	$1,603	$1,818	$1,922	$2,066

Our Radio Index consists of Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corporation, Radio One Inc. and Spanish Broadcasting Systems Inc. Our Outdoor Index, which provides a peer comparison for our Outdoor business, consists of Lamar Advertising Co., Inc., which in November 2014 completed the reorganization of its business operations to qualify as a real estate investment trust (“REIT”). Also includes Outfront Media, Inc., which began trading on March 28, 2014 pursuant to its IPO and spin off from CBS Corp. Outfront Media, Inc. began operating as a REIT in July 2014.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We are a diversified media and entertainment company with three reportable business segments: iHeartMedia (“iHM”); Americas outdoor advertising (“Americas outdoor”); and International outdoor advertising (“International outdoor”). Our iHM segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business. Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Our Americas outdoor segment consists of operations primarily in the United States, Canada and Latin America. Our International outdoor segment consists of operations primarily in Europe and Asia. Our “Other” category includes our full-service media representation business, Katz Media Group (“Katz Media”), as well as other general support services and initiatives that are ancillary to our other businesses. For the year ended December 31, 2016, the iHM segment represented 54% of total revenues. For the year ended December 31, 2016, Americas outdoor represented 20% and International outdoor represented 23% of total revenues.

We specialize in broadcast radio, digital, out-of-home, mobile, live events and on-demand information services for national audiences and local communities while providing premium opportunities for advertisers. Through our strong capabilities and unique collection of assets, we have the ability to deliver compelling content as well as innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in the United States and internationally.

We focus on leveraging our national reach and on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We continue to invest strategically in our digital platforms, including the development of continued enhancements to iHeartRadio, our integrated digital radio platform, and the ongoing deployment of digital outdoor displays. In addition, we have implemented automated/programmatic sales infrastructure and capability in each of our business segments. We intend to continue to execute our strategies while closely managing expenses and focusing on achieving operating efficiencies across our businesses.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 11 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

iHM Sources of Revenue

Our iHM segment generated 54%, 53%, and 50% of our revenue for the years ended December 31, 2016, 2015 and 2014, respectively. The primary source of revenue in our iHM segment is the sale of advertising on our radio stations for local and national advertising. Our iHeartRadio mobile application and website, our station websites, national live events and Total Traffic & Weather Network also provide additional means for our advertisers to reach consumers. We also generate revenues from network compensation, our online services, our traffic business, events and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air advertising time.

Our advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political. Our contracts with our advertisers range from less than one-year to multi-year terms.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Our ability to produce content that respond to the specific needs of our advertisers helps to build local direct advertising relationships. We utilize national sales teams to generate national advertising sales. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services. A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Rates are generally highest during morning and evening commuting periods.

Americas Outdoor Advertising Sources of Revenue

Americas outdoor generated 20%, 22% and 21% of our revenue in 2016, 2015 and 2014, respectively. Americas outdoor revenue is derived from the sale of advertising copy placed on our printed and digital displays. Our display inventory consists primarily of billboards, street furniture displays and transit displays. The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of our display revenues. The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Year Ended December 31,
	2016	2015	2014
Billboards:
Bulletins	59%	58%	58%
Posters	10%	12%	12%
Street furniture displays	7%	6%	7%
Transit displays	16%	15%	16%
Spectaculars/wallscapes	4%	5%	3%
Other	4%	4%	4%

Total	100%	100%	100%

Our Americas outdoor segment generates revenues from local and national sales. Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International outdoor segment generated 23%, 23% and 26% of our revenue in 2016, 2015 and 2014, respectively. Our International outdoor display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International outdoor segment:

	Year Ended December 31,
	2016	2015	2014
Street furniture displays	52%	52%	50%
Billboards	17%	19%	20%
Transit displays	10%	9%	10%
Other (1)	21%	20%	20%

Total	100%	100%	100%

(1)	Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of SmartBike programs and production revenue.

Our International outdoor segment generates the majority of its revenue from the sale of advertising space on street furniture displays, billboards, retail displays and transit displays. Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. In some of the countries where we have operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Shares of our Class A common stock are quoted for trading on the Over-The-Counter Pink Sheets (“OTC Pink”) Bulletin Board under the symbol “IHRT.” There were 286 stockholders of record as of February 20, 2017. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following quotations obtained from the OTC Pink reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2016			2015
First Quarter	$1.25	$0.80	First Quarter	$7.65	$4.20
Second Quarter	1.30	0.77	Second Quarter	7.50	5.15
Third Quarter	1.47	1.08	Third Quarter	7.05	4.05
Fourth Quarter	1.53	1.11	Fourth Quarter	4.50	0.85

There is no established public trading market for our Class B and Class C common stock. There were 555,556 shares of our Class B common stock and 58,967,502 shares of our Class C common stock outstanding on February 20, 2017. All outstanding shares of our Class B common stock are held by Clear Channel Capital IV, LLC and all outstanding shares of our Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy

We currently do not intend to pay regular quarterly dividends on the shares of our common stock. We have not declared any dividend on our common stock since our incorporation. We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries. We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends. In addition, iHeartCommunications’ debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 5 to the Consolidated Financial Statements.

Sales of Unregistered Securities

We did not sell any equity securities during 2016 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2016 by or on behalf of us or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased (1)	Average Price Paid per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	17,987	$1.47	—	$—
November 1 through November 30	—	—	—	—
December 1 through December 31	6,416	1.34	—	—

Total	24,403	$1.45	—	—

(1)	The shares indicated consist of shares of our Class A common stock tendered by employees to us during the three months ended December 31, 2016 to satisfy the employees’ tax withholding obligation in connection with the vesting and release of restricted shares, which are repurchased by us based on their fair market value on the date the relevant transaction occurs.

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2016 presentation. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of the Annual Report on Form 10-K.

(In thousands)	For the Years Ended December 31,
	2016	2015	2014	2013	2012
Results of Operations Data:
Revenue	$6,273,573	$6,241,516	$6,318,533	$6,243,044	$6,246,884
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,412,287	2,471,113	2,540,035	2,560,028	2,501,313
Selling, general and administrative expenses (excludes depreciation and amortization)	1,725,899	1,704,352	1,680,938	1,641,462	1,661,604
Corporate expenses (excludes depreciation and amortization)	341,025	314,999	320,931	315,972	295,108
Depreciation and amortization	635,227	673,991	710,898	730,828	729,285
Impairment charges (1)	8,000	21,631	24,176	16,970	37,651
Other operating income, net	353,556	94,001	40,031	22,998	48,127

Operating income	1,504,691	1,149,431	1,081,586	1,000,782	1,070,050
Interest expense	1,849,982	1,805,496	1,741,596	1,649,451	1,549,023
Gain (loss) on investments	(12,907)	(4,421)	—	130,879	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	(16,733)	(902)	(9,416)	(77,696)	18,557
Gain (loss) on extinguishment of debt	157,556	(2,201)	(43,347)	(87,868)	(254,723)
Other income (expense), net	(73,102)	13,056	9,104	(21,980)	250

Loss before income taxes	(290,477)	(650,533)	(703,669)	(705,334)	(719,469)
Income tax benefit (expense)	50,474	(86,957)	(58,489)	121,817	308,279

Consolidated net loss	(240,003)	(737,490)	(762,158)	(583,517)	(411,190)
Less amount attributable to noncontrolling interest	56,315	17,131	31,603	23,366	13,289

Net loss attributable to the Company	$(296,318)	$(754,621)	$(793,761)	$(606,883)	$(424,479)

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
Net loss per common share:
Basic
Net loss attributable to the Company	$(3.50)	$(8.95)	$(9.46)	$(7.31)	$(5.23)

Diluted:
Net loss attributable to the Company	$(3.50)	$(8.95)	$(9.46)	$(7.31)	$(5.23)

(1)	We recorded non-cash impairment charges of $8.0 million, $21.6 million, $24.2 million, $17.0 million and $37.7 million during 2016, 2015, 2014, 2013 and 2012, respectively. Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

(In thousands)	As of December 31,
	2016	2015	2014	2013	2012
Balance Sheet Data:
Current assets	$2,504,687	$2,778,115	$2,109,748	$2,431,162	$2,943,307
Property, plant and equipment, net	1,948,162	2,212,556	2,699,064	2,897,630	3,036,854
Total assets	12,862,247	13,673,115	13,839,579	14,871,407	16,084,487
Current liabilities	1,696,570	1,659,228	1,364,285	1,763,618	1,782,142
Long-term debt, net of current maturities	20,022,080	20,539,099	20,159,545	19,856,551	20,163,197
Stockholders’ deficit	(10,885,475)	(10,606,681)	(9,665,208)	(8,696,635)	(7,995,191)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes contained in Item 8 of the Annual Report on Form 10-K. Our discussion is presented on both a consolidated and segment basis. Our reportable segments are iHeartMedia (“iHM”), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”). Our iHM segment provides media and entertainment services via live broadcast and digital delivery, and also includes our national syndication business. Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and printed display types. Included in the “Other” category are our media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to our other businesses.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Depreciation and amortization, Impairment charges, Other operating income (expense), net, Interest expense, Gain (loss) on investments, net, Equity in earnings (loss) of nonconsolidated affiliates, Gain (loss) on extinguishment of debt, Other income (expense), net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2016 presentation.

iHM

Our iHM strategy centers on delivering entertaining and informative content across multiple platforms, including broadcast, mobile and digital, as well as events. Our primary source of revenue is derived from selling local and national advertising time on our radio stations, with contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics. We are working closely with our advertising and marketing partners to develop tools and leverage data to enable advertisers to effectively reach their desired audiences. We continue to expand the choices for listeners and we deliver our content and sell advertising across multiple distribution channels, including digitally via our iHeartRadio mobile application and other digital platforms which reach national, regional and local audiences. We also generate revenues from network syndication, our nationally recognized live events, our station websites and other miscellaneous transactions.

iHM management monitors average advertising rates and cost per minute (“CPM”), which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. In addition, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically priced the highest. Our price and yield information systems enable our station managers and sales teams to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations in order to provide more effective advertising for our customers at what we believe are optimal prices given market conditions. Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management looks at our iHM operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staff while national advertising is sold by our national sales team. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales teams and respond differently to changes in the economic environment. We periodically review and refine our selling structures in all regions and markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at iHM revenue by region and market size. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of iHM advertising revenues in markets where such information is available, as well as our share of target demographics listening in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.

A portion of our iHM segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as commissions, and bad debt. Our content costs, including music royalty and license fees for music delivered via broadcast or digital streaming, vary with the volume and mix of songs played on our stations and the listening hours on our digital platforms. Our programming and general and administrative departments incur most of our fixed costs, such as utilities and office salaries. We incur discretionary costs in our advertising, marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, revenue and overall profitability.

Outdoor Advertising

Our outdoor advertising revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy for our outdoor advertising businesses is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally. Management typically monitors our outdoor advertising business by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas Outdoor Advertising

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators. Generally, these contracts have terms ranging from 10 to 20 years.

International Outdoor Advertising

Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. In addition, because our International outdoor advertising operations are conducted in foreign markets, including Europe and Asia, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well. Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging up to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.

Macroeconomic Indicators

Our advertising revenue for all of our segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2016 was 1.6%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key developments in our business for the year ended December 31, 2016 are summarized below:

•	Consolidated revenue increased $32.1 million during 2016 compared to 2015. Excluding the $47.6 million impact from movements in foreign exchange rates, consolidated revenue increased $79.7 million during 2016 compared to 2015.

•	We sold nine non-strategic U.S. outdoor markets in the first quarter of 2016. We sold our outdoor businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively. These businesses had total revenues of $123.5 million in 2016 and $248.9 million in 2015, and we realized a net gain of $349.3 million on the sales.

•	We spent $30.9 million on strategic revenue and efficiency initiatives during 2016 to realign and improve our on-going business operations—a decrease of $11.9 million compared to 2015.

•	On July 15, 2016, Broader Media, LLC, our indirect wholly-owned subsidiary, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of $222.2 million, resulting in a gain on extinguishment of debt of $157.6 million. The repurchase effectively reduces our consolidated annual cash interest obligations by $38.3 million.

Revenues and expenses “excluding the impact of foreign exchange movements” in this Management’s Discussion & Analysis of Financial Condition and Results of Operations is presented because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. Revenues and expenses “excluding the impact of foreign exchange movements” are calculated by converting the current period’s revenues and expenses in local currency to U.S. dollars using average foreign exchange rates for the prior period.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2016 to the year ended December 31, 2015 is as follows:

(In thousands)	Years Ended December 31,		%
	2016	2015	Change
Revenue	$6,273,573	$6,241,516	0.5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,412,287	2,471,113	(2.4%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,725,899	1,704,352	1.3%
Corporate expenses (excludes depreciation and amortization)	341,025	314,999	8.3%
Depreciation and amortization	635,227	673,991	(5.8%)
Impairment charges	8,000	21,631	(63.0%)
Other operating income, net	353,556	94,001	276.1%

Operating income	1,504,691	1,149,431	30.9%
Interest expense	1,849,982	1,805,496
Loss on investments, net	(12,907)	(4,421)
Equity in loss of nonconsolidated affiliates	(16,733)	(902)
Gain (loss) on extinguishment of debt	157,556	(2,201)
Other income (expense), net	(73,102)	13,056

Loss before income taxes	(290,477)	(650,533)
Income tax (expense) benefit	50,474	(86,957)

Consolidated net loss	(240,003)	(737,490)
Less amount attributable to noncontrolling interest	56,315	17,131

Net loss attributable to the Company	$(296,318)	$(754,621)

Consolidated Revenue

Consolidated revenue increased $32.1 million during the year ended December 31, 2016 compared to 2015. Excluding the $47.6 million impact from movements in foreign exchange rates, consolidated revenue increased $79.7 million during the year ended December 31, 2016 compared to 2015. Revenue growth from our iHM business was partially offset by lower revenue generated by our Americas and International outdoor businesses as a result of the sales of certain U.S. outdoor markets and international businesses which generated $248.9 million in revenue in the year ended December 31, 2015 compared to $123.5 million in the year ended December 31, 2016.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $58.8 million during the year ended December 31, 2016 compared to 2015. Excluding the $29.0 million impact from movements in foreign exchange rates, consolidated direct operating expenses decreased $29.8 million during the year ended December 31, 2016 compared to 2015. Lower direct operating expenses in our iHM business were primarily driven by the impact of contract renegotiations, partially offset by increases primarily related to higher revenue. Lower direct operating expenses in our Americas outdoor business were primarily due to the sale of nine non-strategic U.S. outdoor markets in the first quarter of 2016. Lower direct operating expenses in our International outdoor business related primarily to the loss of the London bus contract and the sale of our businesses in Australia and Turkey, partially offset by increases in expenses related to higher revenues in other countries.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

Consolidated SG&A expenses increased $21.5 million during the year ended December 31, 2016 compared to 2015. Excluding the $9.9 million impact from movements in foreign exchange rates, consolidated SG&A expenses increased $31.4 million during the year ended December 31, 2016 compared to 2015. Higher SG&A expenses driven primarily by investments in sales capabilities in our iHM business were partially offset by a decrease in SG&A expenses resulting from the sale of non-strategic U.S. outdoor markets in the first quarter of 2016.

Corporate Expenses

Corporate expenses increased $26.0 million during the year ended December 31, 2016 compared to 2015 primarily resulting from higher professional fees and higher expenses related to variable compensation plans, as well as higher employee health benefit costs. Excluding the $4.1 million impact from movements in foreign exchange rates, corporate expenses increased $30.1 million during the year ended December 31, 2016 compared to 2015.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, contract cancellation costs, consulting expenses, and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Strategic revenue and efficiency costs were $30.9 million during the year ended December 31, 2016. Of these expenses, $15.5 million was incurred by our iHM segment, $3.1 million was incurred by our Americas outdoor segment, $7.4 million was incurred by our International outdoor segment, $1.3 million was incurred by our Other category and $3.6 million was incurred by Corporate. $10.9 million of these costs are reported within direct operating expenses, $16.4 million are reported within SG&A and $3.6 million are reported within corporate expenses.

Strategic revenue and efficiency costs were $42.8 million during the year ended December 31, 2015. Of these expenses, $11.8 million was incurred by our iHM segment, $2.4 million was incurred by our Americas outdoor segment, $11.1 million was incurred by our International outdoor segment, $3.7 million was incurred by our Other segment and $13.8 million was incurred by Corporate. $14.0 million of these costs are reported within direct operating expenses, $15.0 million are reported within SG&A and $13.8 million are reported within corporate expenses.

Depreciation and Amortization

Depreciation and amortization decreased $38.8 million during 2016 compared to 2015, primarily due to assets becoming fully depreciated or fully amortized, the sale of certain outdoor markets, as well as the impact of movements in foreign exchange rates.

Impairment Charges

We perform our annual impairment test on our goodwill, FCC licenses, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2016 we recorded impairment charges of $8.0 million related primarily to goodwill in one of our International outdoor businesses. During 2015 we recorded impairment charges of $21.6 million related to billboard permits in one Americas outdoor market. Please see Note 2 to the Consolidated Financial Statements located in Item 8 of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income was $353.6 million in 2016, which primarily related to the net gain of $278.3 million on sale of nine non-strategic outdoor markets in the first quarter of 2016 and the net gain of $127.6 million on sale on our outdoor Australia business in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our Turkey business in the second quarter of 2016. In the first quarter of 2016, Americas outdoor sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida.

Other operating income of $94.0 million in 2015 primarily related to the gain on the sale of radio towers which were subsequently leased back (see Note 2 to our Consolidated Financial Statements located in Item 8 of the Annual Report on Form 10-K).

Interest Expense

Interest expense increased $44.5 million during 2016 compared to 2015 due to higher interest rates on floating rate loans and new debt issuances. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Our weighted average cost of debt during 2016 and 2015 was 8.5% and 8.5%, respectively.

Loss on Investments, Net

During the years ended December 31, 2016 and 2015, we recognized losses of $12.9 million and $4.4 million, respectively, related to cost-method investments. The loss in the year ended December 31, 2016 related primarily to a $14.5 million non-cash impairment recorded in connection with an other-than-temporary decline in the value of one of our cost investments.

Equity in Loss of Nonconsolidated Affiliates

During the years ended December 31, 2016 and 2015, we recognized losses of $16.7 million and $0.9 million respectively, related to equity-method investments. The loss in the year ended December 31, 2016 related primarily to a $15.0 million non-cash impairment recorded in connection with an other-than-temporary decline in the value of one of our equity investments.

Gain (loss) on Extinguishment of Debt

During the third quarter of 2016, Broader Media, LLC, an indirect wholly-owned subsidiary of the Company, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. In connection with this repurchase, we recognized a gain of $157.6 million.

In connection with the first quarter 2015 prepayment of iHeartCommunications’ Term Loan B facility and Term Loan C-asset sale facility, we recognized a loss of $2.2 million.

Other Income (Expense), Net

Other expense was $73.1 million for 2016. Other income was $13.1 million for 2015. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies. The decline in value during 2016 of the British pound against the Euro impacted Euro-denominated notes payable by one of our UK subsidiaries, which was the primary driver of the foreign exchange loss in 2016.

Income Tax Expense

The effective tax rate for the year ended December 31, 2016 was 17.4% as compared to (13.4)% for the year ended December 31, 2015. The effective tax benefit rate for 2016 was impacted by the $43.3 million deferred tax benefit recorded in connection with the release of valuation allowance in France, which was offset by $54.7 million of tax expense attributable to the sale of our outdoor business in Australia. Additionally, the 2016 effective tax benefit rate was impacted by the $31.8 million valuation allowance recorded against a portion of current period federal and state deferred tax assets due to the uncertainty of the ability to realize those assets in future periods.

The effective tax rate for 2015 was impacted by the $305.3 million valuation allowance recorded against our current period federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods. The valuation allowance was recorded against the Company’s current period federal and state net operating losses due to the uncertainty of the ability to utilize these losses in future periods.

iHM Results of Operations

Our iHM operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2016	2015	Change
Revenue	$3,403,040	$3,284,320	3.6%
Direct operating expenses	975,463	972,937	0.3%
SG&A expenses	1,102,998	1,065,066	3.6%
Depreciation and amortization	243,964	240,207	1.6%

Operating income	$1,080,615	$1,006,110	7.4%

iHM revenue increased $118.7 million during 2016 compared to 2015. Growth in broadcast radio and digital advertising was driven primarily by political advertising revenues resulting from 2016 being a presidential election year. In addition, we had growth in our traffic and weather business, sponsorship and other revenues surrounding our events and trade and barter. Trade and barter includes the impact of marketing partnerships with our advertisers on events, as well as revenue recognized in connection with advertising provided during the period in connection with investments made in certain non-public companies.

iHM direct operating expenses increased $2.5 million during 2016 compared to 2015 primarily driven by higher content and programming costs, as well as higher theater and event production costs. In addition, we incurred higher spending on strategic revenue and efficiency initiatives and lease expense was higher as a result of the sale and subsequent leaseback of broadcast communications tower sites in the second quarter of 2015. These costs were nearly offset by the $33.8 million benefit resulting from contract renegotiations completed in the third quarter. iHM SG&A expenses increased $37.9 million during 2016 compared to 2015 primarily due to investments in national and digital sales capabilities, higher promotion expense and higher variable compensation related to higher revenue.

Americas Outdoor Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2016	2015	Change
Revenue	$1,278,413	$1,349,021	(5.2%)
Direct operating expenses	570,310	597,382	(4.5%)
SG&A expenses	225,415	233,254	(3.4%)
Depreciation and amortization	185,654	204,514	(9.2%)

Operating income	$297,034	$313,871	(5.4%)

Americas outdoor revenue decreased $70.6 million during 2016 compared to 2015. Excluding the $7.7 million impact from movements in foreign exchange rates, Americas outdoor revenue decreased $62.9 million during 2016 compared to 2015. The decrease in revenue is due to the $102.7 million impact of the sale of nine non-strategic U.S. markets in the first quarter of 2016. The decrease in revenue resulting from these sales was partially offset by increased revenues from digital billboards from new deployments and higher occupancy on existing digital billboards, as well as new airport contracts, and higher revenues in Latin America.

Americas outdoor direct operating expenses decreased $27.1 million during 2016 compared to 2015. Excluding the $3.6 million impact from movements in foreign exchange rates, Americas outdoor direct operating expenses decreased $23.5 million during 2016 compared to 2015. The decrease in direct operating expenses was driven by a $35.4 million decrease in direct operating expenses resulting from the sale of the nine non-strategic markets in the first quarter of 2016, partially offset by higher site lease expenses related to new airport contracts. Americas outdoor SG&A expenses decreased $7.9 million during 2016 compared to 2015. Excluding the $2.1 million impact from movements in foreign exchange rates, Americas outdoor SG&A expenses decreased $5.8 million during 2016 compared to 2015. This decrease was due to a $20.4 million decrease in SG&A expenses resulting from the sale of the nine non-strategic U.S. markets in the first quarter of 2016, partially offset by higher variable compensation expense related to higher revenues.

Depreciation and amortization decreased $18.9 million. Excluding the $0.8 million impact from movements in foreign exchange rates, depreciation and amortization decreased $18.1 million primarily due to the sale of the nine non-strategic U.S. markets in the first quarter of 2016 and assets becoming fully depreciated or fully amortized.

International Outdoor Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2016	2015	Change
Revenue	$1,423,982	$1,457,183	(2.3%)
Direct operating expenses	865,259	897,520	(3.6%)
SG&A expenses	289,787	298,250	(2.8%)
Depreciation and amortization	152,758	166,060	(8.0%)

Operating income	$116,178	$95,353	21.8%

International outdoor revenue decreased $33.2 million during 2016 compared to 2015. Excluding the $39.9 million impact from movements in foreign exchange rates, International outdoor revenue increased $6.7 million during 2016 compared to 2015. The increase in revenue is due to growth across most of our markets including China, Italy, Spain, Sweden, France and Belgium, primarily from new digital assets and new contracts. This growth was partially offset by a $22.7 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively, as well as lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed.

International outdoor direct operating expenses decreased $32.2 million during 2016 compared to 2015. Excluding the $25.4 million impact from movements in foreign exchange rates, International outdoor direct operating expenses decreased $6.8 million during 2016 compared to 2015. The decrease was driven by a $14.6 million decrease in direct operating expenses resulting from the sale of our businesses in Turkey and Australia and lower rent expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by higher site lease and production expenses in countries experiencing revenue growth. International outdoor SG&A expenses decreased $8.5 million during 2016 compared to 2015. Excluding the $7.8 million impact from movements in foreign exchange rates, International outdoor SG&A expenses decreased $0.7 million during 2016 compared to 2015. The decrease in SG&A expenses was primarily due to a $3.0 million decrease resulting from the sale of our businesses in Turkey and Australia, partially offset by higher variable compensation expenses.

Included in 2015 International Outdoor direct operating expenses and SG&A expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results of our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to the prior year financial results.

Depreciation and amortization decreased $13.3 million. Excluding the $5.5 million impact from movements in foreign exchange rates, depreciation and amortization decreased $7.8 million primarily due to assets becoming fully depreciated or fully amortized.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2015 to the year ended December 31, 2014 is as follows:

(In thousands)	Years Ended December 31,		%
	2015	2014	Change
Revenue	$6,241,516	$6,318,533	(1.2%	)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,471,113	2,540,035	(2.7%	)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,704,352	1,680,938	1.4%
Corporate expenses (excludes depreciation and amortization)	314,999	320,931	(1.8%	)
Depreciation and amortization	673,991	710,898	(5.2%	)
Impairment charges	21,631	24,176	(10.5%	)
Other operating income, net	94,001	40,031	134.8%

Operating income	1,149,431	1,081,586	6.3%
Interest expense	1,805,496	1,741,596
Loss on investments, net	(4,421)	—
Equity in earnings (loss) of nonconsolidated affiliates	(902)	(9,416)
Loss on extinguishment of debt	(2,201)	(43,347)
Other income, net	13,056	9,104

Loss before income taxes	(650,533)	(703,669)
Income tax expense	(86,957)	(58,489)

Consolidated net loss	(737,490)	(762,158)
Less amount attributable to noncontrolling interest	17,131	31,603

Net loss attributable to the Company	$(754,621)	$(793,761)

Consolidated Revenue

Consolidated revenue decreased $77.0 million during 2015 compared to 2014. Excluding the $229.0 million impact from movements in foreign exchange rates, consolidated revenue increased $152.0 million during 2015 compared to 2014. iHM revenue increased $122.8 million during 2015 compared to 2014 driven primarily by our core radio business, both broadcast and digital, including the impact of marketing partnerships with our advertisers for live events and barter and trade revenue, partially offset by a decrease in political advertising revenues. Americas outdoor revenue decreased $1.6 million during 2015 compared to 2014. Excluding the $23.4 million impact from movements in foreign exchange rates, Americas outdoor revenue increased $21.8 million during 2015 compared to 2014 primarily driven by higher revenues from digital billboards and our Spectacolor business. International outdoor revenue decreased $153.4 million during 2015 compared to 2014. Excluding the $205.6 million impact from movements in foreign exchange rates, International outdoor revenue increased $52.2 million during 2015 compared to 2014 primarily driven by new contracts and the impact of sales initiatives. Other revenues decreased $48.8 million during 2015 compared to 2014 primarily as a result of lower political advertising revenues and lower contract termination fees earned by our media representation business.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $68.9 million during 2015 compared to 2014. Excluding the $146.6 million impact from movements in foreign exchange rates, consolidated direct operating expenses increased $77.7 million during 2015 compared to 2014. iHM direct operating expenses increased $40.8 million during 2015 compared to 2014, primarily due to higher music license and performance royalties, higher lease expense as a result of the sale and subsequent leaseback of broadcast communication tower sites and higher compensation related to radio programming. Americas outdoor direct operating expenses decreased $8.4 million during 2015 compared to 2014. Excluding the $13.1 million impact from movements in foreign exchange rates, Americas outdoor direct operating expenses increased $4.7 million during 2015 compared to 2014 primarily due to higher variable site lease expenses related to the increase in revenues. International outdoor direct operating expenses decreased $93.6 million during 2015 compared to 2014. Excluding the $133.5 million impact from movements in foreign exchange rates, International outdoor direct operating expenses increased $39.9 million during 2015 compared to 2014 primarily as a result of higher variable costs associated with higher revenue, as well as higher spending on strategic efficiency initiatives.

Consolidated SG&A Expenses

Consolidated SG&A expenses increased $23.4 million during 2015 compared to 2014. Excluding the $51.1 million impact from movements in foreign exchange rates, consolidated SG&A expenses increased $74.5 million during 2015 compared to 2014. iHM SG&A expenses increased $51.7 million during 2015 compared to 2014 primarily due to higher barter and trade expenses, higher sales expense, including commissions related to higher revenue and higher bad debt expense. Americas outdoor SG&A expenses decreased $0.4 million during 2015 compared to 2014. Excluding the $6.0 million impact from movements in foreign exchange rates, Americas outdoor SG&A expenses increased $5.6 million during 2015 compared to 2014 primarily in Latin America. International outdoor SG&A expenses decreased $16.6 million during 2015 compared to 2014. Excluding the $45.0 million impact from movements in foreign exchange rates, International outdoor SG&A expenses increased $28.4 million during 2015 compared to 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Corporate Expenses

Corporate expenses decreased $5.9 million during 2015 compared to 2014. Excluding the $3.5 million impact from movements in foreign exchange rates, corporate expenses decreased $2.4 million during 2015 compared to 2014 primarily due to a $20.2 million decrease in spending related to our strategic revenue and efficiency initiatives. This was partially offset by the impact of an $8.5 million insurance recovery related to stockholder litigation recognized in 2014, higher variable compensation expense related to sales growth and higher legal fees related to the negotiation of digital royalty rates before the Copyright Royalty Board.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $42.8 million incurred in 2015 in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Of the strategic revenue and efficiency costs for 2015, $14.0 million are reported within direct operating expenses, $15.0 million are reported within SG&A and $13.8 million are reported within corporate expense. In 2014, such costs totaled $13.0 million, $23.7 million, and $34.0 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $36.9 million during 2015 compared to 2014, primarily due to assets becoming fully depreciated or fully amortized as well as the impact of movements in foreign exchange rates.

Impairment Charges

We performed our annual impairment test on our goodwill, FCC licenses, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2015 we recorded impairment charges of $21.6 million related to billboard permits in one Americas outdoor market. During 2014, we recognized impairment charges of $24.2 million primarily related to the impairment of FCC licenses in eight markets due to changes in the discount rates and weighted-average cost of capital for those markets. Please see Note 2 to the Consolidated Financial Statements located in Item 8 of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $94.0 million in 2015 primarily related to the gain on the sale of radio towers which were subsequently leased back.

Other operating income of $40.0 million in 2014 primarily related to a non-cash gain of $43.5 million recognized on the sale of non-core radio stations in exchange for a portfolio of 29 stations in five markets.

Interest Expense

Interest expense increased $63.9 million during 2015 compared to 2014 primarily due to the weighted average cost of debt increasing due to debt refinancing transactions that resulted in higher interest rates. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Our weighted average cost of debt during 2015 and 2014 was 8.5% and 8.1%, respectively.

Loss on Investments, Net

In 2015, we recognized a loss of $5.0 million related to cost method investments.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates was $0.9 million for 2015.

Equity in loss of nonconsolidated affiliates of $9.4 million during 2014 primarily related to the $4.5 million gain on the sale of our 50% interest in Buspak, offset by the sale of our 50% interest in ARN, which included a loss on the sale of $2.4 million and $11.5 million of foreign exchange losses that were reclassified from accumulated other comprehensive income at the date of the sale.

Loss on Extinguishment of Debt

In connection with the first quarter 2015 prepayment of iHeartCommunications’ Term Loan B facility and Term Loan C-asset sale facility, we recognized a loss of $2.2 million.

During the fourth quarter of 2014, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of ours, repurchased $57.1 million aggregate principal amount of iHeartCommunications’ 5.5% Senior Notes due 2016 and $120.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for a total of $159.3 million, including accrued interest, through open market purchases. In connection with these transactions, we recognized a net gain of $12.9 million.

In September 2014, iHeartCommunications prepaid $974.9 million of the loans outstanding under its Term Loan B facility and $16.1 million of the loans outstanding under its Term Loan C-asset sale facility. In connection with these transactions, we recognized a loss of $4.8 million.

During June 2014, iHeartCommunications redeemed $567.1 million aggregate principal amount of its outstanding 5.5% Senior Notes due 2014 and $241.0 million aggregate principal amount of its outstanding 4.9% Senior Notes due 2015. In connection with these transactions, we recognized a loss of $47.5 million.

During the first quarter of 2014, CC Finco repurchased $52.9 million aggregate principal amount of iHeartCommunications’ outstanding 5.5% Senior Notes due 2014 and $9.0 million aggregate principal amount of iHeartCommunications’ outstanding 4.9% Senior Notes due 2015 for a total of $63.1 million, including accrued interest, through open market purchases. In connection with these transactions, we recognized a loss of $3.9 million.

Other Income (Expense), Net

Other income of $13.1 million and $9.1 million for 2015 and 2014, respectively, primarily related to gains on foreign exchange transactions.

Income Tax Expense

The effective tax rate for the year ended December 31, 2015 was (13.4%) as compared to (8.3%) for the year ended December 31, 2014. The effective tax rate for 2015 was impacted by the $305.3 million valuation allowance recorded against our current period federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods. The valuation allowance was recorded against the Company’s current period federal and state net operating losses due to the uncertainty of the ability to utilize these losses in future periods.

The effective tax rate for the year ended December 31, 2014 was primarily impacted by the $339.8 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. This expense was partially offset by $28.9 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statutes of limitations to assess taxes in the United Kingdom and several state jurisdictions.

iHM Results of Operations

Our iHM operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2015	2014	Change
Revenue	$3,284,320	$3,161,503	3.9%
Direct operating expenses	972,937	932,172	4.4%
SG&A expenses	1,065,066	1,013,407	5.1%
Depreciation and amortization	240,207	240,846	(0.3%)

Operating income	$1,006,110	$975,078	3.2%

iHM revenue increased $122.8 million during 2015 compared to 2014 driven primarily by increases in our core radio business, both broadcast and digital, including the impact of marketing partnerships with our advertisers for live events, such as the iHeartRadio Music Festival, the iHeartRadio Music Awards, the iHeart Country Festival and iHeartRadio Jingle Balls concert tour, and barter and trade revenue. Revenue also increased for our traffic and weather business, as well as growth in our syndication business driven by growth in our news/talk format. Partially offsetting these increases were decreases in political advertising revenues as a result of 2015 not being a congressional election year.

iHM direct operating expenses increased $40.8 million during 2015 compared to 2014, primarily due to higher music license and performance royalties, higher lease expense as a result of the sale and subsequent leaseback of radio tower sites and higher radio programming costs. iHM SG&A expenses increased $51.7 million during 2015 compared to 2014 primarily due to higher barter and trade expenses, higher bad debt expense and investments in national and digital sales capabilities, partially offset by lower advertising and promotion expense and lower legal expense. Strategic revenue and efficiency spending included in SG&A expenses decreased $3.9 million compared to the same period last year.

Americas Outdoor Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2015	2014	Change
Revenue	$1,349,021	$1,350,623	(0.1%)
Direct operating expenses	597,382	605,771	(1.4%)
SG&A expenses	233,254	233,641	(0.2%)
Depreciation and amortization	204,514	203,928	0.3%

Operating income	$313,871	$307,283	2.1%

Americas outdoor revenue decreased $1.6 million during 2015 compared to 2014. Excluding the $23.4 million impact from movements in foreign exchange rates, Americas outdoor revenue increased $21.8 million during 2015 compared to 2014 driven primarily by an increase in revenues from digital billboards as a result of new deployments, as well as from our Spectacolor business, partially offset by lower advertising revenues from our static bulletins and posters, and our airports business.

Americas outdoor direct operating expenses decreased $8.4 million during 2015 compared to 2014. Excluding the $13.1 million impact from movements in foreign exchange rates, Americas outdoor direct operating expenses increased $4.7 million during 2015 compared to 2014 primarily due to higher variable site lease expenses related to the increase in revenues. Americas outdoor SG&A expenses decreased $0.4 million during 2015 compared to 2014. Excluding the $6.0 million impact from movements in foreign exchange rates, Americas outdoor SG&A expenses increased $5.6 million during 2015 compared to 2014 primarily due to higher expenses in Latin America.

International Outdoor Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2015	2014	Change
Revenue	$1,457,183	$1,610,636	(9.5%	)
Direct operating expenses	897,520	991,117	(9.4%	)
SG&A expenses	298,250	314,878	(5.3%	)
Depreciation and amortization	166,060	198,143	(16.2%	)

Operating income	$95,353	$106,498	(10.5%	)

International outdoor revenue decreased $153.4 million during 2015 compared to 2014. Excluding the $205.6 million impact from movements in foreign exchange rates, International outdoor revenue increased $52.2 million during 2015 compared to 2014 primarily driven by new contracts along with higher occupancy and higher rates for our transit and street furniture products, particularly digital, in certain European countries, including Sweden, Norway, Italy and the UK, as well as from new contracts in Australia and China.

International outdoor direct operating expenses decreased $93.6 million during 2015 compared to 2014. Excluding the $133.5 million impact from movements in foreign exchange rates, International outdoor direct operating expenses increased $39.9 million during 2015 compared to 2014 primarily as a result of higher variable costs associated with higher revenue, as well as site lease termination fees on lower-margin boards incurred in connection with strategic revenue and efficiency initiatives. International outdoor SG&A expenses decreased $16.6 million during 2015 compared to 2014. Excluding the $45.0 million impact from movements in foreign exchange rates, International outdoor SG&A expenses increased $28.4 million during 2015 compared to 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Depreciation and amortization decreased $32.1 million. Excluding the $19.5 million impact from movements in foreign exchange rates, depreciation and amortization decreased $12.6 million primarily due to assets becoming fully depreciated or fully amortized.

Also included in International Outdoor direct operating expenses and SG&A expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results for our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to the current year or prior year financial results.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2016	2015	2014
iHM	$1,080,615	$1,006,110	$975,078
Americas outdoor advertising	297,034	313,871	307,283
International outdoor advertising	116,178	95,353	106,498
Other	43,411	19,314	36,359
Impairment charges	(8,000)	(21,631)	(24,176)
Corporate expense (1)	(378,103)	(357,587)	(359,487)
Other operating income, net	353,556	94,001	40,031

Consolidated operating income	$1,504,691	$1,149,431	$1,081,586

(1)	Corporate expenses include expenses related to iHM, Americas outdoor, International outdoor and our Other category, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

Share-based compensation expenses are recorded in corporate expenses and were $13.1 million, $10.9 million and $10.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

As of December 31, 2016, there was $21.0 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2016, there was $26.4 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2016, 2015 and 2014:

(In thousands)	Years Ended December 31,
	2016	2015	2014
Cash provided by (used for):
Operating activities	$(13,982)	$(77,304)	$245,116
Investing activities	$510,915	$30,234	$(88,682)
Financing activities	$(418,231)	$377,410	$(398,001)

Operating Activities

2016

Cash used for operating activities was $14.0 million in 2016 compared to $77.3 million of cash used for operating activities in 2015. Our consolidated net loss in 2016 and 2015 included non-cash items of $195.0 million and $700.7 million, respectively. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on investments, equity in loss of nonconsolidated affiliates, (gain) loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash used for operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which were driven primarily by improved collections. Cash paid for interest was $77.8 million higher in 2016 compared to the prior year due to the timing of accrued interest payments and higher interest rates as a result of financing transactions.

2015

Cash used for operating activities was $77.3 million in 2015 compared to $245.1 million of cash provided from operating activities in 2014. Our consolidated net loss in 2015 and 2014 included non-cash items of $700.7 million and $877.5 million, respectively. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash used for operating activities is primarily attributed to an increase of $146.1 million of cash interest payments in 2015 compared to 2014, as well as changes in working capital balances, particularly accounts receivable, which were driven primarily by an increase in revenues and slower collections, as well as prepaid and other current assets. Cash paid for interest was higher in 2015 compared to the prior year due to the timing of accrued interest payments and higher interest rates as a result of refinancing transactions.

2014

Cash provided by operating activities in 2014 was $245.1 million compared to $212.9 million of cash provided in 2013. Our consolidated net loss included $877.5 million of non-cash items in 2014. Our consolidated net loss in 2013 included $782.5 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. Cash paid for interest was $2.6 million lower in 2014 compared to the prior year due to the timing of accrued interest payments from refinancing transactions.

Investing Activities

2016

Cash provided by investing activities of $510.9 million in 2016 primarily reflected net cash proceeds from the sale of nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas of $592.3 million in cash and certain advertising assets in Florida, and the sale of our outdoor business in Australia for $195.7 million, net of cash retained by the purchaser and closing costs. Those sale proceeds were partially offset by $314.7 million used for capital expenditures. We spent $73.2 million for capital expenditures in our iHM segment primarily related to leasehold improvements and IT infrastructure, $81.4 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $143.8 million in our International outdoor segment primarily related to street furniture advertising structures, $2.5 million in our Other category and $13.8 million by Corporate primarily related to equipment and software.

2015

Cash provided by investing activities of $30.2 million in 2015 primarily reflected proceeds of $369.9 million from the sale of broadcasting towers and related property and equipment, as well as proceeds of $34.3 million from the sale of our San Antonio office buildings, partially offset by closing costs incurred in relation to the sale of broadcasting towers of $10.0 million. We are leasing back a portion of the radio towers and related property and equipment, as well as the San Antonio office buildings, under long-term operating leases. Those sale proceeds were partially offset by $296.4 million used for capital expenditures and $85.8 million used to purchase businesses, investments and other operating assets. We spent $63.8 million for capital expenditures in our iHM segment primarily related to leasehold improvements and IT infrastructure, $82.2 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $132.6 million in our International outdoor segment primarily related to street furniture advertising and digital billboard structures, $2.0 million in our Other category and $15.8 million by Corporate primarily related to equipment and software.

2014

Cash used for investing activities of $88.7 million in 2014 primarily reflected capital expenditures of $318.2 million, partially offset by proceeds of $236.6 million primarily from the sale of our 50% interest in ARN and the sale of our 50% interest in Buspak. We spent $53.9 million for capital expenditures in our iHM segment primarily related to leasehold improvements and IT infrastructure, $109.7 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $117.5 million in our International outdoor segment primarily related to billboard and street furniture advertising structures, $2.2 million in our Other category, and $34.9 million by Corporate primarily related to equipment and software.

Financing Activities

2016

Cash used for financing activities of $418.2 million in 2016 primarily resulted from the purchase of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of $222.2 million, the payment at maturity of $192.9 million of 5.5% Senior Notes in December 2016, other payments on long-term debt and dividends paid to non-controlling interests, partially offset by net draws under iHeartCommunications’ receivables based credit facility of $100.0 million.

2015

Cash provided by financing activities of $377.4 million in 2015 primarily resulted from net draws under iHeartCommunications’ receivables based credit facility of $230.0 million, the net effect of the proceeds from the issuance of $950.0 million of 10.625% Priority Guarantee Notes due 2023 and proceeds from the issuance by CCIBV of $225.0 million of 8.75% Senior Notes due 2020, offset by the prepayment at par of $916.1 million of the loans outstanding under our term loan B facility, $15.2 million of the loans outstanding under our term loan C-asset sale facility and cash paid of $42.6 million to purchase CCOH’s Class A common stock.

2014

Cash used for financing activities of $398.0 million in 2014 primarily reflected payments on long-term debt and the payment by CCOH of a dividend to CCOH stockholders, partially offset by proceeds from the issuance of long-term debt. iHeartCommunications received cash proceeds from the issuance by CCU Escrow Corporation of 10% Senior Notes due 2018 ($850.0 million in aggregate principal amount), the sale by a subsidiary of iHeartCommunications of 14% Senior Notes due 2021 to private purchasers ($227.0 million in aggregate principal amount) and the issuance to private purchasers of 9% Priority Guarantee Notes due 2022 ($1,000.0 million in aggregate principal amount). This was partially offset by the redemption of $567.1 million principal amount outstanding of iHeartCommunications’ 5.5% Senior Notes due 2014 (including $158.5 million principal amount of the notes held by a subsidiary of the Company) and $241.0 million principal amount outstanding of

iHeartCommunications’ 4.9% Senior Notes due 2015, the repayment of the full $247.0 million principal amount outstanding under iHeartCommunications’ receivables-based credit facility, and the prepayment of $974.9 million aggregate principal amount of the Term B facility due 2016 and $16.1 million aggregate principal amount of the Term loan C facility due 2016. In addition, during 2014, CC Finco repurchased $239.0 million aggregate principal amount of notes, for a total purchase price of $222.4 million, including accrued interest.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand, cash flow from operations, borrowing capacity under iHeartCommunications’ domestic receivables based credit facility, subject to certain limitations contained in iHeartCommunications’ material financing agreements and cash from liquidity-generating transactions. As of December 31, 2016, we had $845.0 million of cash on our balance sheet, including $542.0 million of cash held by our subsidiary, CCOH. Included in the cash held by CCOH is $180.1 million of cash held outside the U.S. It is our policy to permanently reinvest the earnings of our non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. We have the ability and intent to indefinitely reinvest the undistributed earnings of consolidated subsidiaries based outside of the United States. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. As of December 31, 2016, we had a borrowing base of $480.4 million under iHeartCommunications’ receivables based credit facility, had $330.0 million of outstanding borrowings and had $36.8 million of outstanding letters of credit, resulting in $113.6 million of excess availability. However, any incremental borrowings under iHeartCommunications’ receivables based credit facility may be further limited by the terms contained in iHeartCommunications’ material financing agreements.

Since the beginning of 2016, we successfully completed several transactions that had a positive impact on our liquidity. In the first quarter of 2016, we received $196.3 million as a dividend from CCOH funded with the proceeds of the December 2015 issuance of 8.75% Senior Notes due 2020 by Clear Channel International B.V. (“CCIBV”), an indirect subsidiary of the Company and of CCOH, and $486.5 million as a dividend from CCOH ($186.5 million net of iHeartCommunications’ concurrent repayment of the Revolving Promissory Note) funded with the proceeds of a $300.0 million repayment under the Revolving Promissory note and the sale of CCOH’s outdoor business in non-strategic Americas outdoor markets. During the fourth quarter of 2016, CCOH sold its outdoor business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs and we incurred $100.0 million of additional borrowings under our receivables based credit facility. On February 9, 2017, CCOH declared a special dividend of $282.5 million using a portion of the proceeds from the sales of certain non-strategic U.S. outdoor markets and of our Australia outdoor business. We received on February 23, 2017 89.9% of the dividend or approximately $254.0 million, with the remaining 10.1% or approximately $28.5 million paid to public stockholders of CCOH. These transactions improved our liquidity position in the short term. We are currently exploring, and expect to continue to explore, a variety of other transactions to provide us with additional liquidity. We cannot assure you that we will enter into or consummate any such liquidity-generating transactions, or that such transactions will provide sufficient cash to satisfy our liquidity needs, and any such transactions, if consummated, could adversely affect us in other ways. Future liquidity-generating transactions could have the effect of further increasing our annual cash interest payment obligations, reducing our cash flow from operations or reducing cash available for capital expenditures and other business initiatives.

Our primary uses of liquidity are to fund our working capital, debt service, capital expenditures and other obligations. At December 31, 2016, we had debt maturities totaling $343.5 million, $559.1 million and $8,369.0 million in 2017, 2018 and 2019, respectively. On February 7, 2017, we exchanged $234.9 million of our 10.0% Senior Notes due 2018, net of $241.4 million of such notes held by our subsidiaries, for $234.9 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021. A substantial amount of our cash requirements are for debt service obligations. During the year ended December 31, 2016, we spent $2,081.3 million of cash on payments of principal and interest on our debt, net of facility draws and proceeds received, compared to $1,219.5 million in the year ended December 31, 2015. We anticipate having approximately $1.7 billion of cash interest payment obligations in 2017, compared to $1.8 billion of cash interest payments in 2016. Our significant interest payment obligations reduce our financial flexibility, make us more vulnerable to changes in operating performance and economic downturns, reduce our liquidity over time and could negatively affect iHeartCommunications’ ability to obtain additional financing in the future.

While we have been successful in accessing the capital markets on terms and in amounts adequate to refinance our indebtedness and meet our liquidity needs in the past, there can be no assurance that refinancing alternatives will be available in sufficient amounts or on terms acceptable to us in the future due to market conditions, our financial condition, our liquidity constraints or other factors, many of which are beyond our control. Even if refinancing alternatives are available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced, and our annual cash interest payment obligations could increase further. In addition, the terms of our existing or future debt agreements may restrict us from securing refinancing on terms that are available to us at that time. If we are unable to continue to obtain sources of refinancing or generate sufficient cash through our operations and liquidity-generating transactions, we could face substantial liquidity problems, which could have a material adverse effect on our financial condition and on our ability to meet iHeartCommunications’ obligations.

On July 15, 2016, Broader Media, LLC, our indirect wholly-owned subsidiary, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. The repurchase effectively reduces the principal amount of our debt maturing in 2018 by $383.0 million and our consolidated annual cash interest obligations by $38.3 million, because principal and interest payments made to our wholly-owned subsidiary are eliminated in consolidation. On February 7, 2017, we completed an exchange offer of $476.4 million principal amount of our 10.0% Senior Notes due 2018 for $476.4 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021. Of the $476.4 million principal amount of 11.25% Priority Guarantee Notes due 2021 issued in the exchange offer, $241.4 million principal amount was issued to subsidiaries of iHeartCommunications that exchanged 10.0% Senior Notes due 2018 in the exchange offer. We may make additional repurchases of indebtedness of iHeartCommunications in the future. In addition, we frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue dispositions or acquisitions, which could be material. iHeartCommunications’ and iHeartCommunications’ subsidiaries’ significant amount of indebtedness may limit our ability to pursue dispositions or acquisitions. The terms of our existing or future debt agreements may also restrict our ability to engage in these transactions.

On November 17, 2016, we incurred $100.0 million of additional borrowings under our receivables based credit facility, and as of December 31, 2016, we had total outstanding borrowings of $330.0 million under this facility. Due to the seasonal variations in our business, we made a repayment of $25.0 million on January 31, 2017, and we expect our borrowing base and excess availability to decrease in the first quarter of 2017. As a result, we may be required to repay an additional portion of our outstanding borrowings under this facility during the first quarter of 2017. The receivables based credit facility has a maturity date of December 24, 2017.

During the second quarter of 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. We adopted this standard for the year ended December 31, 2016. Under this standard, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period, including interim periods.

In evaluating our ability to continue as a going concern, management considered the conditions and events that could raise substantial doubt about our ability to continue as a going concern within 12 months after our financial statements were issued (February 23, 2017). Management considered our current financial condition and liquidity sources, including current funds available, forecasted future cash flows and our conditional and unconditional obligations due before February 23, 2018. Our forecast of future cash flows indicates that such cash flows would not be sufficient for us to meet our obligations, including payment of the outstanding receivables based credit facility balance at maturity, as they become due in the ordinary course of business for a period of 12 months following February 23, 2017. We plan to refinance or extend the receivables based credit facility to a date at least 12 months after February 23, 2017 with terms similar to the facility’s current terms.

Management believes the refinancing or extension of the maturity of the receivables based credit facility is probable of being executed as we have successfully extended the maturity date of this receivables based credit facility in the past, and the facility has a first-priority lien on the accounts receivable of iHeartCommunications and certain of its subsidiaries. Management’s plan to refinance or extend the due date of the receivables based credit facility, combined with current funds and expected future cash flows, are considered to be sufficient to enable us to meet our obligations as they become due in the ordinary course of business for a period of 12 months following the date these financial statements are issued. This belief assumes, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements, which include promoting spending in our industries and capitalizing on our diverse geographic and product opportunities, including the continued investment in our media and entertainment initiatives and continued deployment of digital displays. There is no assurance we will be able to achieve our forecasted operating cash flows or that the receivables based credit facility will be extended in a timely manner or on terms acceptable to us, or at all. If one or more of these factors do not occur as expected, it could cause a default under one or more of the agreements governing our indebtedness. In addition to the transactions described above, we have from time to time been engaged in discussions with some of the holders of our indebtedness regarding proposed modifications to the terms of that indebtedness and other changes to our capital structure, but those discussions have not resulted in any agreements to date. We have considered and will continue to evaluate potential transactions to improve our capital structure and address our liquidity constraints and we have retained advisers to assist with the assessment of a potential debt restructuring transaction. See “-Potential Restructuring of Our Indebtedness.” If our future cash flows from operations, refinancing sources and liquidity-generating transactions are insufficient to service our debt or to fund our other liquidity needs, and if we are unable to refinancing or extend the maturity of the receivables based credit facility or complete a debt restructuring transaction, we may be forced to reduce or delay our business activities and capital expenditures, sell material assets, seek additional capital or be required to file for bankruptcy court protection. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all.

Except as set forth below under “—Non-Payment of $57.1 million of iHeartCommunications Legacy Notes Held by an Affiliate,” we were in compliance with the covenants contained in iHeartCommunications’ material financing agreements as of December 31, 2016, including the maximum consolidated senior secured net debt to consolidated EBITDA limitation contained in iHeartCommunications’ senior secured credit facilities. However, our future results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants. These covenants include a requirement in our senior secured credit facilities that we receive an opinion from our auditors in connection with our year-end audit that is not subject to a “going concern” or like qualification or exception. Our ability to comply with these covenants in the future may be affected by events beyond our control, including the uncertainties described above and prevailing economic, financial and industry conditions. The breach of any covenants set forth in iHeartCommunications’ financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be immediately due and payable. Moreover, the lenders under the receivables based credit facility under iHeartCommunications’ senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. If we are unable to repay iHeartCommunications’ obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of iHeartCommunications’ material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities and the indentures governing our outstanding bonds is $100.0 million. The default resulting from non-payment of the $57.1 million of 5.50% Senior Notes described below is below the $100.0 million cross-default threshold in iHeartCommunications’ debt documents.

Non-Payment of $57.1 Million of iHeartCommunications Legacy Notes Held by an Affiliate

Our wholly-owned subsidiary, Clear Channel Holdings, Inc. (“CCH”), owns $57.1 million aggregate principal amount of our 5.50% Senior Notes due 2016 (the “5.50% Senior Notes”). On December 9, 2016, a special committee of our independent directors decided to not repay the $57.1 million principal amount of the 5.50% Senior Notes held by CCH when the notes matured on December 15, 2016. On December 12, 2016, we informed CCH that we did not intend to repay the $57.1 million principal amount of the 5.50% Senior Notes held by CCH when the notes matured on December 15, 2016. CCH informed us that, while it retains its right to exercise remedies under the indenture governing the 5.50% Senior Notes (the “legacy notes indenture”) in the future, it does not currently intend to, and it does not currently intend to request that the trustee, seek to collect principal amounts due or exercise or request enforcement of any remedy with respect to the nonpayment of such principal amount under the legacy notes indenture. As a result, $57.1 million of the 5.50% Senior Notes remain outstanding. We repaid the other $192.9 million of 5.50% Senior Notes held by other holders, and we intend to continue to pay interest on the 5.50% Senior Notes held by CCH for so long as such notes continue to remain outstanding.

For as long as we have at least $500 million of legacy notes outstanding, including the $57.1 million of 5.50% Senior Notes currently held by CCH, we will not have an obligation to grant certain additional security interests in favor of certain of our lenders and holders of our existing priority guarantee notes or the holders of our legacy notes under the “springing lien” described in the agreements governing that indebtedness, and the limitations existing with respect to the existing security interests will remain in place until up to 60 days following the date on which not more than $500 million aggregate principal amount of the legacy notes remain outstanding.

Potential Restructuring of Our Indebtedness

We have been reviewing a number of potential alternatives regarding our outstanding indebtedness. These alternatives include refinancings, exchange offers, consent solicitations, the issuance of new indebtedness, amendments to the terms of our existing indebtedness and/or other transactions. We may enter into discussions with holders of our indebtedness with respect to these alternatives. Among these alternatives is a global restructuring that would, on a consensual basis, seek to modify the terms of substantially all of our outstanding indebtedness. We may offer to exchange the indebtedness under our senior secured credit facilities, all of our priority guarantee notes, our legacy notes and/or our senior notes due 2021 for new debt and/or equity securities of our parent and/or subsidiary companies. In conjunction with any such transactions, we may seek consents to amend the documents governing our indebtedness to amend or eliminate certain covenants or collateral provisions.

Because the terms of any such transactions will be subject to negotiations with the holders of our indebtedness, they may differ materially from those described above and are, to a large extent, outside of our control. There can be no assurance that we will be able to complete any such transactions, and, as no decision with respect to the terms of any such transactions has been made, we may decide not to pursue any such transactions. If we are unable to complete any such transactions, we may be required to file for bankruptcy court protection.

Although we will continue to have a substantial amount of indebtedness outstanding even if we are able to consummate a restructuring of our indebtedness, we believe that such a restructuring would benefit our stakeholders by significantly improving our capital structure and preventing us from having to file for bankruptcy. A bankruptcy filing could be more costly than a restructuring of our indebtedness and could significantly damage our key assets including our relationships with advertisers, consumers, business partners, suppliers, customers and creditors, and significantly harm our brand.

Sources of Capital

As of December 31, 2016 and 2015, we had the following debt outstanding, net of cash and cash equivalents:

	December 31,
(In millions)	2016	2015
Senior Secured Credit Facilities:
Term Loan D Facility Due 2019	$5,000.0	$5,000.0
Term Loan E Facility Due 2019	1,300.0	1,300.0
Receivables Based Credit Facility Due 2017 (1)	330.0	230.0
9.0% Priority Guarantee Notes Due 2019	1,999.8	1,999.8
9.0% Priority Guarantee Notes Due 2021	1,750.0	1,750.0
11.25% Priority Guarantee Notes Due 2021 (2)	575.0	575.0
9.0% Priority Guarantee Notes Due 2022	1,000.0	1,000.0
10.625% Priority Guarantee Notes Due 2023	950.0	950.0
Subsidiary Revolving Credit Facility due 2018 (3)	—	—
Other Secured Subsidiary Debt	21.0	25.2

Total Secured Debt	$12,925.8	$12,830.0
14.0% Senior Notes Due 2021	1,729.2	1,695.1
iHeartCommunications Legacy Notes:
5.5% Senior Notes Due 2016 (4)	—	192.9
6.875% Senior Notes Due 2018	175.0	175.0
7.25% Senior Notes Due 2027	300.0	300.0
10.0% Senior Notes Due 2018 (2)	347.0	730.0
Subsidiary Senior Notes:
6.5% Series A Senior Notes Due 2022	735.8	735.8
6.5% Series B Senior Notes Due 2022	1,989.2	1,989.2
Subsidiary Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	275.0	275.0
7.625% Series B Senior Notes Due 2020	1,925.0	1,925.0
Subsidiary 8.75% Senior Notes due 2020	225.0	225.0
Other Subsidiary Debt	28.0	0.2
Purchase accounting adjustments and original issue discount	(167.0)	(204.6)
Long-term debt fees	(123.0)	(148.0)

Total Debt	$20,365.0	$20,720.6
Less: Cash and cash equivalents	845.0	772.7

	$19,520.0	$19,947.9

(1)	The receivables based credit facility provides for borrowings of up to the lesser of $535.0 million (the revolving credit commitment) or the borrowing base amount, as defined under the receivables based credit facility, subject to certain limitations contained in iHeartCommunications’ material financing agreements. As of December 31, 2016, we had $113.6 million of availability under the receivables based credit facility.
(2)

On July 15, 2016, Broader Media, LLC, our indirect wholly-owned subsidiary, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. On February 7, 2017, we completed an exchange offer of $476.4 million principal amount of our 10.0% Senior Notes due 2018 for $476.4 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021, which were issued as “additional notes” under the indenture governing the 11.25% Priority Guarantee Notes due 2021. Of the $476.4 million principal amount of 11.25% Priority Guarantee Notes due 2021 issued in the exchange offer, $241.4 million principal amount was issued to subsidiaries of iHeartCommunications that exchanged 10.0% Senior Notes due 2018 in the exchange offer.
(3)	The subsidiary revolving credit facility provides for borrowings of up to $75.0 million (the revolving credit commitment).
(4)	In December 2016, iHeartCommunications repaid at maturity $192.9 million of 5.5% Senior Notes due 2016 and did not pay $57.1 million of the notes held by a subsidiary of the Company. The $57.1 million of aggregate principal amount remains outstanding and is eliminated for purposes of consolidation of the Company’s financial statements.

Our subsidiaries have from time to time repurchased certain debt obligations of iHeartCommunications and our equity securities and equity securities outstanding of CCOH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of iHeartCommunications or its subsidiaries or our outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. We or our subsidiaries may also sell certain assets, securities, or properties. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in iHeartCommunications’ debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

On October 4, 2016, iHeartCommunications announced the successful completion of the solicitation of consents (the “Consent Solicitation”) from holders of its outstanding Senior Notes due 2021 (the “2021 Notes”) to an amendment to the indenture governing the 2021 Notes (the “2021 Notes Indenture”) to increase the aggregate principal amount of indebtedness under Credit Facilities (as defined in the 2021 Notes Indenture) permitted to be incurred under Section 4.09(b)(1) of the 2021 Notes Indenture by $500.0 million to $17.3 billion. iHeartCommunications paid an aggregate consent fee of $8.6 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation.

On December 12, 2016, iHeartCommunications announced the results and expiration of the six separate consent solicitations (the “Consent Solicitations”) with respect to its 2021 Notes and its five series of priority guarantee notes. Holders of 2021 Notes representing approximately 81.5% of the outstanding principal amount of the 2021 Notes (excluding any 2021 Notes held by the Company or its affiliates), consented to the proposed amendment (the “Proposed Amendment”) to Section 9.07 of the indenture governing the 2021 Notes Indenture. The Proposed Amendment allows the Company to exclude, in any offer to consent, waive or amend any of the terms or provisions of the 2021 Notes Indenture or the Senior Notes in connection with an exchange offer, any holders of Notes who are not institutional “accredited investors,” who are not non-“U.S. persons”, or those in foreign jurisdictions whose inclusion would require the Company to comply with the registration requirements or other similar requirements under any securities laws of such foreign jurisdiction or would be unlawful. iHeartCommunications paid an aggregate consent fee of $1.7 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation and will pay a contingent fee of $2.6 million to such holders upon the completion of an exchange offer in which the Company relies on the changes effected by the Proposed Amendment.

iHeartCommunications also announced the expiration of its consent solicitations with respect to its five series of priority guarantee notes. Because iHeartCommunications did not receive consents from holders representing a majority of the aggregate principal amount of each of its five series of priority guarantee notes outstanding, the Proposed Amendment was not effected with respect to the priority guarantee notes and no fixed fee or contingent fee will be paid to holders of such notes.

Senior Secured Credit Facilities

As of December 31, 2016, iHeartCommunications had a total of $6,300.0 million outstanding under its senior secured credit facilities, consisting of:

•	a $5.0 billion term loan D, which matures on January 30, 2019; and

•	a $1.3 billion term loan E, which matures on July 30, 2019.

iHeartCommunications may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional lenders.

iHeartCommunications is the primary borrower under the senior secured credit facilities, and certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under iHeartCommunications’ senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at iHeartCommunications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the term loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the term loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon iHeartCommunications’ leverage ratio.

Prepayments

The senior secured credit facilities require iHeartCommunications to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage may be reduced to 25% and to 0% based upon iHeartCommunications’ leverage ratio) of iHeartCommunications’ annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•	100% (which percentage may be reduced to 75% and 50% based upon iHeartCommunications’ leverage ratio) of the net cash proceeds of sales or other dispositions by iHeartCommunications or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•

100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under iHeartCommunications’ senior secured credit facilities, (ii) certain securitization financing, (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net cash proceeds received by iHeartCommunications as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments will be applied at iHeartCommunications’ option to the term loans (on a pro rata basis) in one of the following cases: (i) first to outstanding term loan D and second to outstanding term loan E, (ii) first to outstanding term loan E and second to outstanding term loan D or (iii) ratably to outstanding term loan D and term loan E.

iHeartCommunications may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by iHeartCommunications and each of iHeartCommunications’ existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing iHeartCommunications’ legacy notes, and other exceptions, by:

•	a lien on the capital stock of iHeartCommunications;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing iHeartCommunications’ legacy notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing iHeartCommunications’ legacy notes);

•	certain specified assets of iHeartCommunications and the guarantors that constitute “principal property” (as defined in the indenture governing iHeartCommunications’ legacy notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing iHeartCommunications’ legacy notes; and

•	a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility that is junior to the lien securing iHeartCommunications’ obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require iHeartCommunications to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) for the preceding four quarters. iHeartCommunications’ secured debt consists of the senior secured credit facilities, the receivables based credit facility, the priority guarantee notes and certain other secured subsidiary debt. As required by the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities, iHeartCommunications’ consolidated EBITDA for the preceding four quarters of $1.8 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-

recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) to operating income and net cash provided by operating activities for the four quarters ended December 31, 2016:

(In Millions)	Four Quarters Ended December 31, 2016
Consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities)	$1,844.9
Less adjustments to consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities):
Costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(34.6)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities)	(42.9)
Non-cash charges	(8.2)
Other items	45.5
Less: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	(300.0)

Operating income	1,504.7
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets, and Share-based compensation expense	290.6
Less: Interest expense	(1,850.0)
Less: Current income tax expense	(47.7)
Plus: Other income (expense), net	(73.1)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	130.5
Change in assets and liabilities, net of assets acquired and liabilities assumed	31.0

Net cash used for operating activities	$(14.0)

The maximum ratio permitted under this financial covenant for the four quarters ended December 31, 2016 was 8.75:1. At December 31, 2016, the ratio was 6.6:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase iHeartCommunications’ capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of iHeartCommunications’ subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

On November 17, 2016, we incurred $100.0 million of additional borrowings under our receivables based credit facility. As of December 31, 2016, there was $330.0 million aggregate principal amount outstanding under iHeartCommunications’ receivables based credit facility. On January 31, 2017, iHeartCommunications prepaid $25.0 million of the amount borrowed under its receivables based credit facility, bringing its total outstanding borrowings under this facility to $305.0 million.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of iHeartCommunications and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

iHeartCommunications and certain subsidiary borrowers are the borrowers under the receivables based credit facility. iHeartCommunications has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans are available in U.S. dollars and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pounds Sterling, and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at iHeartCommunications’ option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average daily excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, iHeartCommunications is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. iHeartCommunications must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility, which is December 24, 2017.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, iHeartCommunications will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. iHeartCommunications may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments iHeartCommunications makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of iHeartCommunications’ senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of iHeartCommunications’ and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of iHeartCommunications’ senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of iHeartCommunications’ legacy notes, and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), iHeartCommunications will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under iHeartCommunications’ receivables based credit facility and all actions permitted to be taken by a secured creditor.

9.0% Priority Guarantee Notes due 2019

As of December 31, 2016, iHeartCommunications had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “9.0% Priority Guarantee Notes due 2019”).

The 9.0% Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The 9.0% Priority Guarantee Notes due 2019 are iHeartCommunications’ senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 9.0% Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain Legacy Notes of iHeartCommunications), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, the 9.0% Priority Guarantee Notes due 2021, the 11.25% Priority Guarantee Notes due 2021, 9.0% Priority Guarantee Notes due 2022 and the 10.625% Priority Guarantee Notes due 2023, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the 9.0% Priority Guarantee Notes due 2019, the collateral agent and the trustee for the 9.0% Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the 9.0% Priority Guarantee Notes due 2019, for the benefit of the holders of the 9.0% Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

iHeartCommunications may redeem the 9.0% Priority Guarantee Notes due 2019, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 9.0% Priority Guarantee Notes due 2019 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indenture contains covenants that limit iHeartMedia Capital I, LLC’s ability, iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 9.0% Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

9.0% Priority Guarantee Notes due 2021

As of December 31, 2016, iHeartCommunications had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “9.0% Priority Guarantee Notes due 2021”).

The 9.0% Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year. The 9.0% Priority Guarantee Notes due 2021 are iHeartCommunications’ senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 9.0% Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain Legacy Notes of iHeartCommunications), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, the 9.0% Priority Guarantee Notes due 2019, the 11.25% Priority Guarantee Notes due 2021, the 9.0% Priority Guarantee Notes due 2022 and the 10.625% Priority Guarantee Notes due 2023, subject to certain exceptions and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions.

iHeartCommunications may redeem the 9.0% Priority Guarantee Notes due 2021, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 9.0% Priority Guarantee Notes due 2021 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indenture contains covenants that limit iHeartMedia Capital I, LLC’s ability, iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 9.0% Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

11.25% Priority Guarantee Notes due 2021

As of December 31, 2016, iHeartCommunications had outstanding $575.0 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “11.25% Priority Guarantee Notes due 2021”). On February 7, 2017, we completed an exchange offer of $476.4 million principal amount of our 10.0% Senior Notes due 2018 for $476.4 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021, which were issued as “additional notes” under the indenture governing the 11.25% Priority Guarantee Notes due 2021. Of the $476.4 million principal amount of 11.25% Priority Guarantee Notes due 2021 issued in the exchange offer, $241.4 million principal amount was issued to subsidiaries of iHeartCommunications that exchanged 10.0% Senior Notes due 2018 in the exchange offer.

The 11.25% Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually in arrears on March 1 and September 1 of each year. The 11.25% Priority Guarantee Notes due 2021 are iHeartCommunications’ senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain Legacy Notes of iHeartCommunications), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, the 9.0% Priority Guarantee Notes due 2019, the 9.0% Priority Guarantee Notes due 2021, the 9.0% Priority Guarantee Notes due 2022 and the 10.625% Priority Guarantee Notes due 2023, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions.

iHeartCommunications may redeem the 11.25% Priority Guarantee Notes due 2021, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 11.25% Priority Guarantee Notes due 2021 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indenture contains covenants that limit iHeartMedia Capital I, LLC’s ability, iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

9.0% Priority Guarantee Notes due 2022

As of December 31, 2016, iHeartCommunications had outstanding $1.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2022 (the “9.0% Priority Guarantee Notes due 2022”).

The 9.0% Priority Guarantee Notes due 2022 mature on September 15, 2022 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 15 and September 15 of each year. The 9.0% Priority Guarantee Notes due 2022 are iHeartCommunications senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 9.0% Priority Guarantee Notes due 2022 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain Legacy Notes of iHeartCommunications), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, the 9.0% Priority Guarantee Notes due 2019, the 9.0% Priority Guarantee Notes due 2021, the 11.25% Priority Guarantee Notes due 2021 and the 10.625% Priority Guarantee Notes due 2023, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions.

iHeartCommunications may redeem the 9.0% Priority Guarantee Notes due 2022 at its option, in whole or part, at any time prior to September 15, 2017, at a price equal to 100% of the principal amount of the 9.0% Priority Guarantee Notes due 2022 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. iHeartCommunications may redeem the 9.0% Priority Guarantee Notes due 2022, in whole or in part, on or after September 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before September 15, 2017, iHeartCommunications may elect to redeem up to 40% of the aggregate principal amount of the 9.0% Priority Guarantee Notes due 2022 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the 9.0% Priority Guarantee Notes due 2022 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indenture contains covenants that limit iHeartMedia Capital I, LLC’s ability, iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 9.0% Priority Guarantee Notes due 2022. The indenture also provides for customary events of default.

10.625% Priority Guarantee Notes due 2023

As of December 31, 2016, iHeartCommunications had outstanding $950.0 million aggregate principal amount of 10.625% priority guarantee notes due 2023 (the “10.625% Priority Guarantee Notes due 2023”).

The 10.625% Priority Guarantee Notes due 2023 mature on March 15, 2023 and bear interest at a rate of 10.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year. The 10.625% Priority Guarantee Notes due 2023 are iHeartCommunications’ senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 10.625% Priority Guarantee Notes due 2023 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain Legacy Notes of iHeartCommunications), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, the 9.0% Priority Guarantee Notes due 2019, the 9.0% Priority Guarantee Notes due 2021, the 11.25% Priority Guarantee Notes due 2021 and the 9.0% Priority Guarantee Notes due 2022, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions.

iHeartCommunications may redeem the 10.625% Priority Guarantee Notes due 2023 at its option, in whole or part, at any time prior to March 15, 2018, at a price equal to 100% of the principal amount of the 10.625% Priority Guarantee Notes due 2023 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. iHeartCommunications may redeem the 10.625% Priority Guarantee Notes due 2023, in whole or in part, on or after March 15, 2018, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2018, iHeartCommunications may elect to redeem up to 40% of the aggregate principal amount of the 10.625% Priority Guarantee Notes due 2023 at a redemption price equal to 110.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the 10.625% Priority Guarantee Notes due 2023 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indenture contains covenants that limit iHeartMedia Capital I, LLC’s ability, iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 10.625% Priority Guarantee Notes due 2023. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. At December 31, 2016, there were no amounts outstanding under the revolving credit facility, and $65.4 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

The revolving credit facility contains a springing covenant that requires CCOH to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility as of the end of the quarter. CCOH was in compliance with the secured leverage ratio covenant as of December 31, 2016.

14.0% Senior Notes due 2021

As of December 31, 2016, iHeartCommunications had outstanding approximately $1.7 billion of aggregate principal amount of 14.0% Senior Notes due 2021 (net of $440.6 million principal amount held by a subsidiary of iHeartCommunications).

On October 4, 2016, iHeartCommunications announced the successful completion of the solicitation of consents (the “Consent Solicitation”) from holders of its outstanding Senior Notes due 2021 (the “2021 Notes”) to an amendment to the indenture governing the 2021 Notes (the “2021 Notes Indenture”) to increase the aggregate principal amount of indebtedness under Credit Facilities (as defined in the 2021 Notes Indenture) permitted to be incurred under Section 4.09(b)(1) of the 2021 Notes Indenture by $500.0 million to $17.3 billion. iHeartCommunications paid an aggregate consent fee of $8.6 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation.

On December 12, 2016, iHeartCommunications announced the results and expiration of the six separate consent solicitations (the “Consent Solicitations”) with respect to its 2021 Notes and its five series of priority guarantee notes. Holders of 2021 Notes representing approximately 81.5% of the outstanding principal amount of the 2021 Notes (excluding any 2021 Notes held by the Company or its affiliates), consented to the proposed amendment (the “Proposed Amendment”) to Section 9.07 of the indenture governing the 2021 Notes Indenture. The Proposed Amendment allows the Company to exclude, in any offer to consent, waive or amend any of the terms or provisions of the 2021 Notes Indenture or the Senior Notes in connection with an exchange offer, any holders of Notes who are not institutional “accredited investors,” who are not non-“U.S. persons”, or those in foreign jurisdictions whose inclusion would require the Company to comply with the registration requirements or other similar requirements under any securities laws of such foreign jurisdiction or would be unlawful. iHeartCommunications paid an aggregate consent fee of $1.7 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation and will pay a contingent fee of $2.6 million to such holders upon the completion of an exchange offer in which the Company relies on the changes effected by the Proposed Amendment.

The 14% Senior Notes due 2021 mature on February 1, 2021. Interest on the 14% Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year. Interest on the 14% Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”). Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the 14% Senior Notes due 2021. Beginning with the interest payment due August 1, 2018 and continuing on each interest payment date thereafter, redemptions of a portion of the principal amount then outstanding will become due for purposes of applicable high yield discount obligation (“AHYDO”) catch-up payments.

The 14% Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes. The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the Senior Notes due 2021. The guarantees are subordinated to the guarantees of iHeartCommunications’ senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

iHeartCommunications may redeem the 14% Senior Notes due 2021, in whole or in part at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 14% Senior Notes due 2021 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, iHeartCommunications’ capital stock or repurchase iHeartCommunications’ capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of iHeartCommunications’ assets; (vii) engage in transactions with affiliates; and (viii) designate iHeartCommunications’ subsidiaries as unrestricted subsidiaries.

iHeartCommunications Legacy Notes

As of December 31, 2016, iHeartCommunications had approximately $475.0 million aggregate principal amount of senior notes outstanding (net of $57.1 million aggregate principal amount held by a subsidiary of iHeartCommunications). In December 2016, iHeartCommunications repaid at maturity $192.9 million of 5.5% Senior Notes due 2016 and did not pay $57.1 million of the notes held by a subsidiary of iHeartCommunications. Although the non-payment of the $57.1 million of 5.50% Senior Notes due 2016 is a default under the indenture governing the 5.50% Senior Notes due 2016 (the “legacy notes indenture”), the subsidiary that holds the notes informed us that, while it retains its right to exercise remedies under the legacy notes indenture in the future, it does not currently intend to, and it does not currently intend to request that the trustee, seek to collect principal amounts due or exercise or request enforcement of any remedy with respect to the nonpayment of such principal amount under the legacy notes indenture. The default resulting from non-payment of the $57.1 million of 5.50% Senior Notes is below the $100.0 million cross-default threshold in iHeartCommunications’ debt documents. See “-Non-Payment of $57.1 Million of iHeartCommunications Legacy Notes Held by an Affiliate.” The $57.1 million of aggregate principal amount remains outstanding and is eliminated for purposes of consolidation of in our financial statements.

The senior notes were the obligations of iHeartCommunications prior to the merger in 2008. The senior notes are senior, unsecured obligations that are effectively subordinated to iHeartCommunications’ secured indebtedness to the extent of the value of iHeartCommunications’ assets securing such indebtedness and are not guaranteed by any of iHeartCommunications’ subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of iHeartCommunications’ subsidiaries. The senior notes rank equally in right of payment with all of iHeartCommunications’ existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

10.0% Senior Notes due 2018

As of December 31, 2016, iHeartCommunications had outstanding $347.0 million aggregate principal amount of 10.0% Senior Notes due 2018 (net of $503.0 million aggregate principal amount held by certain subsidiaries of iHeartCommunications). On February 7, 2017, we completed an exchange offer of $476.4 million principal amount of our 10.0% Senior Notes due 2018 for $476.4 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021, which were issued as “additional notes” under the indenture governing the 11.25% Priority Guarantee Notes due 2021. Of the $476.4 million principal amount of 10.0% Senior Notes due 2018 tendered and accepted for exchange, $241.4 million principal amount was tendered by subsidiaries of iHeartCommunications. After giving effect to the exchange offer, iHeartCommunications had outstanding $112.1 million aggregate principal amount of 10.0% Senior Notes due 2018 (net of $261.5 million aggregate principal amount held by certain subsidiaries of iHeartCommunications). The 10.0% Senior Notes due 2018 mature on January 15, 2018 and bear interest at a rate of 10.0% per annum, payable semi-annually on January 15 and July 15 of each year.

The 10.0% Senior Notes due 2018 are senior, unsecured obligations that are effectively subordinated to iHeartCommunications’ secured indebtedness to the extent of the value of iHeartCommunications’ assets securing such indebtedness and are not guaranteed by any of iHeartCommunications’ subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of iHeartCommunications’ subsidiaries. The 10.0% Senior Notes due 2018 rank equally in right of payment with all of iHeartCommunications’ existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of December 31, 2016, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets.

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or

(ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Senior Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to CCOH.

CCWH Senior Subordinated Notes

As of December 31, 2016, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH

Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. Neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets.

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;

•	sell certain assets, including capital stock of CCOH’s subsidiaries;

•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratio (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratio (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Subordinated Notes indenture and the Series B CCWH Subordinated Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Subordinated Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Subordinated Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to CCOH.

Clear Channel International B.V. Senior Notes

As of December 31, 2016, Clear Channel International B.V., an international subsidiary of ours, had $225.0 million aggregate principal amount outstanding of its 8.75% Senior Notes due 2020 (“CCIBV Senior Notes”).

The CCIBV Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The CCIBV Senior Notes are guaranteed by certain of our International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCIBV, and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. Clear Channel International B.V. may redeem the notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, Clear Channel International B.V. may elect to redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Refinancing and Financing Transactions

2016 Refinancing and Financing Transactions

On July 15, 2016, Broader Media, LLC, our indirect wholly-owned subsidiary, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. Principal and interest payments made to our wholly-owned subsidiary are eliminated in consolidation.

On November 17, 2016, iHeartCommunications incurred $100.0 million of additional borrowings under its receivables based credit facility, bringing its total outstanding borrowings under this facility to $330.0 million. On January 31, 2017, iHeartCommunications prepaid $25.0 million of the amount borrowed under its receivables based credit facility, bringing its total outstanding borrowings under this facility to $305.0 million.

On December 20, 2016, iHeartCommunications commenced an offer to noteholders to exchange its 10.0% Senior Notes due 2018 for newly-issued 11.25% Priority Guarantee Notes which were issued as “additional notes” under the indenture governing iHeartCommunications’ existing 11.25% Priority Guarantee Notes due 2021. On February 7, 2017, we completed the exchange offer and issued $476.4 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (including $241.4 million aggregate principal amount to certain subsidiaries of iHeartCommunications) to tendering holders in exchange for their $476.4 million principal amount of our 10.0% Senior Notes due 2018.

2015 Refinancing and Financing Transactions

On February 26, 2015, iHeartCommunications issued at par $950.0 million aggregate principal amount of 10.625% Priority Guarantee Notes due 2023 and used the net proceeds from the offering primarily to prepay its term loan facilities due 2016.

On December 16, 2015, Clear Channel International B.V. (“CCIBV”), an indirect subsidiary of the Company, issued $225.0 million in aggregate principal amount of 8.75% Senior Notes due 2020.

CCIBV used the net proceeds of the notes, together with cash on hand, to make a loan to its direct parent company, which used the proceeds to repay a loan and make a distribution to its parent company, which, in turn, made indirect distributions to CCOH. CCOH used the proceeds of the distribution to fund a special cash dividend paid on January 7, 2016 in an aggregate amount equal to approximately $217.8 million to its stockholders. We received $196.3 million of the dividend through three of our wholly-owned subsidiaries.

2014 Refinancing Transactions

On February 14, 2014, CC Finco, an indirect wholly-owned subsidiary of ours, sold $227.0 million in aggregate principal amount of 14.0% Senior Notes due 2021 issued by iHeartCommunications to private purchasers in a transaction exempt from registration under the Securities Act of 1933, as amended. This $227.0 million in aggregate principal amount of 14.0% Senior Notes due 2021, which was previously eliminated in consolidation because the notes were held by a subsidiary, is now reflected on our consolidated balance sheet. CC Finco contributed the net proceeds from the sale of the 14.0% Senior Notes due 2021 to iHeartCommunications.

On May 1, 2014, CCU Escrow Corporation issued $850.0 million in aggregate principal amount of 10.0% Senior Notes due 2018 in a private offer. On June 6, 2014, CCU Escrow Corporation merged into iHeartCommunications, and iHeartCommunications assumed CCU Escrow Corporation’s obligations under the 10.0% Senior Notes due 2018. Using the proceeds from the issuance of the 10.0% Senior Notes due 2018, iHeartCommunications redeemed $567.1 million aggregate principal amount of iHeartCommunications’ 5.5% Senior Notes due 2014 (including $158.5 million principal amount of the notes held by a subsidiary of iHeartCommunications) and $241.0 million aggregate principal amount of iHeartCommunications’ 4.9% Senior Notes due 2015.

On August 22, 2014, iHeartCommunications issued and sold $222.2 million in aggregate principal amount of new 14.0% Senior Notes due 2021 to CC Finco in a transaction exempt from registration under the Securities Act of 1933, as amended. The new 14.0% Senior Notes due 2021 were issued as additional notes under the indenture governing iHeartCommunications’ existing 14.0% Senior Notes due 2021. On August 22, 2014, iHeartCommunications redeemed all of the outstanding $94.3 million aggregate principal amount of 10.75% Senior Cash Pay Notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2016 using proceeds of the issuance of the new 14.0% Senior Notes due 2021.

On September 10, 2014, iHeartCommunications issued and sold $750.0 million in aggregate principal amount of 9% Priority Guarantee Notes due 2022 and used the net proceeds of such issuance to prepay at par $729.0 million of the loans outstanding under its term loan B facility and $12.1 million of the loans outstanding under its term loan C-asset sale facility, and to pay accrued and unpaid interest with regard to such loans to, but not including, the date of prepayment.

On September 29, 2014, iHeartCommunications issued an additional $250.0 million in aggregate principal amount of 9% Priority Guarantee Notes due 2022 and used the proceeds of such issuance to prepay at par $245.9 million of loans outstanding under its term loan B facility and $4.1 million of loans outstanding under its term loan C-asset sale facility, and to pay accrued and unpaid interest with regard to such loans to, but not including, the date of repayment.

Dispositions and Other

2016

In the first quarter of 2016, Americas outdoor sold non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida. We recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

In the second quarter of 2016, International outdoor sold its business in Turkey. As a result, we recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon sale of the subsidiaries in Turkey.

In the fourth quarter of 2016, International outdoor sold its business in Australia, for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. As a result, we recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of our outdoor business in Australia.

2015

During the first quarter of 2015, the Company sold two office buildings located in San Antonio, Texas for $34.3 million. Concurrently with the sale of these properties, the Company entered into lease agreements for the continued use of the buildings, pursuant to which the Company will have annual lease payments of $2.6 million. The Company recognized a gain of $8.1 million on the sale of one of the buildings, which is being recognized over the term of the lease.

During 2015, we entered into a sale-leaseback arrangement, in which we sold 376 of our broadcast communication tower sites and related assets for $369.9 million. Simultaneous with the sales, we entered into lease agreements for the continued use of space on 367 of the towers sold. Upon completion of the transactions, we realized a net gain of $210.6 million, of which $109.0 million was deferred and will be recognized over the lease term. The Company incurred $13.3 million in operating lease expense in relation to these agreements in the year ended December 31, 2015. On January 15, 2016, we and certain of our subsidiaries completed the final closing for the sale of six of the Company’s broadcast communication tower sites and related assets for approximately $5.5 million. Simultaneous with the sales, we entered into lease agreements for the continued use of tower space. The leases entered into as a part of these transactions are for a term of fifteen years and include three optional five-year renewal periods.

2014

During 2014, the Company sold its 50% interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand. An impairment charge of $95.4 million was recorded during the fourth quarter of 2013 to write down the investment to its estimated fair value. Upon sale of ARN, the Company recognized a loss of $2.4 million and $11.5 million of foreign exchange losses, which were reclassified from accumulated other comprehensive income.

During 2014, our International outdoor segment sold its 50% interest in Buspak, a bus advertising company in Hong Kong and recognized a gain on sale of $4.5 million.

Uses of Capital

Debt Repurchases, Maturities and Other

2016

On July 15, 2016, Broader Media, LLC, our indirect wholly-owned subsidiary, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications’ 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. Principal and interest payments made to our wholly-owned subsidiary are eliminated in consolidation.

On October 4, 2016, iHeartCommunications announced the successful completion of the solicitation of consents (the “Consent Solicitation”) from holders of its outstanding Senior Notes due 2021 (the “2021 Notes”) to an amendment to the indenture governing the 2021 Notes (the “2021 Notes Indenture”) to increase the aggregate principal amount of indebtedness under Credit Facilities (as defined in the 2021 Notes Indenture) permitted to be incurred under Section 4.09(b)(1) of the indenture by $500.0 million to $17.3 billion. iHeartCommunications paid an aggregate consent fee of $8.6 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation.

On December 12, 2016, iHeartCommunications announced the results and expiration of the six separate consent solicitations (the “Consent Solicitations”) with respect to its 2021 Notes and its five series of priority guarantee notes. Holders of 2021 Notes representing approximately 81.5% of the outstanding principal amount of the 2021 Notes (excluding any 2021 Notes held by the Company or its affiliates), consented to the proposed amendment (the “Proposed Amendment”) to Section 9.07 of the indenture governing the 2021 Notes Indenture. The Proposed Amendment allows the Company to exclude, in any offer to consent, waive or amend any of the terms or provisions of the 2021 Notes Indenture or the Senior Notes in connection with an exchange offer, any holders of Notes who are not institutional “accredited investors,” who are not non-“U.S. persons”, or those in foreign jurisdictions whose inclusion would require the Company to comply with the registration requirements or other similar requirements under any securities laws of such foreign jurisdiction or would be unlawful. iHeartCommunications paid an aggregate consent fee of $1.7 million to holders of the 2021 Notes that consented to the amendment in accordance with the terms of the Consent Solicitation and will pay a contingent fee of $2.6 million to such holders upon the completion of an exchange offer in which the Company relies on the changes effected by the Proposed Amendment.

iHeartCommunications also announced the expiration of its consent solicitations with respect to its five series of priority guarantee notes. Because iHeartCommunications did not receive consents from holders representing a majority of the aggregate principal amount of each of its five series of priority guarantee notes outstanding, the Proposed Amendment was not effected with respect to the priority guarantee notes and no fixed fee or contingent fee will be paid to holders of such notes.

In December 2016, iHeartCommunications repaid at maturity $192.9 million of 5.5% Senior Notes due 2016 and did not pay $57.1 million of the notes held by a subsidiary of the Company. See “- Non-Payment of $57.1 Million of iHeartCommunications Legacy Notes Held by an Affiliate.” The $57.1 million of aggregate principal amount remains outstanding and is eliminated for purposes of consolidation of the Company’s financial statements.

2015

On February 26, 2015, iHeartCommunications prepaid at par $916.1 million of loans outstanding under its term loan B facility and $15.2 million of loans outstanding under its term loan C-asset sale facility, using a portion of the net proceeds of the 10.625% Priority Guarantee Notes due 2023 issued on such date.

2014

During the period of October 1, 2014 through December 31, 2014, CC Finco repurchased via open market transactions a total of $177.1 million aggregate principal amount of notes, comprised of $57.1 million of iHeartCommunications’ outstanding 5.5% Senior Notes due 2016 and $120.0 million of iHeartCommunications’ outstanding 10.0% Senior Notes due 2018, for a total purchase price of $159.3 million, including accrued interest. The notes repurchased by CC Finco were not cancelled and remain outstanding.

On September 29, 2014, iHeartCommunications prepaid at par $245.9 million of the loans outstanding under its 9% term loan B facility and $4.1million of the loans outstanding under its term loan C-asset sale facility, using the net proceeds of the Priority Guarantee Notes due 2022 issued on such date.

On September 10, 2014, iHeartCommunications prepaid at par $729.0 million of the loans outstanding under its 9% term loan B facility and $12.1 million of the loans outstanding under its term loan C-asset sale facility, using the net proceeds of the Priority Guarantee Notes due 2022 issued on such date.

On August 22, 2014, iHeartCommunications redeemed all of the outstanding $94.3 million aggregate principal amount of 10.75% Senior Cash Pay Notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2016 using proceeds of the issuance to CC Finco of new 14.0% Senior Notes due 2021.

On June 6, 2014, using the proceeds from the issuance of the 10.0% Senior Notes due 2018, iHeartCommunications redeemed $567.1 million aggregate principal amount of iHeartCommunications’ 5.5% Senior Notes due 2014 (including $158.5 million principal amount of the notes held by a subsidiary of iHeartCommunications) and $241.0 million aggregate principal amount of iHeartCommunications’ 4.9% Senior Notes due 2015.

During March 2014, CC Finco repurchased, through open market purchases, a total of $61.9 million aggregate principal amount of notes, comprised of $52.9 million of iHeartCommunications’ outstanding 5.5% Senior Notes due 2014 and $9.0 million of iHeartCommunications’ outstanding 4.9% Senior Notes due 2015, for a total purchase price of $63.1 million, including accrued interest. CC Finco contributed the notes to a subsidiary of ours and iHeartCommunications canceled these notes subsequent to the purchase.

Capital Expenditures

Capital expenditures for the years ended December 31, 2016, 2015 and 2014 were as follows:

(In millions)	Years Ended December 31,
	2016	2015	2014
iHM	73.2	63.8	53.9
Americas outdoor advertising	81.4	82.2	109.7
International outdoor advertising	143.8	132.6	117.5
Corporate and Other	16.3	17.8	37.1

Total capital expenditures	314.7	296.4	318.2

See the Contractual Obligations table under “Commitments, Contingencies and Guarantees” and Note 6 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K for the Company’s future capital expenditure commitments.

Stock Registration

On June 24, 2015, we registered 4,000,000 shares of our Class A common stock, par value $0.001 per share, for offer or sale under our 2015 Executive Long-Term Incentive Plan.

On July 27, 2015, the board of directors approved the issuance of 1,253,831 restricted shares pursuant to our 2015 Executive Long-term Incentive Plan.

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and improvements to traditional displays in our Americas outdoor segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International outdoor segment, studio and broadcast equipment at iHM and software at Corporate.

Dividends

We have never paid cash dividends on our Class A common stock. iHeartCommunications’ debt financing arrangements include restrictions on its ability to pay dividends as described in this MD&A, which in turn affects our ability to pay dividends.

Acquisitions

The Company is the beneficiary of Aloha Station Trust, LLC (the “Aloha Trust”), which owns and operates radio stations which the Aloha Trust is required to divest in order to comply with Federal Communication Commission (“FCC”) media ownership rules, and which are being marketed for sale. During 2014, the Aloha Trust completed a transaction in which it exchanged two radio stations for a portfolio of 29 radio stations. In this transaction the Company received 28 radio stations. One radio station was placed into the Brunswick Station Trust, LLC in order to comply with FCC media ownership rules where it is being marketed for sale, and the Company is the beneficiary of this trust. The exchange was accounted for at fair value in accordance with ASC 805, Business Combinations. The disposal of these radio stations resulted in a gain on sale of $43.5 million, which is included in other operating income. This acquisition resulted in an aggregate increase in net assets of $49.2 million, which includes $13.8 million in indefinite-lived intangible assets, $10.2 million in definite-lived intangibles, $8.1 million in property, plant and equipment and $0.8 million of assumed liabilities. In addition, the Company recognized $17.9 million of goodwill.

Stock Purchases

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries could purchase up to an aggregate of $100.0 million of our Class A common stock and/or the Class A common stock of CCOH. The stock purchase program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of the Company, purchased 2,000,000 shares of CCOH’s Class A common stock for $20.4 million. On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of CCOH’s Class A common stock for $22.2 million. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the board of directors. As of December 31, 2016, iHeartCommunications’ and its subsidiaries held 10,726,917 shares of CCOH’s Class A Common Stock and all of CCOH’s Class B common stock, which collectively represent 89.9% of the outstanding shares of CCOH’s common stock on a fully-diluted basis, assuming the conversion of all of CCOH’s Class B common stock into Class A common stock.

On December 3, 2015, Clear Channel Holdings, Inc. contributed 100,000,000 shares of CCOH’s Class B Common Stock to Broader Media, LLC, an indirect wholly-owned subsidiary of the Company, as a capital contribution, to provide greater flexibility in support of future financing transactions, share dispositions and other similar transactions.

Certain Relationships with the Sponsors

iHeartCommunications is party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. During the years ended December 31, 2016, 2015 and 2014, we recognized management fees and reimbursable expenses of $15.3 million, $15.4 million and $15.2 million, respectively.

CCOH Dividends

In connection with the cash management arrangements for CCOH, iHeartCommunications maintains an intercompany revolving promissory note payable by iHeartCommunications to CCOH (the “Note”), which consists of the net activities resulting from day-to-day cash management services provided by iHeartCommunications to CCOH. As of December 31, 2016, the balance of the Note was $885.7 million all of which is payable on demand. The Note is eliminated in consolidation in our consolidated financial statements.

The Note previously was the subject of litigation. Pursuant to the terms of the settlement of that litigation, CCOH’s board of directors established a committee for the specific purpose of monitoring the Note. That committee has the non-exclusive authority, pursuant to the terms of its charter, to demand payments under the Note under certain specified circumstances tied to the Company’s liquidity or the amount outstanding under the Note as long as CCOH makes a simultaneous dividend equal to the amount so demanded.

On August 11, 2014, in accordance with the terms of its charter, (i) that committee demanded repayment of $175 million outstanding under the Note on such date and (ii) CCOH paid a special cash dividend in aggregate amount equal to $175 million to CCOH’s stockholders of record as of August 4, 2014. As the indirect parent of CCOH, we were entitled to approximately 88% of the proceeds from such dividend through our wholly-owned subsidiaries. The remaining approximately 12% of the proceeds from the dividend, or approximately $21 million, was paid to the public stockholders of CCOH and is included in Dividends and other payments to noncontrolling interests in our consolidated statement of cash flows. We funded the net payment of this $21 million with cash on hand, which reduced the amount of cash available to fund our working capital needs, debt service obligations and other obligations. Following satisfaction of the demand, the balance outstanding under the Note was reduced by $175 million.

On December 16, 2015, CCIBV, an indirect subsidiary of the Company and of CCOH, issued $225.0 million in aggregate principal amount of 8.75% Senior Notes due 2020, the proceeds of which were used to fund a dividend by CCOH, which was paid on January 7, 2016. We received approximately $196.3 million of the dividend through three of our wholly-owned subsidiaries, and approximately $21.5 million was paid to the public stockholders of CCOH.

In the first quarter of 2016, CCOH sold non-strategic Americas outdoor markets for an aggregate purchase price of approximately $592.3 million in cash and certain advertising assets in Florida (the “Transactions”). Following the completion of the Transactions, the board of directors of CCOH made a demand for the repayment of $300.0 million outstanding on the Note and declared special cash dividends in an aggregate amount of $540.0 million, which were paid on February 4, 2016. A portion of the proceeds of the Transactions, together with the proceeds from the concurrent $300.0 million repayment of the Note, were used to fund the dividends. We received approximately $486.5 million of the dividend proceeds ($186.5 million net of iHeartCommunications’ repayment of the Note) through three of our wholly-owned subsidiaries, and approximately $53.5 million was paid to the public stockholders of CCOH.

During the fourth quarter of 2016, CCOH sold its outdoor business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. On February 9, 2017, CCOH declared a special dividend of $282.5 million using a portion of the cash proceeds from the sales of certain non-strategic U.S. outdoor markets and of our Australia outdoor business. On February 23, 2017, we received 89.9% of the dividend or approximately $254.0 million, with the remaining 10.1% or approximately $28.5 million paid to public stockholders of CCOH.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Please refer to Item 3. “Legal Proceedings” within Part I of the Annual Report on Form 10-K.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of iHeartCommunications’ senior secured credit facilities, receivables based credit facility, priority guarantee notes, other long-term debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments and other long-term obligations as of December 31, 2016 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2017	2018-2019	2020-2021	Thereafter
Long-term Debt:
Secured Debt (1)	$12,925,802	$337,080	$8,304,999	$2,325,943	$1,957,780
Senior Notes due 2021 (2)	1,886,585	—	89,541	1,797,044	—
iHeartCommunications Legacy Notes:	475,000	—	175,000	—	300,000
Senior Notes due 2018 (1)	347,028	—	347,028	—	—
CCWH Senior Notes	2,725,000	—	—	—	2,725,000
CCWH Senior Subordinated Notes	2,200,000	—	—	2,200,000	—
CCIBV Senior Notes	225,000	—	—	225,000	—
Other Long-term Debt	27,954	6,370	11,557	10,027	—
Interest payments on long-term debt (3)	6,809,024	1,727,652	3,040,297	1,571,531	469,544
Non-cancelable operating leases	4,086,598	464,877	799,047	674,732	2,147,942
Non-cancelable contracts	1,884,913	435,186	618,085	420,301	411,341
Employment/talent contracts	216,199	64,222	100,227	51,750	—
Capital expenditures	77,716	49,618	11,797	4,059	12,242
Unrecognized tax benefits (4)	115,078	—	—	—	115,078
Other long-term obligations (5)	334,646	(1,346)	43,479	31,200	261,313

Total	$34,336,543	$3,083,659	$13,541,057	$9,311,587	$8,400,240

(1)	As of December 31, 2016, iHeartCommunications had outstanding $347.0 million aggregate principal amount of 10.0% Senior Notes due 2018. On February 7, 2017, we completed an exchange offer of $476.4 million principal amount of our 10.0% Senior Notes due 2018 for $476.4 million principal amount of newly-issued 11.25% Priority Guarantee Notes due 2021, which were issued as “additional notes” under the indenture governing the 11.25% Priority Guarantee Notes due 2021. Of the $476.4 million principal amount of 10.0% Senior Notes due 2018 tendered and accepted for exchange, $241.4 million principal amount was tendered by subsidiaries of iHeartCommunications. After giving effect to the exchange offer, iHeartCommunications had outstanding $112.1 million aggregate principal amount of 10.0% Senior Notes due 2018.

(2)	Beginning on August 1, 2018 and continuing with each interest payment thereafter, we are required to make certain applicable high yield discount obligation (“AHYDO”) catch-up payments on the principal amount outstanding of Senior Notes due 2021. Contractual obligations due in the years 2018-2019 and 2020-2021 include $89.5 million and $68.4 million, respectively, related to the AHYDO payments. The table includes the current principal amount of Senior Notes due 2021 and reflects the assumption of additional PIK notes to be issued at each successive interest payment date in the future until maturity.
(3)	Interest payments on the senior secured credit facilities assume the interest rate is held constant over the remaining term.
(4)	The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time. For additional information, see Note 7 included in Item 8 of Part II of the Annual Report on Form 10-K.
(5)	Other long-term obligations includes $42.1 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 55 years. Also included are $0.1 million of contract payments in our syndicated radio and media representation businesses and $292.4 million of various other long-term obligations.

SEASONALITY

Typically, the iHM, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. In addition, the majority of interest payments made in relation to long-term debt are paid in the first and third quarters of each calendar year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. As of December 31, 2016, approximately 32% of our aggregate principal amount of long-term debt bears interest at floating rates. Assuming the current level of borrowings and assuming a 100% change in LIBOR, it is estimated that our interest expense for the year ended December 31, 2016 would have changed by $35.4 million.

In the event of an adverse change in interest rates, management may take actions to mitigate our exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of $122.6 million for year ended December 31, 2016. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net income for the year ended December 31, 2016 by $12.3 million. A 10%

decrease in the value of the U.S. dollar relative to foreign currencies during the year ended December 31, 2016 would have increased our net income by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces in our iHM, Americas outdoor and International outdoor operations.

NEW ACCOUNTING PRONOUNCEMENTS

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This update changes the accounting for certain aspects of share-based payments to employees. Income tax effects of share-based payment awards will be recognized in the income statement with the vesting or settlement of the awards and the record keeping for additional paid-in capital pools will no longer be necessary. Additionally, companies can make a policy election to either estimate forfeitures or recognize them as they occur. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. The Company does not expect the provisions of this new standard to have a material impact on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. For an SEC filer, the standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is no guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, the classification will depend on the predominant source or use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2016 would have changed by approximately $3.4 million.

Leases

The most significant estimates used by management in accounting for leases and the impact of these estimates are as follows:

Expected lease term Our expected lease term includes both contractual lease periods and cancelable option periods where failure to exercise such options would result in an economic penalty. The expected lease term is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the lease term exceeds 75% of the leased asset’s useful life. The expected lease term is also used in determining the depreciable life of the asset. An increase in the expected lease term will increase the probability that a lease may be considered a capital lease and will generally result in higher interest and depreciation expense for a leased property recorded on our balance sheet.

Incremental borrowing rate The incremental borrowing rate is primarily used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments is greater than 90% of the fair market value of the property. An increase in the incremental borrowing rate decreases the net present value of the minimum lease payments and reduces the probability that a lease will be considered a capital lease.

Fair market value of leased asset The fair market value of leased property is generally estimated based on comparable market data as provided by third-party sources. Fair market value is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments equals or exceeds 90% of the fair market value of the leased property. A higher fair market value reduces the likelihood that a lease will be considered a capital lease.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation and amortization. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

In connection with the Merger Agreement pursuant to which we acquired iHeartCommunications in 2008, we allocated the purchase price to all of our assets and liabilities at estimated fair values, including our FCC licenses and our billboard permits. Indefinite-lived intangible assets, such as our FCC licenses and our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On July 1, 2016, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized an impairment of $0.7 million related to FCC Licenses in one market and did not recognize any aggregate impairment charges related to billboard permits.

In determining the fair value of our FCC licenses, the following key assumptions were used:

•	Revenue growth sales forecasts and published by BIA Financial Network, Inc. (“BIA”), varying by market, were used for the initial four-year period;

•	2.0% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;

•	Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 26.5%, depending on market size; and

•	Assumed discount rates of 8.5% for the 13 largest markets and 9.0% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

•	Industry revenue growth forecast at 3.0% was used for the initial four-year period;

•	3.0% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown over a build-up period, reaching maturity by year 2;

•	Operating margins gradually climb to the industry average margin of up to 56.1%, depending on market size, by year 3; and

•	Assumed discount rate of 7.5%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the change in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands) Description	Revenue Growth Rate	Profit Margin	Discount Rates
FCC license	$465,102	$158,468	$495,326
Billboard permits	$1,138,600	$162,800	$1,162,700

The estimated fair value of our FCC licenses and billboard permits at July 1, 2016 was $7.1 billion ($3.1 billion for FCC licenses and $4.0 billion for billboard permits), while the carrying value was $3.4 billion. The estimated fair value of our FCC licenses and billboard permits at July 1, 2015 was $6.1 billion ($3.0 billion for FCC licenses and $3.1 billion for billboard permits), while the carrying value was $3.5 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2016, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $7.3 million relating to one outdoor market. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2016 through 2020. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2020 are projected to grow at a perpetual growth rate, which we estimated at 2.0% for our iHM segment, 3.0% for our Americas outdoor and International outdoor segments, and 2.0% for our Other segment.

•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 8.0% to 11.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10.0% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands) Description	Revenue Growth Rate	Profit Margin	Discount Rates
iHM	$1,080,000	$280,000	$1,050,000
Americas Outdoor	$860,000	$180,000	$820,000
International Outdoor	$330,000	$210,000	$260,000

Tax Provisions

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more than likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2016.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2016 would have affected our net loss by approximately $1.8 million for the year ended December 31, 2016.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2016 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

iHeartMedia, Inc.

We have audited the accompanying consolidated balance sheets of iHeartMedia, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of iHeartMedia, Inc. and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 23, 2017

CONSOLIDATED BALANCE SHEETS OF

IHEARTMEDIA, INC. AND SUBSIDIARIES

(In thousands)	December 31,	December 31,
	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$845,030	$772,678
Accounts receivable, net of allowance of $33,882 in 2016 and $34,889 in 2015	1,364,404	1,442,038
Prepaid expenses	184,586	189,055
Assets held for sale	55,602	295,075
Other current assets	55,065	79,269

Total Current Assets	2,504,687	2,778,115
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,196,676	1,391,880
Other property, plant and equipment, net	751,486	820,676
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles - licenses	2,413,899	2,413,483
Indefinite-lived intangibles - permits	960,966	971,327
Other intangibles, net	740,508	953,660
Goodwill	4,066,575	4,128,887
OTHER ASSETS
Other assets	227,450	215,087

Total Assets	$12,862,247	$13,673,115

CURRENT LIABILITIES
Accounts payable	$146,772	$153,276
Accrued expenses	742,617	834,416
Accrued interest	264,170	279,100
Deferred income	200,103	210,924
Current portion of long-term debt	342,908	181,512

Total Current Liabilities	1,696,570	1,659,228

Long-term debt	20,022,080	20,539,099
Deferred income taxes	1,457,095	1,554,898
Other long-term liabilities	571,977	526,571
Commitments and contingent liabilities (Note 6)

STOCKHOLDERS’ DEFICIT
Noncontrolling interest	135,183	177,615
Class A Common Stock, par value $.001 per share, authorized 400,000,000 shares, issued 31,502,448 and 30,295,457 shares in 2016 and 2015, respectively	31	30
Class B Common Stock, par value $.001 per share, authorized 150,000,000 shares, issued 555,556 shares in 2016 and 2015	1	1
Class C Common Stock, par value $.001 per share, authorized 100,000,000 shares, issued 58,967,502 shares in 2016 and 2015	59	59
Additional paid-in capital	2,070,575	2,068,949
Accumulated deficit	(12,733,329)	(12,437,011)
Accumulated other comprehensive loss	(355,876)	(414,407)
Cost of shares (389,920 in 2016 and 229,824 in 2015) held in treasury	(2,119)	(1,917)

Total Stockholders’ Deficit	(10,885,475)	(10,606,681)

Total Liabilities and Stockholders’ Deficit	$12,862,247	$13,673,115

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS OF

IHEARTMEDIA, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2016	2015	2014
Revenue	$6,273,573	$6,241,516	$6,318,533
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,412,287	2,471,113	2,540,035
Selling, general and administrative expenses (excludes depreciation and amortization)	1,725,899	1,704,352	1,680,938
Corporate expenses (excludes depreciation and amortization)	341,025	314,999	320,931
Depreciation and amortization	635,227	673,991	710,898
Impairment charges	8,000	21,631	24,176
Other operating income, net	353,556	94,001	40,031

Operating income	1,504,691	1,149,431	1,081,586
Interest expense	1,849,982	1,805,496	1,741,596
Loss on investments, net	(12,907)	(4,421)	—
Equity in loss of nonconsolidated affiliates	(16,733)	(902)	(9,416)
Gain (loss) on extinguishment of debt	157,556	(2,201)	(43,347)
Other income (expense), net	(73,102)	13,056	9,104

Loss before income taxes	(290,477)	(650,533)	(703,669)
Income tax benefit (expense)	50,474	(86,957)	(58,489)

Consolidated net loss	(240,003)	(737,490)	(762,158)
Less amount attributable to noncontrolling interest	56,315	17,131	31,603

Net loss attributable to the Company	$(296,318)	$(754,621)	$(793,761)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	21,983	(114,906)	(121,878)
Unrealized gain on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(576)	553	327
Other adjustments to comprehensive income (loss)	(11,814)	(10,266)	(11,438)
Reclassification adjustments	46,730	808	3,317

Other comprehensive income (loss)	56,323	(123,811)	(129,672)

Comprehensive loss	(239,995)	(878,432)	(923,433)
Less amount attributable to noncontrolling interest	(2,208)	(22,410)	(21,080)

Comprehensive loss attributable to the Company	$(237,787)	$(856,022)	$(902,353)

Net loss attributable to the Company per common share:
Basic	$(3.50)	$(8.95)	$(9.46)
Weighted average common shares outstanding — Basic	84,569	84,278	83,941
Diluted	$(3.50)	$(8.95)	$(9.46)
Weighted average common shares outstanding — Diluted	84,569	84,278	83,941

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT OF

IHEARTMEDIA, INC. AND SUBSIDIARIES

					Controlling Interest
(In thousands, except share data)								Accumulated Other Comprehensive Income (Loss)
	Common Shares			Non- controlling Interest		Additional Paid-in Capital
	Class C Shares	Class B Shares	Class A Shares		Common Stock		Accumulated Deficit		Treasury Stock	Total
Balances at December 31, 2013	58,967,502	555,556	29,504,379	$245,531	$89	$2,148,303	$(10,888,629)	$(196,073)	$(5,856)	$(8,696,635)
Net income (loss)				31,603	—	—	(793,761)	—	—	(762,158)
Issuance (forfeiture) of restricted stock			(196,796)	2,237	—	—	—	—	(993)	1,244
Amortization of share-based compensation				7,743	—	2,970	—	—	—	10,713
Purchases of additional noncontrolling interest				(1,944)	—	(42,881)	—	(3,925)	—	(48,750)
Dividend declared and paid to noncontrolling interests				(40,027)	—	—	—	—	—	(40,027)
Other				77	—	(5,603)	—	—	5,603	77
Other comprehensive loss				(21,080)	—	—	—	(108,592)	—	(129,672)

Balances at December 31, 2014	58,967,502	555,556	29,307,583	$224,140	$89	$2,102,789	$(11,682,390)	$(308,590)	$(1,246)	$(9,665,208)
Net income (loss)				17,131	—	—	(754,621)	—	—	(737,490)
Issuance (forfeiture) of restricted stock			987,874	2,886	1	(1)	—	—	(671)	2,215
Amortization of share-based compensation				8,359	—	2,564	—	—	—	10,923
Purchases of additional noncontrolling interest				(1,978)	—	(36,403)	—	(4,416)	—	(42,797)
Dividend declared and paid to noncontrolling interests				(52,384)	—	—	—	—	—	(52,384)
Other				1,871	—	—	—	—	—	1,871
Other comprehensive loss				(22,410)	—	—	—	(101,401)	—	(123,811)

Balances at December 31, 2015	58,967,502	555,556	30,295,457	$177,615	$90	$2,068,949	$(12,437,011)	$(414,407)	$(1,917)	$(10,606,681)
Net income (loss)				56,315	—	—	(296,318)	—	—	(240,003)
Issuance (forfeiture) of restricted stock			1,206,991	(1,366)	1	(1)	—	—	(199)	(1,565)
Amortization of share-based compensation				10,238	—	2,848	—	—	—	13,086
Purchases of additional noncontrolling interest				1,224	—	(1,224)	—	—	—	—
Disposal of noncontrolling interest				(36,846)	—	—	—	—	—	(36,846)
Dividend declared and paid to noncontrolling interests				(70,412)	—	—	—	—	—	(70,412)
Other				623	—	3	—	—	(3)	623
Other comprehensive income				(2,208)	—	—	—	58,531	—	56,323

Balances at December 31, 2016	58,967,502	555,556	31,502,448	$135,183	$91	$2,070,575	$(12,733,329)	$(355,876)	$(2,119)	$(10,885,475)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF

IHEARTMEDIA, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Consolidated net loss	$(240,003)	$(737,490)	$(762,158)
Reconciling items:
Impairment charges	8,000	21,631	24,176
Depreciation and amortization	635,227	673,991	710,898
Deferred taxes	(98,127)	27,848	33,923
Provision for doubtful accounts	27,390	30,579	14,167
Amortization of deferred financing charges and note discounts, net	69,951	63,838	89,701
Share-based compensation	13,086	10,923	10,713
Gain on disposal of operating and other assets	(365,710)	(107,186)	(44,512)
Loss on investments	12,907	4,421	—
Equity in loss of nonconsolidated affiliates	16,733	902	9,416
(Gain) loss on extinguishment of debt	(157,556)	2,201	43,347
Other reconciling items, net	33,120	(28,490)	(14,325)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(14,469)	(121,574)	(13,898)
(Increase) decrease in prepaid expenses and other current assets	(2,753)	(20,631)	15,216
Increase (decrease) in accrued expenses	(2,862)	(15,841)	31,049
Increase in accounts payable	3,065	27,385	6,404
Increase in accrued interest	20,809	59,608	88,560
Increase in deferred income	23,661	23,516	11,288
Changes in other operating assets and liabilities	3,549	7,065	(8,849)

Net cash provided by (used for) operating activities	(13,982)	(77,304)	245,116

Cash flows from investing activities:
Proceeds from sale of other investments	5,367	579	236,618
Purchases of businesses	(500)	(27,588)	841
Purchases of property, plant and equipment	(314,717)	(296,380)	(318,164)
Proceeds from disposal of assets	856,981	414,278	10,273
Purchases of other operating assets	(4,414)	(29,159)	(4,541)
Purchases of investments	(29,031)	(29,006)	(8,520)
Change in other, net	(2,771)	(2,490)	(5,189)

Net cash provided by (used for) investing activities	510,915	30,234	(88,682)

Cash flows from financing activities:
Draws on credit facilities	100,000	350,000	68,010
Payments on credit facilities	(2,100)	(123,849)	(315,682)
Proceeds from long-term debt	6,856	1,172,777	2,062,475
Payments on long-term debt	(421,263)	(931,420)	(2,099,101)
Payments to repurchase noncontrolling interests	—	(42,797)	(48,750)
Dividends and other payments to noncontrolling interests	(89,631)	(30,871)	(40,027)
Deferred financing charges	(10,529)	(18,644)	(26,169)
Change in other, net	(1,564)	2,214	1,243

Net cash provided by (used for) financing activities	(418,231)	377,410	(398,001)

Effect of exchange rate changes on cash	(6,350)	(14,686)	(9,560)

Net increase (decrease) in cash and cash equivalents	72,352	315,654	(251,127)
Cash and cash equivalents at beginning of period	772,678	457,024	708,151

Cash and cash equivalents at end of period	$845,030	$772,678	$457,024

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$1,764,776	$1,686,988	$1,540,860
Cash paid during the year for taxes	44,844	52,169	53,074

See Notes to Consolidated Financial Statements

IHEARTMEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

iHeartMedia, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of iHeartCommunications, Inc., a Texas company (“iHeartCommunications”). The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

The Company’s reportable segments are iHeartMedia (“iHM”), Americas outdoor advertising (“Americas outdoor”), and International outdoor advertising (“International outdoor”). The iHM segment provides media and entertainment services via broadcast and digital delivery. The Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” category are the Company’s media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to its other businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2016 presentation. Included in International Outdoor Direct operating expenses and Selling, general and administrative expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results for our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to current year or prior year financial results.

The Company is the beneficiary of two trusts created to comply with Federal Communications Commission (“FCC”) ownership rules. The radio stations owned by the trusts are managed by independent trustees. The trustees are marketing these stations for sale, and the stations will have to be sold unless any stations may be owned by the Company under then-current FCC rules, in which case the trusts will be terminated with respect to such stations. The trust agreements stipulate that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trusts is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trusts. The Company consolidates the trusts in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an

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analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trusts were determined to be a variable interest entity and the Company is the primary beneficiary under the trusts.

Going Concern Considerations

During the second quarter of 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. The Company adopted this standard for the year ended December 31, 2016. Under this standard, the Company is required to evaluate whether there is substantial doubt about its ability to continue as a going concern each reporting period, including interim periods.

In evaluating the Company’s ability to continue as a going concern, management considered the conditions and events that could raise substantial doubt about the Company’s ability to continue as a going concern within 12 months after the Company’s financial statements were issued (February 23, 2017). Management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows and the Company’s conditional and unconditional obligations due before February 23, 2018.

As of December 31, 2016, the Company had $845.0 million of cash on its balance sheet, including $542.0 million of cash held by the Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”). As of December 31, 2016, the Company had $113.6 million of excess availability under its receivables based credit facility. A substantial amount of the Company’s cash requirements are for debt service obligations. The Company incurred net losses for the years ended December 31, 2016, 2015 and 2014 and had negative cash flows from operating activities for the years ended December 31, 2016 and 2015. The Company’s current operating plan indicates it will continue to incur net losses and generate negative cash flows from operating activities given the Company’s indebtedness and related interest expense. During the year ended December 31, 2016, the Company spent $2,081.3 million of cash on payments of principal and interest on its debt, net of facility draws and proceeds received, and anticipates having approximately $1.7 billion of cash interest payment obligations in 2017. At December 31, 2016, the Company had debt maturities totaling $343.5 million, $559.1 million (net of $503.0 million due to certain subsidiaries of iHeartCommunications) and $8,369.0 million in 2017, 2018 and 2019, respectively. The Company’s debt maturities at December 31, 2016 include $330.0 million outstanding under a receivables based credit facility, which matures on December 24, 2017. These factors coupled with the Company’s forecast of future cash flows indicates that such cash flows would not be sufficient for the Company to meet its obligations, including payment of the outstanding receivables based credit facility balance at maturity, as they become due in the ordinary course of business for a period of12 months following February 23, 2017.

The Company plans to refinance or extend the receivables based credit facility to a date at least 12 months after February 23, 2017 with terms similar to the facility’s current terms.

Management believes the refinancing or extension of the maturity of the receivables based credit facility is probable of being executed as the Company has successfully extended the maturity date of this receivables based credit facility in the past, and the facility has a first-priority lien on the accounts receivable of iHeartCommunications and certain of its subsidiaries (see Footnote 5). Management’s plan to refinance or extend the due date of the receivables based credit facility, combined with current funds and expected future cash flows, are considered to be sufficient to enable the Company to meet its obligations as they become due in the ordinary course of business for a period of 12 months following the date these financial statements are issued.

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While management plans to refinance or extend the maturity of the receivables based credit facility and has begun discussing such extension with its receivables based credit facility lenders, there is no assurance that the receivables based credit facility will be refinanced or extended in a timely manner, in amounts that are sufficient to meet the Company’s obligations as they become due, or on terms acceptable to the Company, or at all. The Company’s ability to meet its obligations as they become due in the ordinary course of business for the next 12 months will depend on its ability to achieve forecasted results and its ability to refinance or extend the maturity of its receivables based credit facility. Management’s belief that the receivables based credit facility will be refinanced or extended and that such refinancing or extension, together with forecasted operating cash flow, will be sufficient to enable the Company to meet its obligations as they become due in the ordinary course of business for 12 months following the date these financial statements are issued assumes, among other things, that the Company will continue to be successful in implementing its business strategy and that there will be no material adverse developments in its business, liquidity or capital requirements. If one or more of these factors do not occur as expected, it could cause a default under one or more of the agreements governing the Company’s indebtedness.

The Company has been reviewing a number or potential alternatives regarding its outstanding indebtedness. These alternatives include refinancings, exchange offers, consent solicitations, the issuance of new indebtedness, amendments to the terms of the Company’s existing indebtedness and/or other transactions. The Company has considered and will continue to evaluate potential transactions to improve its capital structure and address its liquidity constraints.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of reserves for sales returns and allowances, and allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

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Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements – 10 to 39 years

Structures – 3 to 20 years

Towers, transmitters and studio equipment – 5 to 20 years

Furniture and other equipment – 2 to 20 years

Leasehold improvements – shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. The asset or business must be available for immediate sale and the sale must be highly probable within one year.

Leases

Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land leases are typically paid in advance for periods ranging from one to 12 months. International outdoor land leases are paid both in advance and in arrears, for periods ranging up to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and rent payments in arrears are recorded as an accrued liability.

The Company has entered into leases for tower sites for most of its broadcasting locations. Tower site leases are typically paid monthly in advance, and have 30-year lease terms including annual rent escalations. Most tower site leases are operating leases, and operating lease expense is recognized straight-line based on the minimum lease payments for each lease.

Intangible Assets

The Company’s indefinite-lived intangible assets include FCC broadcast licenses in its iHM segment and billboard permits in its Americas outdoor advertising segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages a third party valuation firm, to assist the

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Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit. The Company recognized goodwill impairment of $7.3 million in 2016 related to one of our International outdoor markets and had no impairment of goodwill in 2015 and 2014.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20% to 50% of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary. The Company recognized other-than-temporary impairment of $15.0 million on an equity investment for the year ended December 31, 2016, which was recorded in “Equity in loss of nonconsolidated affiliates.”

Other Investments

Other investments are composed primarily of equity securities. Securities for which fair value is determinable are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical cost when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of stockholders’ deficit.

The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of

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equity securities. Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2016 and December 31, 2015 and recorded noncash impairment charges of $14.8 million and $5.0 million during 2016 and 2015, respectively. Such charge is recorded on the statement of comprehensive loss in “Loss on investments, net”. There were no impairment charges during the year ended December 31, 2014.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2016 and 2015.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. Generally all earnings from the Company’s foreign operations are permanently reinvested and not distributed. The Company has not provided U.S. federal income taxes for temporary differences with respect to investments in foreign subsidiaries, which at December 31, 2016 currently result in tax basis amounts greater than the financial reporting basis. It is not apparent that these unrecognized deferred tax assets will reverse in the foreseeable future. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts. The determination of the amount of federal income taxes, if any, that might become due in the event that our foreign earnings are distributed is not practicable.

Revenue Recognition

iHM revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s media and entertainment and outdoor operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements may contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter transactions represent the exchange of advertising spots or display space for merchandise, services or other assets. These transactions are recorded at the estimated fair market value of the advertising spots or display space or the fair value of the merchandise or services or other assets received, whichever is most readily determinable. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise, service or other assets received is utilized, or when the event occurs. Barter and trade revenues and expenses from continuing

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operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were as follows:

(In millions)	Years Ended December 31,
	2016	2015	2014
Barter and trade revenues	$165.8	$133.5	$78.3
Barter and trade expenses	112.2	112.1	75.1

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $132.7 million, $129.1 million and $103.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders’ deficit, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

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During the second quarter of 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update simplifies the presentation of debt issuance costs as a deduction from the carrying value of the outstanding debt balance rather than showing the debt issuance costs as an asset. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The retrospective adoption of this guidance resulted in the reclassification of debt issuance costs of $148.0 million as of December 31, 2015, which are now reflected as “Long-term debt fees” in Note 5.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This update changes the accounting for certain aspects of share-based payments to employees. Income tax effects of share-based payment awards will be recognized in the income statement with the vesting or settlement of the awards and the record keeping for additional paid-in capital pools will no longer be necessary. Additionally, companies can make a policy election to either estimate forfeitures or recognize them as they occur. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. The Company does not expect the provisions of this new standard to have a material impact on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. For an SEC filer, the standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is no guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, the classification will depend on the predominant source or use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

During the first quarter of 2016, the Company and certain of its subsidiaries completed the final closing for the sale of six of the Company’s broadcast communication tower sites and related assets for approximately $5.5

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

million. Simultaneous with the sale, the Company entered into lease agreements for the continued use of space on all six of the towers sold. The Company realized a net gain of $2.7 million, of which $1.9 million was deferred and will be recognized over the lease term.

During the first quarter of 2016, Americas outdoor sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds, which included cash and certain advertising assets in Florida, totaling $592.3 million. The Company recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

During the first quarter of 2016, Americas outdoor also entered into an agreement to sell its Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia, plus approximately $41.2 million in cash. The transaction closed in January 2017. The related net assets are separately presented and classified as held-for-sale on the face of the Consolidated Balance Sheet as of December 31, 2016.

During the second quarter of 2016, International outdoor sold its business in Turkey. As a result, the Company recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon the sale of the Company’s subsidiaries in Turkey.

During the fourth quarter of 2016, International outdoor sold its outdoor business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. As a result, the Company recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of the Company’s outdoor business in Australia.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of December 31, 2016 and 2015, respectively:

(In thousands)	December 31,	December 31,
	2016	2015
Land, buildings and improvements	$570,566	$603,234
Structures	2,684,673	2,824,794
Towers, transmitters and studio equipment	350,760	347,877
Furniture and other equipment	622,848	591,149
Construction in progress	91,655	69,042

	4,320,502	4,436,096
Less: accumulated depreciation	2,372,340	2,223,540

Property, plant and equipment, net	$1,948,162	$2,212,556

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”). The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

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The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International outdoor segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived intangible assets in the International outdoor segment.

Annual Impairment Test to Indefinite-lived Intangible Assets

The Company performs its annual impairment test on indefinite-lived intangible assets as of July 1 of each year.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

During 2016, the Company recognized an impairment charge of $0.7 million related to FCC licenses in one market. During 2015, the Company recognized an impairment charge of $21.6 million related to billboard permits in one market. During 2014, the Company recognized a $15.7 million impairment charge related to FCC licenses in eleven markets due to changes in the revenue growth forecasts and margins for those markets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets primarily include transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of December 31, 2016 and 2015, respectively:

(In thousands)	December 31, 2016		December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$563,863	$(426,752)	$635,772	$(457,060)
Customer / advertiser relationships	1,222,519	(1,012,380)	1,222,518	(891,488)
Talent contracts	319,384	(281,060)	319,384	(252,526)
Representation contracts	253,511	(229,413)	239,142	(217,770)
Permanent easements	159,782	—	156,349	—
Other	390,171	(219,117)	394,983	(195,644)

Total	$2,909,230	$(2,168,722)	$2,968,148	$(2,014,488)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2016, 2015 and 2014 was $222.6 million, $237.5 million, and $263.4 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2017	$195,966
2018	128,279
2019	44,820
2020	38,199
2021	35,471

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on goodwill as of July 1 of each year.

Each of the U.S. radio markets and outdoor advertising markets are components of the Company. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that each country within its Americas outdoor segment and International outdoor segment constitutes a separate reporting unit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit and discounting such cash flows to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized goodwill impairment of $7.3 million during the year ended December 31, 2016 related to one market in the Company’s International outdoor segment and concluded no goodwill impairment charge was required for the year ended December 31, 2015.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	iHM	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2014	$3,288,481	$584,574	$232,538	$81,831	$4,187,424
Acquisitions	—	—	10,998	—	10,998
Foreign currency	—	(709)	(19,644)	—	(20,353)
Assets held for sale	—	(49,182)	—	—	(49,182)

Balance as of December 31, 2015	$3,288,481	$534,683	$223,892	$81,831	$4,128,887
Impairment	—	—	(7,274)	—	(7,274)
Dispositions	—	(6,934)	(30,718)	—	(37,652)
Foreign currency	—	(1,998)	(5,051)	—	(7,049)
Assets held for sale	—	(10,337)	—	—	(10,337)

Balance as of December 31, 2016	$3,288,481	$515,414	$180,849	$81,831	$4,066,575

The balance at December 31, 2014 is net of cumulative impairments of $3.5 billion, $2.6 billion, $326.6 million and $212.0 million in the Company’s iHM, Americas outdoor, International outdoor and Other segments, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – INVESTMENTS

The following table summarizes the Company’s investments in nonconsolidated affiliates and available-for-sale securities:

(In thousands)	Equity Method Investments	Cost Method Investments	Marketable Equity Securities	Total Investments
Balance at December 31, 2014	$9,493	$16,269	$1,978	$27,740
Cash advances	2,578	—	—	2,578
Acquisitions of investments, net	17,980	47,546	—	65,526
Equity in earnings (loss)	(902)	—	—	(902)
Foreign currency translation adjustment	(89)	(13)	(205)	(307)
Distributions received	(1,350)	—	—	(1,350)
Loss on investments	—	(5,000)	—	(5,000)
Other	—	—	553	553

Balance at December 31, 2015	$27,710	$58,802	$2,326	$88,838
Cash advances	2,993	—	—	2,993
Acquisitions of investments, net	6,737	26,086	—	32,823
Equity in loss	(16,733)	—	—	(16,733)
Disposals of investments, net	(2,476)	(1,000)	—	(3,476)
Foreign currency transaction adjustment	(45)	(196)	(35)	(276)
Distributions received	(3,709)	—	—	(3,709)
Loss on investments	—	(14,798)	—	(14,798)
Other		2,772	(576)	2,196

Balance at December 31, 2016	$14,477	$71,666	$1,715	$87,858

Equity method investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company’s interests in their operations are recorded in the statement of comprehensive loss as “Equity in earnings (loss) of nonconsolidated affiliates.” Other cost investments include various investments in companies for which there is no readily determinable market value.

During 2016, the Company recorded $26.1 million in its iHM segment for investments made in four private companies in exchange for advertising services and cash. Two of these investments are being accounted for under the equity method of accounting, and two of these investments are being accounted for under the cost method. During the fourth quarter of 2015, the Company recorded $36.5 million in its iHM segment for investments made in three private companies in exchange for advertising services. One of these investments is being accounted for under the equity method of accounting, and two of these investments are being accounted for under the cost method. The Company recognized barter revenue of $15.6 million in the year ended December 31, 2015 and $36.6 million in the year ended December 31, 2016 as services were provided. The Company recognized a non-cash impairment of $14.5 million on one of these cost investments for the year ended December 31, 2016, which was recorded in “Loss on investments, net.” In addition, the Company recognized a non-cash impairment of $15.0 million on one of these equity investments for the year ended December 31, 2016, which was recorded in “Equity in loss of nonconsolidated affiliates.”

The Company recognized a non-cash impairment of $5.0 million on a cost investment for the year ended December 31, 2015, which was recorded in “Loss on investments, net.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Marketable Equity Securities

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s marketable equity securities are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. As of December 31, 2016 and 2015, the Company held $1.7 million and $2.3 million in marketable equity securities, which are included within Other Assets.

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2016	2015
Beginning balance	$48,056	$54,211
Adjustment due to changes in estimates	(5,343)	2,082
Accretion of liability	5,090	754
Liabilities settled	(4,310)	(6,105)
Foreign Currency	(1,002)	(2,886)

Ending balance	42,491	48,056
Less: current portion	424	482

Long-term portion of asset retirement obligation	$42,067	$47,574

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NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2016 and 2015 consisted of the following:

(In thousands)	December 31, 2016	December 31, 2015
Senior Secured Credit Facilities	$6,300,000	$6,300,000
Receivables Based Credit Facility Due 2017	330,000	230,000
Priority Guarantee Notes	6,274,815	6,274,815
Subsidiary Revolving Credit Facility Due 2018	—	—
Other Secured Subsidiary Debt	20,987	25,228

Total Consolidated Secured Debt	12,925,802	12,830,043
14.0% Senior Notes Due 2021	1,729,168	1,695,097
Legacy Notes (1)	475,000	667,900
10.0% Senior Notes Due 2018	347,028	730,000
Subsidiary Senior Notes	5,150,000	5,150,000
Other Subsidiary Debt	27,954	165
Purchase accounting adjustments and original issue discount	(166,961)	(204,611)
Long-term debt fees	(123,003)	(147,983)

	20,364,988	20,720,611
Less: current portion	342,908	181,512

Total long-term debt	$20,022,080	$20,539,099

(1)	The Legacy Notes amount does not include $57.1 million aggregate principal amount of 5.5% Senior Notes due 2016, which matured on December 15, 2016 and continue to remain outstanding. These notes are held by a subsidiary of the Company and are eliminated for purposes of consolidation of the Company’s financial statements.

The Company’s weighted average interest rate at December 31, 2016 and 2015 was 8.5%. The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $16.7 billion and $15.2 billion at December 31, 2016 and 2015, respectively. Under the fair value hierarchy established by ASC 820-10-35, the fair market value of the Company’s debt is classified as either Level 1 or Level 2.

Senior Secured Credit Facilities

As of December 31, 2016 and 2015, iHeartCommunications had senior secured credit facilities consisting of:

(In thousands)	Maturity Date	December 31, 2016	December 31, 2015
Term Loan D	1/30/2019	$5,000,000	$5,000,000
Term Loan E	7/30/2019	1,300,000	1,300,000

Total Senior Secured Credit Facilities		$6,300,000	$6,300,000

iHeartCommunications is the primary borrower under the senior secured credit facilities, and certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

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Interest Rate and Fees

Borrowings under iHeartCommunications’ senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at iHeartCommunications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the term loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the term loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon iHeartCommunications’ leverage ratio.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by iHeartCommunications and each of iHeartCommunications’ existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing iHeartCommunications’ legacy notes, and other exceptions, by:

•	a lien on the capital stock of iHeartCommunications;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing iHeartCommunications’ legacy notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing iHeartCommunications’ legacy notes);

•	certain specified assets of iHeartCommunications and the guarantors that constitute “principal property” (as defined in the indenture governing iHeartCommunications’ legacy notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing iHeartCommunications’ legacy notes; and

•	a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility that is junior to the lien securing iHeartCommunications’ obligations under such credit facility.

Certain Covenants

The senior secured credit facilities include negative covenants that, subject to significant exceptions, limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

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•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase iHeartCommunications’ capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

Receivables Based Credit Facility

On November 17, 2016, iHeartCommunications’ incurred $100.0 million of additional borrowings under its receivables based credit facility. As of December 31, 2016, there were borrowings of $330.0 million outstanding under iHeartCommunications’ receivables based credit facility. On January 31, 2017, iHeartCommunications prepaid $25.0 million of the amount borrowed under its receivables based credit facility, bringing its total outstanding borrowings under this facility to $305.0 million.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of iHeartCommunications and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

iHeartCommunications and certain subsidiary borrowers are the borrowers under the receivables based credit facility. iHeartCommunications has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans are available in U.S. dollars and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pounds Sterling, and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at iHeartCommunications’ option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average daily excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, iHeartCommunications is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. iHeartCommunications must also pay customary letter of credit fees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility, which is December 24, 2017.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of iHeartCommunications’ senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of iHeartCommunications’ and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of iHeartCommunications’ senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of iHeartCommunications’ legacy notes, and certain exceptions.

Certain Covenants

The receivables based credit facility includes negative covenants that, subject to significant exceptions, limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Priority Guarantee Notes

As of December 31, 2016 and 2015, iHeartCommunications had outstanding Priority Guarantee Notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	December 31, 2016	December 31, 2015
9.0% Priority Guarantee Notes due 2019	12/15/2019	9.0%	Payable semi-annually in arrears on June 15 and December 15 of each year	$1,999,815	$1,999,815
9.0% Priority Guarantee Notes due 2021	3/1/2021	9.0%	Payable semi-annually in arrears on March 1 and September 1 of each year	1,750,000	1,750,000
11.25% Priority Guarantee Notes due 2021	3/1/2021	11.25%	Payable semi-annually in arrears on March 1 and September 1 of each year	575,000	575,000
9.0% Priority Guarantee Notes due 2022	9/15/2022	9.0%	Payable semi-annually in arrears on March 15 and September 15 of each year	1,000,000	1,000,000
10.625% Priority Guarantee Notes due 2023	3/15/2023	10.625%	Payable semi-annually in arrears on March 15 and September 15 of each year	950,000	950,000

Total Priority Guarantee Notes				$6,274,815	$6,274,815

Guarantees and Security

The Priority Guarantee Notes are iHeartCommunications’ senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indentures. The Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain of iHeartCommunications’ legacy notes), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes, the collateral agent and the trustee for the 9% Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the 9% Priority Guarantee Notes due 2019, for the benefit of the holders of the 9% Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

Redemptions

iHeartCommunications may redeem the Priority Guarantee Notes at its option, in whole or in part, at redemption prices set forth in the indentures, plus accrued and unpaid interest to the redemption dates.

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Certain Covenants

The indentures governing the Priority Guarantee Notes contain covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of iHeartCommunications’ existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of iHeartCommunications’ assets. The indentures contain covenants that limit the Company’s and iHeartCommunications’ ability and the ability of their restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes. The indentures also provide for customary events of default.

Subsidiary Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. At December 31, 2016, there were no amounts outstanding under the revolving credit facility, and $65.4 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

14.0% Senior Notes due 2021

As of December 31, 2016, iHeartCommunications had outstanding approximately $1.7 billion of aggregate principal amount of 14.0% Senior Notes due 2021 (net of $440.6 million principal amount held by a subsidiary of iHeartCommunications).

The 14.0% Senior Notes due 2021 mature on February 1, 2021. Interest on the 14.0% Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year. Interest on the 14.0% Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”). Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the 14.0% Senior Notes due 2021. Beginning with the interest payment due August 1, 2018 and continuing on each interest payment date thereafter, redemptions of a portion of the principal amount then outstanding will become due for purposes of applicable high yield discount obligation (“AHYDO”) catch-up payments.

The 14.0% Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes. The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the 14.0%Senior Notes due 2021. The guarantees are subordinated to the guarantees of iHeartCommunications’ senior secured credit facilities and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

iHeartCommunications may redeem the 14.0% Senior Notes due 2021, in whole or in part, within certain dates, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 14.0% Senior Notes due 2021 contains covenants that limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness or

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issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, iHeartCommunications’ capital stock or repurchase iHeartCommunications’ capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of iHeartCommunications’ assets; (vii) engage in transactions with affiliates; and (viii) designate iHeartCommunications’ subsidiaries as unrestricted subsidiaries.

Legacy Notes

As of December 31, 2016 and 2015, iHeartCommunications had outstanding senior notes (net of $57.1 million aggregate principal amount held by a subsidiary of iHeartCommunications) consisting of:

(In thousands)	December 31, 2016	December 31, 2015
5.5% Senior Notes Due 2016 (1)	$—	$192,900
6.875% Senior Notes Due 2018	175,000	175,000
7.25% Senior Notes Due 2027	300,000	300,000

Total Legacy Notes	$475,000	$667,900

(1)	In December 2016, iHeartCommunications repaid at maturity $192.9 million of 5.5% Senior Notes due 2016 and did not pay $57.1 million of the notes held by a subsidiary of the Company. The $57.1 million of aggregate principal amount remains outstanding and is eliminated for purposes of consolidation of the Company’s financial statements.

These senior notes were the obligations of iHeartCommunications prior to the merger in 2008. The senior notes are senior, unsecured obligations that are effectively subordinated to iHeartCommunications’ secured indebtedness to the extent of the value of iHeartCommunications’ assets securing such indebtedness and are not guaranteed by any of iHeartCommunications’ subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of iHeartCommunications’ subsidiaries. The senior notes rank equally in right of payment with all of iHeartCommunications’ existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

10.0% Senior Notes due 2018

As of December 31, 2016, iHeartCommunications had outstanding $347.0 million aggregate principal amount of 10.0% Senior Notes due 2018 (net of $503.0 million aggregate principal amount held by certain subsidiaries of iHeartCommunications). The 10.0% Senior Notes due 2018 mature on January 15, 2018 and bear interest at a rate of 10.0% per annum, payable semi-annually on January 15 and July 15 of each year. On December 20, 2016, iHeartCommunications commenced an offer to noteholders to exchange its 10.0% Senior Notes due 2018 for newly-issued 11.25% Priority Guarantee Notes which will be issued as “additional notes” under the indenture governing iHeartCommunications’ existing 11.25% Priority Guarantee Notes due 2021. On February 7, 2017, iHeartCommunications completed the exchange offer by issuing $476.4 million in aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 in exchange for $476.4 million of aggregate principal amount outstanding of its 10.0% Senior Notes due 2018, of which $241.4 million is held by subsidiaries of iHeartCommunications.

The 10% Senior Notes due 2018 are senior, unsecured obligations that are effectively subordinated to iHeartCommunications’ secured indebtedness to the extent of the value of iHeartCommunications’ assets

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securing such indebtedness and are not guaranteed by any of iHeartCommunications’ subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of iHeartCommunications’ subsidiaries. The 10.0% Senior Notes due 2018 rank equally in right of payment with all of iHeartCommunications’ existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

Subsidiary Senior Notes

As of December 31, 2016 and 2015, the Company’s subsidiaries, Clear Channel Worldwide Holdings, Inc. (“CCWH”) and Clear Channel International B.V. had outstanding notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	December 31, 2016	December 31, 2015
CCWH Senior Notes:
6.5% Series A Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	1,989,250	1,989,250
CCWH Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	275,000	275,000
7.625% Series B Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	1,925,000	1,925,000

Total CCWH Notes				$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes:
8.75% Senior Notes Due 2020	12/15/2020	8.75%	Payable semi-annually in arrears on June 15 and December 15 of each year	$225,000	$225,000

Total Subsidiary Senior Notes				$5,150,000	$5,150,000

CCWH Senior and Senior Subordinated Notes

The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries and rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each

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guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Senior Subordinated Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. The CCWH Senior Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Senior Subordinated Notes.

Redemptions

CCWH may redeem the CCWH Senior Notes and the CCWH Senior Subordinated Notes at its option, in whole or in part, at redemption prices set forth in the indentures plus accrued and unpaid interest to the redemption dates and plus an applicable premium.

Certain Covenants

The indentures governing the CCWH Senior Notes and the CCWH Senior Subordinated Notes contain covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	in case of the Senior Notes, create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries; and

•	in the case of the Series B CCWH Senior Notes and the Series B CCWH Senior Subordinated Notes, pay dividends, redeem or repurchase capital stock or make other restricted payments.

Clear Channel International B.V. Senior Notes

The Clear Channel International B.V. Senior Notes (“CCIBV Senior Notes”) are guaranteed by certain of the International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Redemptions

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

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Certain Covenants

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or investments;

•	incur additional debt or issue certain preferred stock;

•	transfer or sell assets;

•	create liens on assets;

•	engage in certain transactions with affiliates;

•	create restrictions on dividends or other payments by the restricted subsidiaries; and

•	merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Future Maturities of Long-term Debt

Future maturities of long-term debt at December 31, 2016 are as follows:

(in thousands)
2017	$343,450
2018	534,287
2019	8,304,297
2020	2,430,131
2021	4,060,007
Thereafter	4,982,780

Total (1) (2)	$20,654,952

(1)	Excludes purchase accounting adjustments and original issue discount of $167.0 million and long-term debt fees of $123.0 million, which are amortized through interest expense over the life of the underlying debt obligations.
(2)	Excludes certain estimated applicable high yield discount obligation (“AHYDO”) catch-up payments on the principal amount outstanding of Senior Notes due 2021 of $24.8 million, $64.7 million, and $68.4 million in 2018, 2019 and 2020, respectively.

Surety Bonds, Letters of Credit and Guarantees

As of December 31, 2016, iHeartCommunications had outstanding surety bonds, commercial standby letters of credit and bank guarantees of $60.0 million, $103.4 million and $35.7 million, respectively. Bank guarantees of $18.8 million were cash secured. These surety bonds, letters of credit and bank guarantees relate to various operational matters including insurance, bid, concession and performance bonds as well as other items.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

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The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2016, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment/talent contracts consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments	Employment/Talent Contracts
2017	$464,877	$435,186	$49,618	$64,222
2018	414,790	331,815	7,348	52,134
2019	384,257	286,270	4,449	48,093
2020	353,934	229,104	1,962	45,500
2021	320,798	191,197	2,097	6,250
Thereafter	2,147,942	411,341	12,242	—

Total	$4,086,598	$1,884,913	$77,716	$216,199

Rent expense charged to operations for the years ended December 31, 2016, 2015 and 2014 was $1.12 billion, $1.14 billion and $1.17 billion, respectively.

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In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

International Outdoor Investigation

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day, Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.

Stockholder Litigation

On May 9, 2016, a stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint names as defendants the Company, iHeartCommunications, Inc. (“iHeartCommunications”), an indirect subsidiary of the Company, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), the Company’s private equity sponsors and majority owners, and the members of CCOH’s board of directors. CCOH also is named as a nominal defendant. The complaint alleges that the defendants have breached their fiduciary duties by causing CCOH to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to the Company and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to the Company and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to the Company and iHeartCommunications through a dividend. The complaint also alleges that the Company, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleges that the Company, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to CCOH. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH and that the Company, iHeartCommunications and the Sponsor Defendants aided and abetted the CCOH board of directors’ breaches of fiduciary duty, rescission of payments made by CCOH to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring the Company, iHeartCommunications

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and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling.

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2016	2015	2014
Current - Federal	$(190)	$(31)	$(503)
Current - foreign	(44,555)	(46,188)	(27,256)
Current - state	(2,908)	(12,890)	3,193

Total current expense	(47,653)	(59,109)	(24,566)
Deferred - Federal	38,715	(30,719)	(29,284)
Deferred - foreign	56,747	5,269	4,308
Deferred - state	2,665	(2,398)	(8,947)

Total deferred benefit (expense)	98,127	(27,848)	(33,923)

Income tax benefit (expense)	$50,474	$(86,957)	$(58,489)

Current tax expense of $47.7 million was recorded for 2016 as compared to a current tax expense of $59.1 million for 2015. The current tax expense recorded in 2016 was primarily related to foreign income taxes on operating profits generated in certain foreign jurisdictions during the period. The decrease in current tax expense when compared to 2015 was primarily attributable to a decrease in state tax expense which resulted from a reduction in unrecognized tax benefits during 2016 in connection with the settlements of tax examinations during the period.

Current tax expense of $59.1 million was recorded for 2015 as compared to a current tax expense of $24.6 million for 2014. The change in current tax was primarily due to a reduction in unrecognized tax benefits during 2014, which resulted from the expiration of statutes of limitations to assess taxes in the United Kingdom and several state jurisdictions. This decrease in unrecognized tax benefits resulted in a reduction to current tax expense of $35.4 million during 2015.

Deferred tax benefit of $98.1 million was recorded for 2016 compared with deferred tax expense of $27.8 million for 2015. The federal and state deferred tax benefits recorded in 2016 were primarily attributable to the reversal of certain U.S. deferred tax liabilities attributable to indefinite-lived intangible assets that were disposed of in connections with the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016. In addition, the foreign deferred tax benefit recorded in 2016 was primarily related to the $43.3 million deferred tax benefit for the release of valuation allowance against certain net operating loss carryforwards in France. Due to positive evidence that now exists, the Company expects to realize the benefit of these net operating loss carryforwards in the future.

Deferred tax expense of $27.8 million was recorded for 2015 compared with deferred tax expense of $33.9 million for 2014. The change in deferred tax is primarily due to the valuation allowances recorded against the Company’s federal and state net operating losses during 2015.

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Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2016 and 2015 are as follows:

(In thousands)	2016	2015
Deferred tax liabilities:
Intangibles and fixed assets	$2,016,861	$2,173,491
Long-term debt	37,205	79,758
Investments	—	3,701
Other	10,159	11,540

Total deferred tax liabilities	2,064,225	2,268,490
Deferred tax assets:
Accrued expenses	155,037	114,079
Investments	5,458	—
Net operating loss carryforwards	1,384,175	1,495,294
Bad debt reserves	10,137	9,256
Other	43,545	39,539

Total gross deferred tax assets	1,598,352	1,658,168
Less: Valuation allowance	991,222	944,576

Total deferred tax assets	607,130	713,592

Net deferred tax liabilities	$1,457,095	$1,554,898

During the fourth quarter of 2015, the Company elected early adoption of ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. This update requires companies to classify all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and billboard permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time. The Company’s net foreign deferred tax assets for the period ending December 31, 2016 were $47.1 million and the net foreign tax liabilities for the period ending December 31, 2015 were $9.3 million.

At December 31, 2016, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of approximately $1.2 billion, expiring in various amounts through 2035. The Company expects to realize the benefits of a portion of its deferred tax assets attributable to federal and state net operating losses based upon expected future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods. As of December 31, 2016, the Company had recorded a partial valuation allowance of $853.9 million against these deferred tax assets attributable to federal and state net operating losses, of which $61.5 million was recorded during the current period ended December 31, 2016. In addition, the Company recorded a net reduction of $14.8 million in valuation allowance against its foreign deferred tax assets during the year ended December 31, 2016. The net reduction is primarily due to a release of valuation allowances in France as a result of positive evidence that the net operating loss carryforwards are more likely than not to be utilized in future periods. At December 31, 2016, the Company had

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recorded $152.5 million (tax-effected) of deferred tax assets for foreign net operating loss carryforwards, which are offset in part by an associated valuation allowance of $103.3 million. Additional deferred tax valuation allowance of $34.0 million offsets other foreign deferred tax assets that are not expected to be realized. Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions and carryforward periods. Due to the Company’s evaluation of all available evidence, including significant negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized. The Company expects to realize its remaining gross deferred tax assets based upon its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets. Any deferred tax liabilities associated with acquired FCC licenses, billboard permits and tax-deductible goodwill intangible assets are not relied upon as a source of future taxable income, as these intangible assets have an indefinite life.

At December 31, 2016, net deferred tax liabilities include a deferred tax asset of $28.6 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in its balance sheet.

Loss before income taxes:

(In thousands)	Years Ended December 31,
	2016	2015	2014
US	$(349,829)	$(700,376)	$(800,879)
Foreign	59,352	49,843	97,210

Total loss before income taxes	$(290,477)	$(650,533)	$(703,669)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to the recorded income tax benefit (expense) is:

	Years Ended December 31,
(In thousands)	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit at statutory rates	$101,667	35.0%	$227,686	35.0%	$246,284	35.0%
State income taxes, net of federal tax effect	6,372	2.2%	17,795	2.7%	26,518	3.8%
Foreign income taxes	(21,477)	(7.4)%	(23,474)	(3.6)%	11,074	1.6%
Nondeductible items	(5,760)	(2.0)%	(5,764)	(0.9)%	(5,533)	(0.8)%
Changes in valuation allowance and other estimates	(31,229)	(10.7)%	(302,935)	(46.6)%	(333,641)	(47.4)%
Other, net	901	0.3%	(265)	—%	(3,191)	(0.5)%

Income tax benefit (expense)	$50,474	17.4%	$(86,957)	(13.4)%	$(58,489)	(8.3)%

The Company’s effective tax benefit rate for the year ended December 31, 2016 is 17.4%. The effective tax benefit rate for 2016 was impacted by the $43.3 million deferred tax benefit recorded in connection with the release of valuation allowance in France, which was offset by $54.7 million of tax expense attributable to the sale

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of our outdoor business in Australia. Additionally, the 2016 effective tax benefit rate was impacted by the $31.8 million valuation allowance recorded against a portion of current period federal and state deferred tax assets due to the uncertainty of the ability to realize those assets in future periods.

A tax expense was recorded for the year ended December 31, 2015 of (13.4)%. The effective tax rate for 2015 was impacted by the $305.3 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods.

A tax expense was recorded for the year ended December 31, 2014 of (8.3)%. The effective tax rate for 2014 was impacted by the $339.8 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods. This expense was partially offset by $28.9 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statute of limitations to assess taxes in the United Kingdom and several state jurisdictions.

The Company provides for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the United States or would otherwise become taxable upon remittance within our foreign structure. Substantially all of the Company’s undistributed international earnings are intended to be indefinitely reinvested in home country operations outside the United States. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2016 and 2015 was $47.5 million and $45.0 million, respectively. The total amount of unrecognized tax benefits including accrued interest and penalties at December 31, 2016 and 2015 was $145.4 million and $148.2 million, respectively, of which $115.1 million and $113.6 million is included in “Other long-term liabilities” on the Company’s consolidated balance sheets, respectively. In addition, $30.3 million and $34.6 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2016 and 2015, respectively. The total amount of unrecognized tax benefits at December 31, 2016 and 2015 that, if recognized, would impact the effective income tax rate is $53.8 million and $54.3 million, respectively.

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2016	2015
Balance at beginning of period	$103,208	$106,914
Increases for tax position taken in the current year	10,094	9,856
Increases for tax positions taken in previous years	3,024	3,087
Decreases for tax position taken in previous years	(11,157)	(8,534)
Decreases due to settlements with tax authorities	(1,007)	(3,821)
Decreases due to lapse of statute of limitations	(6,200)	(4,294)

Balance at end of period	$97,962	$103,208

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. During 2016, the company settled several tax examinations that resulted in the reduction of unrecognized tax benefits of $11.2 million, excluding interest, during the period. In addition, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

statute of limitations for certain tax years expired in the United Kingdom and other jurisdictions resulting in the reduction to unrecognized tax benefits of $6.2 million, excluding interest. During 2015, the statute of limitations for certain tax years expired in the United Kingdom and several state jurisdictions resulting in a reduction to unrecognized tax benefits of $4.3 million, excluding interest. Also during 2015, the Company settled certain U.S. federal and state examinations with taxing authorities, resulting in decreases in unrecognized tax benefits relating to cash tax payments of $3.8 million. All federal income tax matters through 2010 are closed. The Company is currently in appeals with the IRS for the Company’s tax returns for the 2011 and 2012 periods. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2008.

NOTE 8 – STOCKHOLDERS’ DEFICIT

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in stockholders’ deficit attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances as of January 1, 2016	$(10,784,296)	$177,615	$(10,606,681)
Net income (loss)	(296,318)	56,315	(240,003)
Dividends and other payments to noncontrolling interests	—	(70,412)	(70,412)
Purchase of additional noncontrolling interests	(1,224)	1,224	—
Disposal of noncontrolling interests	—	(36,846)	(36,846)
Share-based compensation	2,848	10,238	13,086
Foreign currency translation adjustments	27,343	(5,360)	21,983
Unrealized holding loss on marketable securities	(518)	(58)	(576)
Other adjustments to comprehensive loss	(10,622)	(1,192)	(11,814)
Reclassifications adjustments	42,328	4,402	46,730
Other, net	(199)	(743)	(942)

Balances as of December 31, 2016	$(11,020,658)	$135,183	$(10,885,475)

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances as of January 1, 2015	$(9,889,348)	$224,140	$(9,665,208)
Net income (loss)	(754,621)	17,131	(737,490)
Dividends and other payments to noncontrolling interests	—	(52,384)	(52,384)
Purchase of additional noncontrolling interests	(40,819)	(1,978)	(42,797)
Share-based compensation	2,564	8,359	10,923
Foreign currency translation adjustments	(93,377)	(21,529)	(114,906)
Unrealized holding gain on marketable securities	495	58	553
Other adjustments to comprehensive loss	(9,253)	(1,013)	(10,266)
Reclassifications adjustments	734	74	808
Other, net	(671)	4,757	4,086

Balances as of December 31, 2015	$(10,784,296)	$177,615	$(10,606,681)

Stock Registration

On June 24, 2015, we registered 4,000,000 shares of the Company’s Class A common stock, par value $0.001 per share, for offer or sale under our 2015 Executive Long-Term Incentive Plan.

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On July 27, 2015, the board of directors approved the issuance of 1,253,831 restricted shares to certain key individuals pursuant to our 2015 Executive Long-term Incentive Plan.

Dividends

The Company has not paid cash dividends since its formation and its ability to pay dividends is subject to restrictions should it seek to do so in the future. iHeartCommunications’ debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.

On December 20, 2015, the board of directors of CCOH declared a special cash dividend, which was paid on January 7, 2016 to its stockholders of record at the closing of business on January 4, 2016, in an aggregate amount equal to $217.8 million. Through our subsidiaries we received $196.3 million of this dividend. The remaining dividend was paid to CCOH’s public stockholders and was reflected as a use of cash for financing activities in the first quarter of 2016.

In the first quarter of 2016, CCOH sold nine non-strategic Americas outdoor markets for an aggregate purchase price of approximately $592.3 million in cash and certain advertising assets in Florida (the “Transactions”). On January 21, 2016, the board of directors of CCOH notified iHeartCommunications of its intent to make a demand for the repayment of $300.0 million outstanding on the Note (the “Demand”) and declared special cash dividends in an aggregate amount of $540.0 million. CCOH made the Demand and the special cash dividend was paid on February 4, 2016. A portion of the proceeds of the Transactions, together with the proceeds from the concurrent $300.0 million repayment of the Note, were used to fund the dividends. We received $486.5 million of the dividend proceeds ($186.5 million net of iHeartCommunications’ repayment of the Note) through three of our wholly-owned subsidiaries, and approximately $53.5 million was paid to the public stockholders of CCOH.

Share-Based Compensation

Stock Options

Prior to the merger, iHeartCommunications granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with iHeartCommunications or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of iHeartCommunications’ common stock represented by each option for any change in capitalization.

The Company has granted options to purchase its shares of Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates. Approximately three-fourths of the options outstanding at December 31, 2016 vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over a period of up to five years if certain predetermined performance targets are met. The equity incentive plan contains antidilutive provisions that permit an adjustment for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model. Expected volatilities were based on historical volatility of peer companies’ stock, including the Company, over the expected life of the options. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. The Company used historical data to estimate option exercises and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. No options were granted during the years ended December 31, 2016, 2015 and 2014.

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2016 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term
Outstanding, January 1, 2016	2,097	$35.03
Granted	—	—
Exercised	—	—
Forfeited	(3)	10.00
Expired	(2)	10.00

Outstanding, December 31, 2016 (1)	2,092	35.09	2.6 years

Exercisable	1,549	35.14	3.0 years
Expected to Vest	522	35.93	1.6 years

(1)	Non-cash compensation expense has not been recorded with respect to 0.5 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of the Company’s unvested options and changes during the year ended December 31, 2016 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2016	682	$15.99
Granted	—	—
Vested (1)	(136)	1.39
Forfeited	(3)	10.00

Unvested, December 31, 2016	543	19.74

(1)	The total fair value of the options vested during the years ended December 31, 2016, 2015 and 2014 was $0.2 million, $0.3 million and $0.3 million, respectively.

Restricted Stock Awards

The Company has granted restricted stock awards to certain of its employees and affiliates under its equity incentive plan. The restricted stock awards are restricted in transferability for a term of up to five years. Restricted stock awards are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. Dividends or distributions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

paid in respect of unvested restricted stock awards will be held by the Company and paid to the recipients of the restricted stock awards upon vesting of the shares.

The following table presents a summary of the Company’s restricted stock outstanding and restricted stock activity as of and during the year ended December 31, 2016 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2016	5,070	$5.36
Granted	1,408	1.02
Vested (restriction lapsed)	(505)	5.20
Forfeited	(201)	5.07

Outstanding, December 31, 2016	5,772	4.43

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, has granted options to purchase shares of its Class A common stock to employees and directors of CCOH and its affiliates under its equity incentive plan at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive stock plan contains anti-dilutive provisions that permit an adjustment for any change in capitalization.

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of CCOH’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCOH uses historical data to estimate option exercises and employee terminations within the valuation model. CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.

The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Years Ended December 31,
	2016	2015	2014
Expected volatility	42% – 44%	37% – 56%	54% – 56%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	1.12% – 1.41%	1.70% – 2.07%	1.73% – 2.08%
Dividend yield	—%	—%	—%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2016:

(In thousands, except per share data)	Options	Price (3)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2016	5,348	$7.86
Granted (1)	290	6.43
Exercised (2)	(173)	3.66
Forfeited	(159)	7.25
Expired	(273)	12.15

Outstanding, December 31, 2016	5,033	7.71	4.9 years	$2,539

Exercisable	3,868	7.86	3.8 years	$2,526
Expected to vest	1,042	7.18	8.4 years	$12

(1)	The weighted average grant date fair value of CCOH options granted during the years ended December 31, 2016, 2015 and 2014 was $2.82, $4.25 and $4.69 per share, respectively.
(2)	Cash received from option exercises during the years ended December 31, 2016, 2015 and 2014 was $0.6 million, $3.8 million and $2.4 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2016, 2015 and 2014 was $0.4 million, $2.8 million and $1.5 million, respectively.
(3)	Reflects the weighted average exercise price per share.

A summary of CCOH’s unvested options at and changes during the year ended December 31, 2016 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2016	1,690	$4.27
Granted	290	2.82
Vested (1)	(657)	4.18
Forfeited	(159)	4.22

Unvested, December 31, 2016	1,164	3.97

(1)	The total fair value of CCOH options vested during the years ended December 31, 2016, 2015 and 2014 was $2.7 million, $4.2 million and $6.1 million, respectively.

CCOH Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2016 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2016	2,762	$8.43
Granted	1,510	5.67
Vested (restriction lapsed)	(1,198)	6.85
Forfeited	(331)	8.19

Outstanding, December 31, 2016	2,743	7.63

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $13.1 million, $10.9 million and $10.7 million, during the years ended December 31, 2016, 2015 and 2014, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2016, 2015 and 2014 was $5.0 million, $4.2 million and $4.1 million, respectively.

As of December 31, 2016, there was $21.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2016, there was $26.4 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Loss per Share

The following table presents the computation of loss per share for the years ended December 31, 2016, 2015 and 2014:

(In thousands, except per share data)	Years Ended December 31,
	2016	2015	2014
NUMERATOR:
Net loss attributable to the Company – common shares	$(296,318)	$(754,621)	$(793,761)

DENOMINATOR:
Weighted average common shares outstanding – basic	84,569	84,278	83,941
Stock options and restricted stock (1):	—	—	—

Weighted average common shares outstanding – diluted	84,569	84,278	83,941

Net loss attributable to the Company per common share:
Basic	$(3.50)	$(8.95)	$(9.46)
Diluted	$(3.50)	$(8.95)	$(9.46)

(1)	7.9 million, 7.2 million and 6.8 million stock options and restricted shares were outstanding at December 31, 2016, 2015 and 2014, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

Subsequent Event

In December 2016, the Board of Directors and the Company’s stockholders holding a majority of the votes entitled to be cast by all outstanding common stock of the Company approved a Fourth Amended and Restated Certificate of Incorporation (the “New Charter”), and the New Charter became effective on January 26, 2017 following the mailing of an Information Statement on Schedule 14C to the Company’s stockholders. The New Charter authorizes the issuance of 200,000,000 shares of a new class of non-voting Class D Common Stock, par value $0.001 per share (the “Class D Common Stock”). The shares of Class D Common Stock authorized by the New Charter may be issued without further approval from the Company’s stockholders. The New Charter also authorizes the issuance of 150,000,000 shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock, without any further approval from the Company’s stockholders.

NOTE 9 – EMPLOYEE STOCK AND SAVINGS PLANS

iHeartCommunications has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Under these plans, an employee can make pre-tax contributions and iHeartCommunications will match a portion of such an employee’s contribution. Employees vest in these iHeartCommunications matching contributions based upon their years of service to iHeartCommunications. Contributions of $30.9 million, $28.9 million and $32.1 million to these plans for the years ended December 31, 2016, 2015 and 2014, respectively, were expensed.

iHeartCommunications offers a non-qualified deferred compensation plan for a select group of management or highly compensated employees, under which such employees were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. iHeartCommunications suspended all salary and bonus deferrals and company matching contributions to the deferred compensation plan on January 1, 2010. iHeartCommunications accounts for the plan in accordance with the provisions of ASC 710-10. Matching

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

credits on amounts deferred may be made in iHeartCommunications’ sole discretion and iHeartCommunications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any iHeartCommunications matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2016 was approximately $10.7 million recorded in “Other assets” and $10.7 million recorded in “Other long-term liabilities”, respectively. The asset and liability under the deferred compensation plan at December 31, 2015 was approximately $10.4 million recorded in “Other assets” and $10.4 million recorded in “Other long-term liabilities”, respectively.

NOTE 10 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2016, 2015 and 2014, respectively:

(In thousands)	Years Ended December 31,
	2016	2015	2014
Foreign exchange gain (loss)	$(69,880)	$15,468	$15,554
Other	(3,222)	(2,412)	(6,450)

Total other income (expense), net	$(73,102)	$13,056	$9,104

The following table discloses the increase (decrease) in other comprehensive income (loss) related to deferred income tax liabilities for the years ended December 31, 2016, 2015 and 2014, respectively:

(In thousands)	Years Ended December 31,
	2016	2015	2014
Foreign currency translation adjustments and other	$(1,044)	$1,585	$2,559

Total increase in deferred tax liabilities	$(1,044)	$1,585	$2,559

The following table discloses the components of “Other current assets” as of December 31, 2016 and 2015, respectively:

(In thousands)	As of December 31,
	2016	2015
Inventory	$22,068	$24,833
Deposits	2,717	3,184
Other	30,280	51,252

Total other current assets	$55,065	$79,269

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other assets” as of December 31, 2016 and 2015, respectively:

(In thousands)	As of December 31,
	2016	2015
Investments in, and advances to, nonconsolidated affiliates	$14,477	$27,710
Other investments	73,381	61,128
Notes receivable	132	156
Prepaid expenses	—	7,932
Deposits	20,963	26,025
Prepaid rent	70,603	74,114
Non-qualified plan assets	10,733	10,385
Other	37,161	7,637

Total other assets	$227,450	$215,087

The following table discloses the components of “Other long-term liabilities” as of December 31, 2016 and 2015, respectively:

(In thousands)	As of December 31,
	2016	2015
Unrecognized tax benefits	$115,078	$113,563
Asset retirement obligation	42,067	47,574
Non-qualified plan liabilities	10,733	10,385
Deferred income	154,246	137,942
Deferred rent	155,339	141,911
Employee related liabilities	55,460	47,491
Other	39,054	27,705

Total other long-term liabilities	$571,977	$526,571

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2016 and 2015, respectively:

(In thousands)	As of December 31,
	2016	2015
Cumulative currency translation adjustment	$(319,696)	$(389,367)
Cumulative unrealized gain on securities	1,428	1,946
Cumulative other adjustments	(37,608)	(26,986)

Total accumulated other comprehensive loss	$(355,876)	$(414,407)

NOTE 11 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are iHM, Americas outdoor advertising and International outdoor advertising. Revenue and expenses earned and charged between segments are recorded at estimated fair value and eliminated in consolidation. The iHM segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s events and national syndication businesses. The Americas outdoor advertising segment consists of operations primarily in the United States, Canada and Latin America. The International outdoor advertising

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

segment primarily includes operations in Europe and Asia. The Other category includes the Company’s media representation business as well as other general support services and initiatives that are ancillary to the Company’s other businesses. Corporate includes infrastructure and support, including information technology, human resources, legal, finance and administrative functions for each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expense.

(In thousands)	iHM	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2016
Revenue	$3,403,040	$1,278,413	$1,423,982	$171,593	$—	$(3,455)	$6,273,573
Direct operating expenses	975,463	570,310	865,259	1,255	—	—	2,412,287
Selling, general and administrative expenses	1,102,998	225,415	289,787	109,623	—	(1,924)	1,725,899
Corporate expenses	—	—	—	—	342,556	(1,531)	341,025
Depreciation and amortization	243,964	185,654	152,758	17,304	35,547	—	635,227
Impairment charges	—	—	—	—	8,000	—	8,000
Other operating income, net	—	—	—	—	353,556	—	353,556

Operating income (loss)	$1,080,615	$297,034	$116,178	$43,411	$(32,547)	$—	$1,504,691

Intersegment revenues	$—	$3,455	$—	$—	$—	$—	$3,455
Segment assets	$7,392,872	$3,175,355	$1,342,356	$237,435	$714,445	$(216)	$12,862,247
Capital expenditures	$73,221	$81,401	$143,788	$2,460	$13,847	$—	$314,717
Share-based compensation expense	$—	$—	$—	$—	$13,086	$—	$13,086
Year Ended December 31, 2015
Revenue	$3,284,320	$1,349,021	$1,457,183	$153,736	$—	$(2,744)	$6,241,516
Direct operating expenses	972,937	597,382	897,520	3,274	—	—	2,471,113
Selling, general and administrative expenses	1,065,066	233,254	298,250	110,526	—	(2,744)	1,704,352
Corporate expenses	—	—	—	—	314,999	—	314,999
Depreciation and amortization	240,207	204,514	166,060	20,622	42,588	—	673,991
Impairment charges	—	—	—	—	21,631	—	21,631
Other operating income, net	—	—	—	—	94,001	—	94,001

Operating income (loss)	$1,006,110	$313,871	$95,353	$19,314	$(285,217)	$—	$1,149,431

Intersegment revenues	$—	$2,744	$—	$—	$—	$—	$2,744
Segment assets	$7,522,998	$3,567,764	$1,573,161	$229,067	$976,417	$(196,292)	$13,673,115
Capital expenditures	$63,814	$82,165	$132,554	$2,039	$15,808	$—	$296,380
Share-based compensation expense	$—	$—	$—	$—	$10,923	$—	$10,923
Year Ended December 31, 2014
Revenue	$3,161,503	$1,350,623	$1,610,636	$202,497	$—	$(6,726)	$6,318,533
Direct operating expenses	932,172	605,771	991,117	14,255	—	(3,280)	2,540,035
Selling, general and administrative expenses	1,013,407	233,641	314,878	122,448	—	(3,436)	1,680,938
Corporate expenses	—	—	—	—	320,941	(10)	320,931
Depreciation and amortization	240,846	203,928	198,143	29,435	38,546	—	710,898
Impairment charges	—	—	—	—	24,176	—	24,176
Other operating income, net	—	—	—	—	40,031	—	40,031

Operating income (loss)	$975,078	$307,283	$106,498	$36,359	$(343,632)	$—	$1,081,586

Intersegment revenues	$10	$3,436	$—	$3,280	$—	$—	$6,726
Segment assets	$7,700,435	$3,648,735	$1,680,598	$266,880	$542,931	$—	$13,839,579
Capital expenditures	$53,914	$109,727	$117,480	$2,233	$34,810	$—	$318,164
Share-based compensation expense	$—	$—	$—	$—	$10,713	$—	$10,713

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenue of $1.6 billion, $1.6 billion and $1.8 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively. Revenue of $4.7 billion, $4.6 billion and $4.5 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively.

Identifiable long-lived assets of $540.4 million, $629.5 million and $682.7 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively. Identifiable long-lived assets of $1.4 billion, $1.6 billion and $2.0 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 12 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Revenue	$1,363,505	$1,344,564	$1,618,532	$1,599,859	$1,570,418	$1,579,514	$1,721,118	$1,717,579
Operating expenses:
Direct operating expenses	568,371	577,692	617,246	615,163	595,576	627,150	631,094	651,108
Selling, general and administrative expenses	425,568	416,881	434,581	424,562	421,700	429,426	444,050	433,483
Corporate expenses	77,879	77,422	87,650	80,295	86,779	74,775	88,717	82,507
Depreciation and amortization	155,456	170,453	162,144	168,394	158,453	166,320	159,174	168,824
Impairment charges	—	—	—	—	8,000	21,631	—	—
Other operating income, net	284,463	(8,974)	(64,190)	100,754	(505)	6,914	133,788	(4,693)

Operating income	420,694	93,142	252,721	412,199	299,405	267,126	531,871	376,964
Interest expense	463,950	441,771	465,991	452,957	459,852	453,921	460,189	456,847
Gain (loss) on investments, net	—	579	—	—	(13,767)	(5,000)	860	—
Equity in earnings (loss) of nonconsolidated affiliates	(433)	331	(1,610)	(690)	1,117	(857)	(15,807)	314
Gain (loss) on extinguishment of debt	—	(2,201)	—	—	157,556	—	—	—
Other income (expense), net	(5,712)	19,891	(34,019)	16,211	(7,323)	(17,976)	(26,048)	(5,070)

Income (loss) before income taxes	(49,401)	(330,029)	(248,899)	(25,237)	(22,864)	(210,628)	30,687	(84,639)
Income tax benefit (expense)	(9,493)	(56,605)	(27,137)	(22,077)	(5,613)	(2,841)	92,717	(5,434)

Consolidated net income (loss)	(58,894)	(386,634)	(276,036)	(47,314)	(28,477)	(213,469)	123,404	(90,073)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Less amount attributable to noncontrolling interest	29,621	(1,668)	2,858	7,152	6,474	8,448	17,362	3,199

Net income (loss)attributable to the Company	$(88,515)	$(384,966)	$(278,894)	$(54,466)	$(34,951)	$(221,917)	$106,042	$(93,272)

Net income (loss) to the Company per common share:
Basic	$(1.05)	$(4.58)	$(3.30)	$(0.65)	$(0.41)	$(2.63)	$1.25	$(1.11)
Diluted	$(1.05)	$(4.58)	$(3.30)	$(0.65)	$(0.41)	$(2.63)	$1.24	$(1.11)

The Company’s Class A common shares are quoted for trading on the OTC / Pink Sheets Bulletin Board under the symbol IHRT.

NOTE 13 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

iHeartCommunications is a party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the years ended December 31, 2016, 2015 and 2014, the Company recognized management fees and reimbursable expenses of $15.3 million, $15.4 million and $15.2 million, respectively.

Stock Purchases

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries could purchase up to an aggregate of $100.0 million of the Company’s Class A common stock and/or the Class A common stock of CCOH. The stock purchase program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of the Company, purchased 2,000,000 shares of CCOH’s Class A common stock for $20.4 million. On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of CCOH’s Class A common stock for $22.2 million. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the board of directors. As of December 31, 2016, iHeartCommunications and its subsidiaries held 10,726,917 shares of CCOH’s Class A Common Stock and all of CCOH’s Class B common stock, which collectively represented 89.9% of the outstanding shares of CCOH’s common stock on a fully-diluted basis, assuming the conversion of all of CCOH’s Class B common stock into Class A common stock.

On December 3, 2015, Clear Channel Holdings, Inc. contributed 100,000,000 shares of CCOH’s Class B Common Stock to Broader Media, LLC, an indirect wholly-owned subsidiary of the Company, as a capital contribution, to provide greater flexibility in support of future financing transactions, share dispositions and other similar transactions.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As required by Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report. Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in reports that are filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and is recorded, processed, summarized and reported within the time periods specified by the SEC. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2016 at the reasonable assurance level.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the preparation and reliability of financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

There are inherent limitations to the effectiveness of any control system, however well designed, including the possibility of human error and the possible circumvention or overriding of controls. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Management must make judgments with respect to the relative cost and expected benefits of any specific control measure. The design of a control system also is based in part upon assumptions and judgments made by management about the likelihood of future events, and there can be no assurance that a control will be effective under all potential future conditions. As a result, even an effective system of internal control over financial reporting can provide no more than reasonable assurance with respect to the fair presentation of financial statements and the processes under which they were prepared.

As of December 31, 2016, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Based on the assessment, management determined that we maintained effective internal control over financial reporting as of December 31, 2016, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited our consolidated financial statements included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2016. The report, which expresses an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2016, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

iHeartMedia, Inc.

We have audited iHeartMedia, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2016 and our report dated February 23, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 23, 2017

ITEM 9B.	Other Information

Not Applicable

OTHER DATA

EXECUTIVE OFFICERS OF THE REGISTRANT

The following information with respect to our executive officers is presented as of April 6, 2017:

Name	Age	Position
Robert W. Pittman	63	Chairman and Chief Executive Officer
Richard J. Bressler	59	President, Chief Operating Officer, Chief Financial Officer and Director
Scott R. Wells	48	Chief Executive Officer—Clear Channel Outdoor Americas
C. William Eccleshare	61	Chairman and Chief Executive Officer—Clear Channel International
Steven J. Macri	48	Senior Vice President, Corporate Finance
Scott D. Hamilton	47	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert H. Walls, Jr.	56	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.

Robert W. Pittman is the Chairman and Chief Executive Officer of the Company, iHeartCommunications and iHeartMedia Capital I, LLC and the Chairman and Chief Executive Officer of CCOH. Mr. Pittman was appointed as the Executive Chairman and a director of the Company and iHeartCommunications on October 2, 2011. He was appointed as Chairman of the Company and iHeartCommunications on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as the Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Richard J. Bressler is the President, Chief Operating Officer, Chief Financial Officer and Director of the Company, iHeartCommunications and iHeartMedia Capital I, LLC and the Chief Financial Officer of CCOH. Mr. Bressler was appointed as the Chief Financial Officer and President of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH on July 29, 2013 and as Chief Operating Officer of the Company, iHeartCommunications and iHeartMedia Capital I, LLC on February 18, 2015. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was previously a partner with the accounting firm of Ernst & Young LLP. Mr. Bressler also currently is a director of the Company, iHeartCommunications and Gartner, Inc., a member of the board of managers of iHeartMedia Capital I, LLC and Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Scott R. Wells is the Chief Executive Officer of Clear Channel Outdoor Americas at each of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH and was appointed to this position on March 3,

2015. Previously, Mr. Wells served as an Operating Partner at Bain Capital since January 2011 and prior to that served as an Executive Vice President at Bain Capital since 2007. Mr. Wells also was one of the leaders of the firm’s operationally focused Portfolio Group. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. (“Dell”) from 2004 to 2007, most recently as Vice President of Public Marketing and On-Line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells was a member of our Board from August 2008 until March 2015. He currently serves as a director of Ad Council, the Achievement Network (ANet) and the Outdoor Advertising Association of America (OAAA). He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.

C. William Eccleshare is the Chairman and Chief Executive Officer-Clear Channel International at each of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH and was appointed to this position on March 2, 2015. Prior to such time, he served as Chief Executive Officer—Outdoor of the Company, iHeartCommunications and CCOH since January 24, 2012 and as Chief Executive Officer—Outdoor of iHeartMedia Capital I, LLC on April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of the Company and iHeartCommunications since February 17, 2011 and as Chief Executive Officer—International of CCOH since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Steven J. Macri is the Senior Vice President-Corporate Finance of the Company, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH and the Chief Financial Officer of the Company’s iHM segment. Mr. Macri was appointed Senior Vice President-Corporate Finance of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH on September 9, 2014 and as the Chief Financial Officer of the Company’s iHM segment on October 7, 2013. Prior to joining the company, Mr. Macri served as Chief Financial Officer for LogicSource Inc., from March 2012 to September 2013. Prior to joining LogicSource, Mr. Macri was Executive Vice President and Chief Financial Officer at Warner Music Group Corp. from September 2008 to December 2011 and prior thereto served as Controller and Senior Vice President-Finance from February 2005 to August 2008. He has an MBA from New York University Stern School of Business and a B.S. in Accounting from Syracuse University.

Scott D. Hamilton is the Senior Vice President, Chief Accounting Officer and Assistant Secretary of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH. Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary of the Company, iHeartCommunications and CCOH on April 26, 2010 and was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia Capital I, LLC on April 26, 2013. Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Robert H. Walls, Jr. is the Executive Vice President, General Counsel and Secretary of the Company, iHeartCommunications, iHeartMedia Capital I, LLC and CCOH. Mr. Walls was appointed the Executive Vice President, General Counsel and Secretary of the Company, iHeartCommunications and CCOH on January 1, 2010 and was appointed as Executive Vice President, General Counsel and Secretary of iHeartMedia Capital I, LLC on April 26, 2013. On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer for iHeartMedia Capital I, LLC, iHeartCommunications and CCOH, in addition to his existing offices. Mr. Walls served in the Office of the Chief Executive Officer for iHeartMedia Capital I, LLC and iHeartCommunications until October 2, 2011, and served in the Office of the Chief Executive Officer for CCOH until January 24, 2012. Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009 and as an advisor to Post Oak Energy Capital, LP through December 31, 2013.

iHeartMedia, Inc. Annual Meeting of Stockholders Hilton San Antonio Airport Texas A Ballroom 611 NW Loop 410 San Antonio, Texas 78216	May 26, 2017 10:00 a.m. ADMIT ONE

iHeartMedia, Inc. Annual Meeting of Stockholders Hilton San Antonio Airport Texas A Ballroom 611 NW Loop 410 San Antonio, Texas 78216	May 26, 2017 10:00 a.m. ADMIT ONE

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

1.	Election of Directors (Please vote for a total of only 14 Nominees) The Board recommends that you vote “FOR” all 14 Nominees listed below:			+
	01 - David C. Abrams	02 - Irving L. Azoff	03 - John N. Belitsos
	04 - Frederic F. Brace	05 - Richard J. Bressler	06 - James C. Carlisle
	07 - John P. Connaughton	08 - Charles H. Cremens	09 - Matthew J. Freeman
	10 - Laura A. Grattan	11 - Blair E. Hendrix	12 - Jonathon S. Jacobson
	13 - Robert W. Pittman	14 - Scott M. Sperling

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			1 year	2 years	3 years	Abstain
2.	Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐	3.	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

The Board recommends that you vote “FOR” approval of the advisory resolution.					The Board recommends a vote to hold future advisory votes once every 3 years.

		For	Against	Abstain
4.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

⬛ 1 U P X	+

02JJZB

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 26, 2017.

The Proxy Statement and Annual Report Materials are available at:

www.envisionreports.com/ihrt

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — iHeartMedia, Inc. +

2017 Meeting of Stockholders – May 26, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Richard J. Bressler and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of iHeartMedia, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 26, 2017 at 10:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL 14 NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND “3 YEARS” FOR PROPOSAL 3.

(Continued to be marked on the other side)

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

⬛	+